Filed Pursuant to Rule 424(b)(4)
Registration Statement No. 333-109656

PROSPECTUS

287,500 Shares

Premier Community Bankshares, Inc.

Common Stock

We are a bank holding company, and we own and operate The Marathon Bank and Rockingham Heritage Bank.  Marathon, which is headquartered in Winchester, Virginia, and Rockingham Heritage, which is headquartered in Harrisonburg, Virginia, serve a market area of five counties in northwest Virginia.  We intend to organize a third bank in West Virginia, which will be named Premier Bank.  We plan to locate Premier Bank’s headquarters in Martinsburg and its initial branch office in Shepherdstown in West Virginia.

Our common stock is traded on the Nasdaq SmallCap Market under the symbol “PREM.”  On November 19, 2003, the closing sales price for our common stock was $17.60

This is a best efforts offering, in which the underwriter will use its best efforts to sell the common stock that we are offering.  We are not requiring the underwriter to sell any minimum number of shares or dollar amount.

Investing in our common stock involves risks.  You should read the “Risk Factors” section beginning on page 9 before investing.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the common stock or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

In addition, shares of our common stock are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Price to Public	Underwriter’s Commission	Proceeds to Us Before Expenses
Per Share	$ 15.75	$ 0.63	$ 15.12
Total	$ 4,528,125	$ 181,125	$ 4,347,000

McKinnon & Company, Inc. expects to deliver the shares on or about November 25, 2003, subject to customary closing conditions.

McKinnon & Company, Inc.

The date of this prospectus is November 19, 2003.

[INSIDE FRONT COVER]

[MAP OF MARKET AREA]

TABLE OF CONTENTS

Page

Prospectus Summary

4

Summary Financial Information

8

Risk Factors

9

Use of Proceeds

13

Market for Common Stock and Dividends

14

Dividend Policy

15

Capitalization

15

Selected Historical Financial Information

16

Management’s Discussion and Analysis of

   Financial Condition and Results of Operations

17

Business

41

Management

49

Description of Capital Stock

55

Government Supervision and Regulation

59

Underwriting

63

Legal Matters

64

Experts

64

Caution About Forward Looking Statements

64

Where You Can Find More Information

65

Index to Consolidated Financial Statements

ABOUT THIS PROSPECTUS

You should only rely on the information contained in this prospectus.  We have not authorized anyone to provide you with information different from that contained in this prospectus.  We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

In this prospectus, we frequently use the terms “we”, “our” and “us” to refer to Premier Community Bankshares, Inc. and our  subsidiaries.  In addition, we use the term “Marathon” to refer to The Marathon Bank and the term “Rockingham Heritage” to refer to Rockingham Heritage Bank.  To understand the offering fully and for a more complete description of the offering you should read this entire document carefully, including particularly the “Risk Factors” section beginning on page 9.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus.  Because this is a summary, it may not contain all of the information that may be important to you.  Therefore, you should read this entire prospectus carefully before making a decision to invest in our common stock, including the risks of purchasing common stock discussed under the “Risk Factors” section beginning on Page 9 and our financial statements and related notes.

Our Company

General

Premier Community Bankshares, Inc. is a multi-bank holding company headquartered in Winchester, Virginia.  We own The Marathon Bank and Rockingham Heritage Bank and its subsidiary, RHB Services, Inc.  Marathon currently has seven offices in Virginia, and an eighth office is expected to open in Front Royal, Virginia in November 2003.  Rockingham Heritage also currently has seven offices in Virginia, and an eighth office is expected to open in Bridgewater, Virginia in December 2003.  Our subsidiary banks operate autonomously, with separate local identities, management teams and decision-making processes, and without strict operating control from the holding company.  As a result, each bank can tailor its services and products to the needs of its community.

We were a one-bank holding company until we acquired Rockingham Heritage and its subsidiary on November 20, 2000.  Concurrent with the merger, we changed our name from Marathon Financial Corporation to Premier Community Bankshares, Inc.

We are engaged in the business of offering banking services to the general public.  We offer checking accounts, savings and time deposits, and commercial, real estate, personal, home improvement, automobile and other installment and term loans.  We also offer financial services, travelers’ checks, safe deposit boxes, collection, notary public and other customary bank services (with the exception of trust services) to our customers.  The three principal types of loans that we make are commercial and industrial loans, real estate loans and loans to individuals for household, family and other consumer expenditures.

At June 30, 2003, we had total assets of  $431.4 million, net loans of $349.8 million, deposits of $378.2 million and shareholders’ equity of $32.6 million.  Our earnings per share, on a fully diluted basis, for the first six months of 2003 was $0.54, which represented an increase of $0.10, or 22.7%, over earnings per share, on a fully diluted basis, of $0.44 for the first six months of 2002.  Our return on average equity, which equals revenue divided by average shareholders’ equity, was 16.41% for the first six months of 2003.  In addition, our efficiency ratio, which equals non-interest expenses divided by net interest income and non-interest income, was 58.26% for the first six months of 2003.

Recent Developments - West Virginia Expansion

In July 2003, we approached Meryl G. Kiser, former chief executive officer of Jefferson Security Bank, about opening a new bank for us in eastern West Virginia after we learned that he had resigned his position with Jefferson Security Bank and wanted to start a new community bank. Our strategic plan already had targeted the eastern panhandle of West Virginia as an area we should expand into. After talks in July and August 2003 we agreed to form a new bank, with Mr. Kiser as President and Chief Executive

Officer. The new bank will be named Premier Bank and initially will have two offices, a headquarters in Martinsburg, West Virginia and a branch in Shepherdstown.

Mr. Kiser, 56, was the chief executive officer of Jefferson Security Bank from April 1994 until he voluntarily resigned in June 2003.  His resignation followed a proxy contest in which five of the bank’s seven incumbent directors, including Mr. Kiser, were voted out of office in favor of a competing slate presented by the bank’s former (and now current) Chairman and largest shareholder.  During Mr. Kiser’s employment, Jefferson Security Bank’s total assets grew from $70 million to over $188 million.  Jefferson Security Bank is based in Shepherdstown, West Virginia.

In addition to Mr. Kiser, eight other former officers and employees of Jefferson Security Bank have joined us.  Ann Powell will serve as Executive Vice President of Premier Bank when it is formed.  Dale Homan, Chris Colbert, Guy Avey and Tom White all will serve as commercial loan officers.   Karen Carroll will be a mortgage loan officer.  Cathy Murray will be an administrative assistant and loan processor, while Judy Grantham will manage the Shepherdstown branch office.  Premier Bank’s prospective directors, which will include former directors of Jefferson Security Bank, will include Mr. Kiser, Ms. Powell, D. Frank Hill, III, Ann Knode, Brian Palank and Jon Applebaum, all residents of Premier Bank’s market area.

Martinsburg and Shepherdstown are located in Berkeley County and Jefferson County, respectively, in West Virginia’s eastern panhandle.  In recent years, several community banks with offices in the eastern panhandle have been acquired by larger institutions.  With a growing market area, experienced management who have lived and worked in the market area for many years and a demand for the personal service of a locally managed community bank, we think Premier Bank will be successful and will add to the value of our organization.  With Premier Bank, the market area of our bank subsidiaries will cover seven contiguous counties with a total population of over 500,000 people.

We expect that Premier Bank will open in the third quarter of 2004, after it receives a banking charter from West Virginia and insurance of accounts from the FDIC.  Premier Bank will offer a wide variety of deposits and loans, including residential loans, commercial loans and commercial construction and development loans.

On October 6, 2003, West Virginia’s Division of Banking approved Marathon’s opening of a new lending office in Martinsburg, West Virginia. This office is staffed by the individuals who will operate Premier Bank after it receives the necessary state and federal regulatory approvals and opens for business. At that time, we will transfer this office from Marathon to Premier Bank.

We expect that the West Virginia office will originate approximately $30 million in loans by August 31, 2004. Marathon’s loan committee will approve all loans above the approval limits of the individuals in this office. This office will not accept deposits until Premier Bank opens for business.

Recent Developments – Trust Preferred

On September 25, 2003, we issued $6,186,000 in subordinated debt in connection with a trust preferred pool transaction.  The subordinated debt matures in 30 years and is generally not redeemable by us for the first five years.  After five years, the subordinated debt is redeemable at each interest reset date.  The stated interest rate, which resets quarterly, is variable and tied to three-month LIBOR plus 3.10%.

We may defer interest payments on the subordinated debt for a period of up to 20 consecutive calendar quarters as long as we are not in default.  We will use the proceeds from this issuance for general corporate purposes.

Recent Developments – Third Quarter Earnings

On October 15, 2003, we announced our results of operations for the three and nine months ended September 30, 2003.

Our net income for the third quarter of 2003 was $1.5 million, or $0.32 per basic share and $0.31 per diluted share, an increase of 26.9% over net income of $1.1 million, or $0.25 per basic share and $0.25 per diluted share, for the third quarter of 2002. Net income for the first nine months of 2003 was $4.0 million or $0.88 per basic share and $0.85 per diluted share, up 26.3% over net income of $3.2 million or $0.70 per basic share and $0.69 per diluted share, for the first nine months of 2002. Our return on average equity was 16.83% for the first nine months of 2003.

Our total assets grew by 22.0% from $370.2 million at September 30, 2002 to $451.8 million at September 30, 2003. Net loans outstanding rose 20.9% during the same period from $300.4 million to $363.3 million, while our deposits totaled $391.3 million at September 30, 2003, which represents a 20.5% increase over deposits of $324.9 million at September 30, 2002. Our allowance for loan losses as a percentage of our total loans outstanding was 1.09% at September 30, 2003, up from 1.02% at September 30, 2002. At September 30, 2003, our shareholders' equity was $34.0 million, and our book value per share was $7.40.

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Our principal executive offices are located at 4095 Valley Pike, Winchester, Virginia 22602, and our telephone number is (540) 869-6600.

The Offering

Common Stock Offered

287,500 shares.  This is a best efforts offering, in which the underwriter will use its best efforts to sell the common stock that we are offering.  We are not requiring the underwriter to sell any minimum number of shares or dollar amount.

Common Stock Outstanding

After the Offering

4,878,084 shares.  In addition, at September 30, 2003, there were vested and unvested options outstanding to purchase 304,275 shares of common stock.  All outstanding options are exercisable at a weighted average price of $7.68.

Use of Proceeds

We intend to use the net proceeds for general corporate purposes, including providing additional equity capital to Marathon and Rockingham Heritage, and  Premier Bank once it opens for business, to support anticipated increases in our loans and deposits as our business grows.

Risk Factors

Investing in our common stock involves risks. You should read the “Risk Factors” section beginning on page 9 before investing.

Current Ownership by Our

Management

Our directors and executive officers currently own 478,896 shares (excluding options), or 10.4% of the outstanding shares of our common stock.

Nasdaq SmallCap Market

Symbol

PREM

SUMMARY FINANCIAL INFORMATION

The following consolidated summary sets forth our selected financial data for the periods and at the dates indicated.  The selected financial data have been derived from our audited financial statements for the years that ended December 31, 2002, 2001, 2000, 1999 and 1998 and from our unaudited financial statements for the six months that ended June 30, 2003 and 2002.  You also should read the detailed information and the financial statements included elsewhere in this prospectus.

	Six Months Ended June 30		Year Ended December 31
	2003	2002	2002	2001	2000	1999(1)	1998(1)
	(Dollars in thousands, except per share data)
Income Statement Data
Interest income	$12,862	$10,850	$23,114	$20,235	$18,487	$15,503	$13,145
Interest expense	4,249	4,113	8,468	9,064	8,209	6,617	5,781
Net interest income	8,613	6,737	14,646	11,171	10,278	8,886	7,364
Provision for loan losses	490	420	1,100	687	483	380	429
Net interest income after provision	8,123	6,317	13,546	10,484	9,795	8,506	6,935
Non-interest income	1,661	1,076	2,440	1,904	1,332	1,231	1,147
Non-interest expense	6,028	4,378	9,527	7,514	7,126	6,242	5,218
Income before income taxes	3,756	3,015	6,459	4,874	4,001	3,495	2,864
Income taxes	1,206	989	2,095	1,624	1,457	1,182	622
Net income	2,550	2,026	4,364	3,250	2,544	2,313	2,242

Per Share Data
Net income-basic	0.56	0.45	0.96	0.72	0.56	0.51	0.50
Net income-diluted	0.54	0.44	0.94	0.71	0.55	0.50	0.49
Cash dividends declared	--	--	0.15	0.12	0.10	0.09	0.08
Book value per share	7.14	6.15	6.55	5.69	5.13	4.62	4.33

Balance Sheet Data
Assets	431,441	341,131	$393,755	$299,865	$246,315	$204,827	$177,643
Loans, net	349,796	274,712	312,554	229,300	185,706	152,474	130,015
Securities	24,874	24,298	25,296	21,393	23,063	19,086	18,319
Deposits	378,172	295,188	345,062	257,637	212,155	181,153	156,004
Shareholders’ equity	32,593	27,890	29,824	25,745	23,308	21,073	19,305
Shares outstanding (actual)	4,562,584	4,536,484	4,555,484	4,527,484	4,546,695	4,558,393	4,455,522

Performance Ratios
Return on average assets	1.23%	1.26%	1.27%	1.22%	1.12%	1.21%	1.41%
Return on average equity	16.41%	15.17%	15.63%	13.12%	11.45%	11.05%	12.54%
Equity to assets	7.55%	8.18%	8.13%	8.59%	9.46%	10.29%	10.87%
Net interest margin	4.59%	4.66%	4.67%	4.52%	4.92%	4.91%	5.03%
Efficiency ratio	58.26%	54.40%	55.30%	57.10%	61.17%	61.61%	61.31%
Allowance for loan losses to loans	1.06%	0.98%	1.06%	1.06%	1.07%	1.10%	1.21%

Asset Quality Ratios
Net charge-offs to average loans outstanding	0.02%	0.06%	0.08%	0.11%	0.10%	0.19%	0.11%
Non-performing loans to period-end loans	0.18%	0.01%	0.20%	0.09%	0.20%	0.03%	0.20%
Non-performing assets to total assets	0.14%	0.03%	0.18%	0.09%	0.15%	0.11%	0.15%
Allowance for loan losses to non-performing loans	609.1%	7,988.2%	529.3%	1,165.4%	539.1%	4,222.5%	609.6%

Capital and Liquidity Ratios
Risk-based:
Tier 1 capital	11.29%	12.50%	11.51%	14.04%	12.13%	13.36%	13.95%
Total capital	12.38%	13.47%	12.56%	15.10%	13.16%	14.42%	15.10%
Average loans to average deposits	92.62%	91.31%	92.00%	89.30%	86.46%	85.39%	86.04%
Average shares outstanding:
Basic	4,561,692	4,533,600	4,537,185	4,514,377	4,561,439	4,566,701	4,465,190
Dilution	4,687,603	4,593,145	4,621,088	4,591,734	4,615,023	4,651,106	4,575,861

(1) Financial information for 1999 and 1998 has been restated to reflect the merger of Rockingham Heritage into us effective November 20, 2000.

RISK FACTORS

An investment in our common stock involves significant risks.  You should carefully read and consider the factors listed below before you invest.  These risk factors may adversely affect our financial condition, including future earnings.  You should read this section together with the other information in this prospectus.

We may not be able to maintain and manage our growth, which may adversely affect our results of operations and financial condition.

During the last three years, we have experienced significant growth, and our business strategy calls for continued expansion.  We intend to use the funds raised in this offering to support anticipated increases in our loans and deposits as our business grows.  Our ability to continue to grow depends, in part, upon our ability to open new branch offices, including the offices of Premier Bank, attract deposits to those locations, and identify loan and investment opportunities.  Our ability to manage growth successfully also will depend on whether we can maintain capital levels adequate to support our growth and maintain cost controls and asset quality.  If we are unable to sustain our growth, our earnings could be adversely affected.  If we grow too quickly, however, and are not able to control costs and maintain asset quality, rapid growth also could adversely affect our financial performance.

A loss of our senior officers could impair our relationship with our customers and adversely affect our business.

Many community banks attract customers based on the personal relationships that the banks’ officers and customers establish with each other and the confidence that the customers have in the officers.  We depend on the performance of John K. Stephens, our Chairman and President and Chief Executive Officer of Rockingham Heritage, and Donald L. Unger, our President and Chief Executive Officer and Marathon’s President and Chief Executive Officer.  Mr. Stephens and Mr. Unger each have over 35 years of experience in the banking industry and have numerous contacts in our market area.  We will also depend on the performance of Meryl G. Kiser, who will be President and Chief Executive Officer of Premier Bank when it is organized.  Mr. Kiser has over 21 years of experience in the banking industry and has numerous contacts in Premier Bank’s expected market area.  We have included descriptions of the recent business experience of these individuals in “Management - The Board of Directors” on page 49 below. We believe that the extent of their experience and contacts provide us with an advantage over other community banks in our market, who have chief executive officers with less experience and fewer contacts.

The loss of the services of any of Mr. Stephens, Mr. Unger or Mr. Kiser, or the failure of either to perform management functions in the manner anticipated by our board of directors, could have a material adverse effect on our business.  Our success will be dependent upon the board’s ability to attract and retain quality personnel, including these individuals.  We have attempted to reduce our risk by carrying key man life insurance on these individuals and including a non-competition covenant in the employment agreement with Mr. Unger.  We currently do not have an employment agreement with either Mr. Stephens or Mr. Kiser.

The inability to operate Premier Bank successfully may adversely affect our results of operations and financial condition.

We are in the process of organizing Premier Bank as our third banking subsidiary.  The business of the bank will be subject to the risks inherent in the establishment of any new business enterprise.  As a result, we are unable to give any assurance as to the ultimate success of Premier Bank.  In addition, we do not expect Premier Bank, or Marathon’s West Virginia lending office, to be profitable in the initial years of operation due to substantial start-up expenditures that a new bank generally incurs and the time that it will take to develop its deposit base and loan portfolio.  As a result, the expense involved in forming Premier Bank may adversely affect our results of operations and financial condition.

In addition, Premier Bank will encounter strong competition from commercial banks and other financial institutions that are well established in the bank’s market area.  Most competitors have substantially greater resources and lending limits than the bank will have and offer certain services, such as extensive branch networks and trust services, that the bank either does not expect to provide or will not provide initially.  Competition for deposit services will also be strong.

As we continue to grow our loan portfolio, we may experience additional loan defaults which may adversely affect our financial condition and results of operations.

Our loans outstanding have grown from $185.7 million at December 31, 2000 to $349.8 million at June 30, 2003, an increase of 88.4%.  We also have individual loans with outstanding balances as high as $3.7 million.  As we continue to increase the number and size of our outstanding loans, we may experience a corresponding increase in loan defaults.  The risk of loan defaults is unavoidable in the banking industry, and we try to limit exposure to this risk by monitoring carefully the amount of loans in specific industries and by exercising prudent lending practices.  However, we cannot eliminate the risk, and substantial credit losses could result in reduced earnings or losses.

We maintain an allowance for loan losses that we believe is appropirate to provide for any potential losses in our loan portfolio. We have included a description of our allowance for loan losses in “Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset Quality” on page 33 below.  Our allowance for loan losses was $3.8 million at June 30, 2003.  Although we believe this loan loss allowance is adequate to absorb probable losses in our loan portfolio, we cannot predict such losses or that our allowance will be adequate.  Excess loan losses could have a material adverse effect on our financial condition and results of operations.

Our profitability depends significantly on economic conditions in our market area.

Our success depends to a large degree on the general economic conditions in the Shenandoah Valley area of Virginia and, with the formation of Premier Bank, the eastern panhandle of West Virginia.  The local economic conditions in this area have a significant impact on the loans that we make to our borrowers, the ability of our borrowers to repay these loans and the value of the collateral securing these loans.  A significant decline in general economic conditions caused by inflation, recession, unemployment or other factors beyond our control would impact these local economic conditions and could negatively affect our financial condition and performance.

In recent years, there has been a proliferation of manufacturing and industrial businesses in our market area.  While we do not have significant credit exposure to these businesses, any recession in these industries could have a negative impact on local economic conditions and real estate collateral values generally, which could negatively affect our profitability.

Our organizational structure of subsidiary banks that operate independently limits cost savings that would otherwise enhance our profitability.

Our subsidiary banks operate autonomously, with separate local identities, management teams and decision-making processes, and without strict operating control from the holding company.  Each bank has full responsibility for day-to-day operations, with minimal support from the holding company level. We have included additional information on these separate indentities in “Business - General” on page 41 below.  While we believe that this structure is fundamentally important in building relationships with our customers, this structure does not emphasize a centralization of operating functions, such as accounting, marketing, human resources, loan review and regulatory compliance.  As a result, our banks may experience operating costs that, in the aggregate, are higher than the operating costs of a bank holding company that has centralized operating functions.  These higher operating costs may limit the profitability that we could achieve with a less autonomous subsidiary structure.

The ability of Marathon Bank to grow through new branches or acquisitions may be limited by the Federal Reserve because there is a regulatory agreement currently in place between Marathon Bank and the Federal Reserve.

Marathon is currently subject to a written agreement with the Federal Reserve Bank of Richmond that resulted from the failure to file certain reports with FinCEN (the Financial Crimes Enforcement Network), in violation of the Bank Secrecy Act, by one of our former employees.  The agreement, which is dated May 20, 2003, requires Marathon to provide the Federal Reserve with a written program designed to ensure and maintain compliance with the act and quarterly progress reports on the actions that it takes to secure compliance with the agreement. We have included information on the written agreement in “Management's Discussion and Analysis of Financial Condition and Results of Operations - General” on page 17 below.

While Marathon is in full compliance with the requirements of the agreement, as long as the agreement remains in effect, Marathon faces increased scrutiny by the Federal Reserve in connection with any application to open new branches or acquire other banks.  The Federal Reserve is generally reluctant to approve any acquisitions while a bank is under a written agreement, and branch and similar applications will undergo more intense scrutiny.  It is also possible that there may be a ripple effect that would create more scrutiny of the holding company’s future plans.  This increased level of scrutiny may force Marathon to delay branch openings or potential acquisitions, which could limit any expected growth in our revenues.

If we need additional capital in the future, we may not be able to obtain it on terms that are favorable and that may limit our growth.

Our business strategy calls for continued growth.  We anticipate that we will support this growth through additional deposits at new branch locations and investment opportunities.  It is possible that we may need to raise additional capital to support our future growth.  Our ability to raise capital through the sale of additional securities will depend primarily upon our financial condition and the condition of financial markets at that time.  We cannot make any assurance that additional capital would be available on terms satisfactory to us at all.  The failure to raise additional capital on terms that are favorable to us may force us to limit our growth strategy.

In addition to new branch offices, our growth may be enhanced through acquisitions of other financial institutions, but we may not be able successfully to identify and attract suitable acquisition candidates and complete acquisitions.

Our strategic plan includes the evaluation and acquisition of other financial institutions.  While we generally expect our revenues to increase over time from internal growth, we would also expect that growth through acquisitions would increase our revenues.  There can be no assurance, however, that we will be able to identify and attract suitable acquisition candidates successfully that will permit us to expand into new or existing markets.  We are unable to predict whether or when any prospective acquisition candidates will become available or the likelihood that any acquisition will be completed once negotiations have commenced.  We compete for acquisition and expansion opportunities with financial institutions that have substantially greater resources than we do.  The failure to acquire other institutions may adversely affect the expected growth in our revenues.

Our management will have discretion in allocating all of the proceeds of the offering and could delay the achievement of our strategic goals.

We will use the net proceeds from this offering for general corporate purposes.  That is, we will provide additional equity capital to Marathon and Rockingham Heritage, and Premier Bank once it opens for business, to support anticipated increases in our loans and deposits as our business grows.  We have not otherwise made a specific allocation for the use of the net proceeds. We have included information on the use of proceeds in “Use of Proceeds” on page 13 below.

Subject to the requirements of safe and sound banking practices, however, our management will have discretion in determining the specific use of the offering proceeds.  The discretion of management to allocate the proceeds of the offering may result in the use of the proceeds for non-banking activities that are permitted for bank holding companies, but that are not otherwise specifically identified in this prospectus.  While we do not anticipate that these proceeds will be used for other purposes, to the extent that they are, it may take us longer to grow our business and operations and otherwise achieve our strategic goals.

A substantial percentage of the offering proceeds may be used to pay for the offering’s expenses.

This is a best efforts offering, in which the underwriter will use its best efforts to sell the common stock that we are offering.  As a result, there is no firm commitment by the underwriter to sell any minimum number of shares or dollar amount.  To the extent that the underwriter sells significantly less than the total number of shares that we are offering through this prospectus, you may be one of only a small number of investors in this offering and a substantial percentage of the offering proceeds may be used to pay for the offering expenses, and not for our general corporate purposes.  For example, if we sell only 10% of the shares that we are offering, or 28,750 shares, at the public offering price of $15.75, we would have gross offering proceeds of $452,813.  Under that scenario, we estimate that approximately 26.1% of that amount would be used to pay the underwriter’s commission and estimated expenses of the offering. We have included information on the use of proceeds in “Use of Proceeds” on page 13 below.

Banking regulators have broad enforcement power, but regulations are meant to protect depositors, and not investors.

We are subject to supervision by several governmental regulatory agencies at the federal and state levels. These regulations, and the interpretation and application of them by federal and state regulators, are beyond our control, may change rapidly and unpredictably and can be expected to influence our earnings and growth. In addition, these regulations may limit our growth and the return to investors by restricting activities such as the payment of dividends, mergers with, or acquisitions by, other institutions, investments, loans and interest rates, interest rates paid on deposits and the creation of branch offices. We have included information on the regulations that impact us in “Government Supervision and Regulation” on page 59 below. Although these regulations impose costs upon us, they are intended to protect depositors, and you should not assume that they protect your interests as a shareholder. The regulations to which we are subject may not always be in the best interests of investors.

Provisions of our governing documents and state law may discourage certain takeover practices.

Our articles of incorporation and bylaws contain provisions that could make more difficult an acquisition of us by means of a tender offer, a proxy contest or otherwise. These provisions include certain restrictions on the transfer of our common stock and staggered terms for our board of directors. These provisions are expected to discourage specific types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control to first negotiate with us. Although these provisions may have the effect of delaying, deferring or preventing a change in control, we believe that the benefits of increased protection through the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the company outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

Certain provisions of Virginia law may also have the effect of discouraging or prohibiting a future takeover attempt. To the extent that these provisions discourage or prevent takeover attempts, they may tend to reduce the market price for our common stock. We have included information on these provisions of our governing documents and Virginia law in “Description of Capital Stock -- Certain Provisions of Our Articles of Incorporation, Bylaws and Virginia Law” on page 56 below.

USE OF PROCEEDS

The following table sets forth the calculation of our net proceeds from the offering at the public offering price of $15.75 per share and the use of these proceeds.  Because this is a best efforts offering and there is no minimum number of shares to be sold, we are presenting this information assuming that we sell 10%, 50% and 100% of the shares of common stock that we are offering.

	10%	50%	100%

Shares of common stock sold	28,750	143,750	287,500

Public offering price	$15.75	$15.75	$15.75

Gross offering proceeds	$452,813	$2,264,063	$4,528,125
Underwriter’s commission	$18,113	$90,563	$181,125
Estimated expenses of the offering	$100,000	$100,000	$100,000

Net proceeds to us	$334,700	$2,073,500	$4,247,000

Use of net proceeds:

General corporate purposes	$334,700	$2,073,500	$4,247,000

We will use the net proceeds from this offering for general corporate purposes.  That is, we will use all of the proceeds to provide additional equity capital to Marathon and Rockingham Heritage, and  Premier Bank once it opens for business, to support anticipated increases in our loans and deposits as our business grows.  We have not otherwise made a specific allocation for the use of the net proceeds.

MARKET FOR COMMON STOCK AND DIVIDENDS

Market for Common Stock

Our common stock is listed for quotation on the Nasdaq SmallCap Market under the symbol “PREM.”  As of October 2, 2003, our common stock was held by 1,432 shareholders of record.

The high and low sale prices per share for our common stock for each quarter of 2001 and 2002 and for each quarter of 2003 through November 19, 2003, as well as the amount of cash dividends per share we declared in each quarter, were as follows:

	High	Low	Dividend
2001
1st Quarter	6.75	5.12	--
2nd Quarter	7.60	5.80	--
3rd Quarter	8.75	7.00	--
4th Quarter	8.50	7.20	0.12

2002
1st Quarter	10.50	8.32	--
2nd Quarter	12.50	9.50	--
3rd Quarter	10.60	9.60	--
4th Quarter	10.68	9.70	0.15

2003
1st Quarter	13.11	10.10	--
2nd Quarter	14.20	12.00	--
3rd Quarter	15.29	13.59	--
4th Quarter (through November 19, 2003)	17.80	14.82	--

The closing sales price for our common stock on November 19, 2003, as reported on the Nasdaq SmallCap Market was $17.60 per share.

DIVIDEND POLICY

Our future dividend policy is subject to the discretion of the board of directors and will depend upon a number of factors, including future consolidated earnings, financial condition, liquidity and capital requirements of both us and Marathon and Rockingham Heritage, applicable governmental regulations and policies and other factors deemed relevant by our board of directors.

Our ability to distribute cash dividends will depend primarily on the abilities of our subsidiary banks to pay dividends to us.  As state member banks, both Marathon and Rockingham Heritage are subject to certain restrictions imposed by the reserve and capital requirements of federal and Virginia banking statutes and regulations.  Furthermore, neither we nor the banks may declare or pay a cash dividend on any of our capital stock if we are insolvent or if the payment of the dividend would render us insolvent or unable to pay our obligations as they become due in the ordinary course of business.  For additional information on these limitations, see “Government Supervision and Regulation – Payment of Dividends” on page 60.

CAPITALIZATION

The following table sets forth our consolidated capitalization at June 30, 2003.  This table should be read with our financial statements and related notes included in this prospectus.

June 30, 2003

Indebtedness:

Long-term debt (1)

$11,000,000

Total Indebtedness

11,000,000

Subordinated Debt:

Trust preferred securities (2)

$7,000,000

Total Subordinated Debt

$7,000,000

Shareholders’ Equity:

Common stock, $1.00 par value, 20,000,000 shares

  authorized, 4,562,584 shares issues and outstanding

$4,562,584

Additional paid-in capital

15,019,631

Retained earnings

12,572,329

Accumulated other comprehensive income

438,384

Total Shareholders’ Equity

32,592,928

Total Capitalization

$50,592,928

(1)  Long-term debt represents Federal Home Loan Bank advances maturing more than one year from June 30, 2003.

(2)  On September 25, 2003, we received $6,186,000 in net proceeds from the sale of subordinated debt in connection with a trust preferred pool transaction.  This amount is not reflected in the table.

SELECTED HISTORICAL FINANCIAL INFORMATION

The following consolidated summary sets forth our selected financial data for the periods and at the dates indicated.  The selected financial data have been derived from our audited financial statements for the years that ended December 31, 2002, 2001, 2000, 1999 and 1998 and from our unaudited financial statements for the six months that ended June 30, 2003 and 2002.  You also should read the detailed information and the financial statements included elsewhere in this prospectus.

	Six Months Ended June 30		Year Ended December 31
	2003	2002	2002	2001	2000	1999(1)	1998(1)
	(Dollars in thousands, except per share data)
Income Statement Data
Interest income	$12,862	$10,850	$23,114	$20,235	$18,487	$15,503	$13,145
Interest expense	4,249	4,113	8,468	9,064	8,209	6,617	5,781
Net interest income	8,613	6,737	14,646	11,171	10,278	8,886	7,364
Provision for loan losses	490	420	1,100	687	483	380	429
Net interest income after provision	8,123	6,317	13,546	10,484	9,795	8,506	6,935
Non-interest income	1,661	1,076	2,440	1,904	1,332	1,231	1,147
Non-interest expense	6,028	4,378	9,527	7,514	7,126	6,242	5,218
Income before income taxes	3,756	3,015	6,459	4,874	4,001	3,495	2,864
Income taxes	1,206	989	2,095	1,624	1,457	1,182	622
Net income	2,550	2,026	4,364	3,250	2,544	2,313	2,242

Per Share Data
Net income-basic	0.56	0.45	0.96	0.72	0.56	0.51	0.50
Net income-diluted	0.54	0.44	0.94	0.71	0.55	0.50	0.49
Cash dividends declared	--	--	0.15	0.12	0.10	0.09	0.08
Book value per share	7.14	6.15	6.55	5.69	5.13	4.62	4.33

Balance Sheet Data
Assets	431,441	341,131	$393,755	$299,865	$246,315	$204,827	$177,643
Loans, net	349,796	274,712	312,554	229,300	185,706	152,474	130,015
Securities	24,874	24,298	25,296	21,393	23,063	19,086	18,319
Deposits	378,172	295,188	345,062	257,637	212,155	181,153	156,004
Shareholders’ equity	32,593	27,890	29,824	25,745	23,308	21,073	19,305
Shares outstanding (actual)	4,562,584	4,536,484	4,555,484	4,527,484	4,546,695	4,558,393	4,455,522

Performance Ratios
Return on average assets	1.23%	1.26%	1.27%	1.22%	1.12%	1.21%	1.41%
Return on average equity	16.41%	15.17%	15.63%	13.12%	11.45%	11.05%	12.54%
Equity to assets	7.55%	8.18%	8.13%	8.59%	9.46%	10.29%	10.87%
Net interest margin	4.59%	4.66%	4.67%	4.52%	4.92%	4.91%	5.03%
Efficiency ratio	58.26%	54.40%	55.30%	57.10%	61.17%	61.61%	61.31%
Allowance for loan losses to loans	1.06%	0.98%	1.06%	1.06%	1.07%	1.10%	1.21%

Asset Quality Ratios
Net charge-offs to average loans outstanding	0.02%	0.06%	0.08%	0.11%	0.10%	0.19%	0.11%
Non-performing loans to period-end loans	0.18%	0.01%	0.20%	0.09%	0.20%	0.03%	0.20%
Non-performing assets to total assets	0.14%	0.03%	0.18%	0.09%	0.15%	0.11%	0.15%
Allowance for loan losses to non-performing loans	609.1%	7,988.2%	529.3%	1,165.4%	539.1%	4,222.5%	609.6%

Capital and Liquidity Ratios
Risk-based:
Tier 1 capital	11.29%	12.50%	11.51%	14.04%	12.13%	13.36%	13.95%
Total capital	12.38%	13.47%	12.56%	15.10%	13.16%	14.42%	15.10%
Average loans to average deposits	92.62%	91.31%	92.00%	89.30%	86.46%	85.39%	86.04%
Average shares outstanding:
Basic	4,561,692	4,533,600	4,537,185	4,514,377	4,561,439	4,566,701	4,465,190
Dilution	4,687,603	4,593,145	4,621,088	4,591,734	4,615,023	4,651,106	4,575,861

(1) Financial information for 1999 and 1998 has been restated to reflect the merger of Rockingham Heritage into us effective November 20, 2000.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

The following commentary discusses major components of our business and presents an overview of our consolidated financial position at June 30, 2003 and at December 31, 2002 and 2001 as well as results of operations for the six months ended June 30, 2003 and 2002 and the years ended December 31, 2002, 2001 and 2000. This discussion should be reviewed in conjunction with the consolidated financial statements and accompanying notes and other statistical information presented elsewhere in this prospectus.

Our subsidiary banks operate autonomously, with separate local identities, management teams and decision-making processes, and without strict operating control from the holding company.  The following commentary is being presented on a consolidated basis.

We are not aware of any current recommendations by any regulatory authorities that, if they were implemented, would have a material effect on our liquidity, capital resources or results of operations.  Marathon is, however, subject to a written agreement with the Federal Reserve Bank of Richmond that resulted from the failure to file certain reports with FinCEN (the Financial Crimes Enforcement Network), in violation of the Bank Secrecy Act, by one of our former employees.  The agreement, which is dated May 20, 2003, requires Marathon to provide the Federal Reserve with a written program designed to ensure and maintain compliance with the act and quarterly progress reports on the actions that it takes to secure compliance with the agreement.  We and Rockingham Heritage are not parties to the agreement.  Marathon is in full compliance with the requirements of the agreement.

Financial Overview

At June 30, 2003, we had total assets of  $431.4 million, net loans of $349.8 million, deposits of $378.2 million and shareholders’ equity of $32.6 million.  The increase in assets was 27% over the amount at June 30, 2002, while net loans and deposits increased 27% and 28%, respectively, for the same period.

Our earnings per share, on a fully diluted basis, for the first six months of 2003 was $0.54, which represented an increase of $0.10, or 22.7%, over earnings per share, on a fully diluted basis, of $0.44 for the first six months of 2002.  The increase is partially attributable to a 28% increase in net interest income over the same periods, due to strong growth in our earning assets.  The increase is also attributable to a 54% increase in non-interest income, as service charge income and other fees provided recurring sources of income.

  Our return on average equity was 16.41% for the first six months of 2003 and has increased every year since 1999.  We have been able to achieve this level without relying on a disproportionate share of income from mortgage banking operations.  Our improvement has occurred as we have continued to grow through the opening of new branches.  Our efficiency ratio has also increased during this growth in the past year, rising from 54.40% for the six months of 2002 and 55.30% for the 2002 year to 58.26% for the first six months of 2003.

Critical Accounting Policies

General

The financial condition and results of operations presented in the consolidated financial statements, the accompanying notes to the consolidated financial statements and this section are, to a large degree, dependent upon our accounting policies.  The selection and application of these accounting policies involve judgments, estimates, and uncertainties that are susceptible to change.  We discuss below those accounting policies that we believe are the most important to the portrayal and understanding of our financial condition and results of operations.  These critical accounting policies require our most difficult, subjective and complex judgments about matters that are inherently uncertain.  In the event that different assumptions or conditions were to prevail, and depending upon the severity of such changes, the possibility of materially different financial condition or results of operations is a reasonable likelihood.

Allowance for Loan Losses

The allowance for loan losses is an estimate of the losses that may be sustained in our loan portfolio.  The allowance is based on two basic principles of accounting:

 •

SFAS 5, Accounting for Contingencies, which requires that losses be accrued when they are probable of occurring and estimatable and

 •

SFAS 114, Accounting by Creditors for Impairment of a Loan, which requires that losses be accrued based on the differences between the value of collateral, present value of future cash flows or values that are observable in the secondary market and the loan balance.

Our allowance for loan losses is determined by evaluating our loan portfolio on a periodic basis.  Marathon evaluates its allowance monthly, and Rockingham Heritage evaluates its allowance quarterly.  Particular attention is paid to individual loan performance, collateral values, borrower financial condition and overall economic conditions.  The evaluation includes a close review of the internal watch list and other non-performing loans.  Management uses three steps in calculating the balance of the allowance.  The first step is the specific classification which examines problem loans and applies a weight factor to each category.  The weight factor is based upon historical data and the loans within each category are reviewed on a monthly basis to determine changes in their status.  The second step applies a predetermined rate against total loans with unspecified reserves.  Again, this rate is based upon experience and can change over time.  The third step is an unallocated allowance which is determined by economic events and conditions that may have a real, but as yet undetermined, impact upon the portfolio.  Each of these steps is based on data that can be subjective and the actual losses may be greater or less than the amount of the allowance.  However, management feels that the allowance represents a reasonable assessment of the risk imbedded in the portfolio.

Financial Condition

Assets.  Our total assets increased to $431.4 million at June 30, 2003, compared to $393.8 million at December 31, 2002, an increase of $37.7 million or 9.6%.  Total loans at June 30, 2003, were $353.6 million, of which $282.9 million were loans secured by real estate.  The remaining loans consisted of $45.4 million in commercial loans, $19.0 million in consumer installment loans and $6.3 million in all other loans.  Net loans at June 30, 2002, were $349.8 million, an increase of $37.2 million or 11.9% from the December 31, 2002 balance of $312.6 million.  The average loan to average deposit ratio was 92.3% as of June 30, 2003 and 92.0% as of December 31, 2002.  Steady loan demand in an expanding market generated the loan growth experienced for the first six months of 2003.

The investment portfolio decreased 1.7% to $24.9 million at June 30, 2003, compared to $25.3 million at December 31, 2002.  Federal funds sold decreased $7.0 million to $12.0 million at June 30, 2003, compared to $19.0 million at December 31, 2002.  The decline in federal funds sold and securities was used to fund the net shortfall between loans and deposits during the first six months of 2003.  Total average interest earning assets increased $66.0 million or 20.8% from December 31, 2002 to June 30, 2003.  This increase was primarily the result of the increase in outstanding loan balances.

Our assets grew during 2002 at a 31.3% pace, ending the 2002 year at $393.8 million. Total loans at year end 2002, were $315.9 million, of which $241.3 million were loans secured by real estate. The remaining loans consisted of $53.0 million in commercial loans, $19.7 million in consumer installment loans and $1.9 million in all other loans. Net loans at December 31, 2002, were $312.6 million, an increase of $83.3 million or 36.3% from the December 31, 2001 balance of $229.3 million. The average loan to average deposit ratio was 92.0% for 2002 and 89.3% as of December 31, 2001. Steady loan demand in an expanding market generated the loan growth experienced for 2002.

The investment portfolio increased 18.2% to $25.3 million at year end 2002 compared to $21.4 million at December 31, 2001. Federal funds sold decreased $3.2 million to $19.0 million at December 31, 2002 compared to $22.2 million at December 31, 2001.  During 2002, we used federal funds to fund increased loan demand that was not funded by the increase in our deposit base.  Total average interest earning assets increased $67.6 million or 27.1% from December 31, 2001 to December 31, 2002. This increase was primarily the result of the increase in outstanding loan balances.

Liabilities.  Total deposits increased to $378.2 million at June 30, 2003, from $345.1 million at December 31, 2002, an increase of $33.1 million or 9.6%.  Non-interest bearing deposits were $52.0 million at June 30, 2003, an increase of $3.5 million or 7.2% from December 31, 2002.  During this period, interest bearing checking and savings accounts increased $13.2 million or 13.1% to $114.2 million.  The balance in time deposits was $211.9 million at the end of the second quarter, an increase of $16.4 million or 8.4% over the end of the year.  As of June 30, 2003, non-interest bearing deposits represented 13.8% of total deposits, compared to 14.1% at year-end 2002.  Low cost interest bearing deposits, including savings and interest bearing checking, were 30.2% of total deposits.  Time deposits represented 56.0% of total deposits at June 30, 2003, down from 56.7% at year-end.  The increase in time deposits is the result of our ability to offer competitive rates in our market area.

Total deposits increased to $345.1 million at December 31, 2002, from a balance of $257.6 million at December 31, 2001, which is an increase of $87.4 million or 33.9%. Non-interest bearing deposits increased to $48.5 million as of December 31, 2002, an increase of $11.8 million or 32.0% from year end 2001.  During this period, interest bearing checking and savings accounts increased $23.1 million or 29.6% to $101.0 million. The balance in time deposits was $195.6 million at the end of 2002, reflecting an increase of $52.6 million or 36.8% over 2001. As of December 31, 2002, non-interest bearing deposits represented 14.1% of total deposits as compared to 14.3% at year-end 2001. Low cost interest bearing deposits including savings and interest bearing checking were 29.3% of total deposits, a decrease of nine basis points from 30.2% at December 31, 2001. Time deposits represented 56.7% of total deposits at December 31, 2002, an increase from 55.5% at year-end 2001. The increase in time deposits is the result of our ability to offer competitive rates in its market area.

Advances from the Federal Home Loan Bank were $11.0 million at June 30, 2003, an increase from $9.0 million at December 31, 2002 and $7.0 million at December 31, 2001.  In addition, we had $7.0 million in outstanding trust preferred capital notes at each of those dates.

Shareholders’ Equity.  Total equity increased by $2.8 million or 9.3% from December 31, 2002 to June 30, 2003.  The increase was due to $2.6 million in net income for the first six months, exercised stock options of $50,000 and an increase of $169,000 in accumulated other comprehensive income.  The primary capital to assets ratio as of June 30, 2003 was 7.55%.

Total equity increased $4.1 million or 15.8% during 2002. This increase was due to a $4.4 million net profit for the year plus exercised stock options of $197,000 and an increase of $201,000 in accumulated other comprehensive income. The primary capital to assets ratio as of December 31, 2002 was 8.13%.

Net Income

Net income for the six months ending June 30, 2003 was $2.6 million compared to $2.0 million for the same period in 2002. This is an increase of $524,000 or 25.9% over the same period 2002. The annualized return on assets was 1.23% for the first six months of 2003 as compared to 1.26% for the same period 2002.  For the first half of 2003 the annualized return on equity was 16.41% up from 15.17% for 2002.

Net income for the year ended 2002 was $4.4 million compared to $3.3 million for the same period in 2001. This is an increase of $1.1 million or 34.3% over the same period 2001. The return on assets was 1.27% for 2002 as compared to 1.22% for the same period 2001. For 2002, the return on equity was 15.63% up from 13.12% for 2001.

Net income for the years ended December 31, 2001 and 2000 was $3.3 million and $2.5 million, respectively, a 27.8% increase. An increase in net interest income before provision for loan losses of $893,000 was the primary reason for the improvement in earnings.

Net Interest Income

Net interest income is the difference between interest income and interest expense and represents our gross profit margin. The net interest margin represents net interest income divided by average earning assets. It reflects the average effective rate that we earned on our earning assets.  Net interest margin is affected by changes in both average interest rates and average volumes of interest earning assets and interest bearing liabilities.

Net interest income for the six months ended June 30, 2003 was $8.6 million, $1.9 million or 27.8% higher than the six months ended June 30, 2002. This increase is the result of the growth in earning assets of $73.9 million from June 2002.  The combination of this growth and decreasing interest rates had the effect of decreasing the net interest margin from 4.60% for the six months ended June 30, 2002 to 4.59% for the same period of 2003.  The prime lending rate was 4.00% as of June 30, 2003, compared to 4.75% as of June 30, 2002.

Interest income totaled $12.9 million for the six months ended June 30, 2003, $2.0 million or 18.5% higher than the six months ended June 30, 2002.  Interest and fees on loans, which totaled $12.2 million for the 2003 period, comprise the vast majority of interest income. Interest income from investment securities was $578,000 for the first six months of 2003, a decrease of $44,000 or 7.1% from the same period 2002.  Interest income on federal funds, the third major component of our banks’ investments, decreased $46,000 or 27.7%. The decline in interest earned on federal funds was the result of lower federal funds rates.

Total interest expense for the six months ended June 30, 2003 was $4.2 million, $136,000 or 3.3% higher than the six months ended June 30, 2002.  Interest on deposits for the six-month period increased by $124,000 or 3.3% over the same period in 2002.  This increase is the result of an increase in deposits that was largely offset by a decrease in the rates that we paid on deposits.  Interest on borrowings increased by $12,000 or 3.7% over the same period last year.

Net interest income for the year ended December 31, 2002 was $14.6 million, $3.5 million or 31.1% higher than the year ended December 31, 2001. This increase is the result of the growth in average earning assets of $67.6 million in 2002. The combination of growth and rate changes had the effect of increasing the net interest margin from 4.52% at year end 2001 to 4.67% for the same period of 2002.

Interest income totaled $23.1 million for the year ended December 31, 2002, $2.9 million or 14.2% higher than the year ended December 31, 2001. Interest and fees on loans of $21.6 million comprise the vast majority of interest income. Interest income from investment securities was $1.3 million for 2002, basically unchanged from the same period 2001. Interest income on federal funds decreased $538,000 or 65.1%. The decline in interest earned on federal funds balances was the result of lower interest rates and a decrease in the average fed funds balance, as those funds were converted to meet loan demand.

Total interest expense for the year ended December 31, 2002 was $8.5 million, $596,000 or 6.6% lower than for the same period 2001. Interest paid on deposits for 2002 decreased by $874,000 or 10.1% over the same period 2001. The impact of declining interest rates from December 2001 through December 2002 more than offset the additional expense generated by an increase of $87.4 million in total deposits during the same period. Interest on borrowings increased by $278,000 or 72.0% over the same period last year. This increase was primarily the result of additional interest expense related to the issuance of $7.0 million in Trust Preferred Securities in December 2001. Borrowings were also obtained from the Federal Home Loan Bank.

Our net interest income before provision for loan losses for the years ended December 31, 2001 and 2000 was $11.2 million and $10.3 million, respectively.  The increase in net interest income of $893,000 for the year ended December 31, 2001 when compared to 2000, was primarily the result of increases in average earning assets. For the year ended 2001, the net interest margin decreased to 4.52% from 4.92% last year. The impact of the 475 basis point drop in the prime rate during 2001 was the reason for the decline in the net interest margin. The prime rate as of December 31, 2001 was 4.75% as compared to 9.50% a year earlier.

The following table illustrates average balances of total earning assets and total interest-bearing liabilities for the periods indicated and shows the average distribution of assets, liabilities, shareholders’ equity, and the related income, expense, and corresponding weighted average yields and costs.  The average balances used for the purpose of this table and other statistical disclosures were calculated by using the daily average balances.

Average Yields and Costs
	Six Months Ended									Years Ended
(In thousands)	June 30, 2003			June 30, 2002			December 31, 2002			December 31, 2001			December 31, 2000
	Average Balances(1)	Earnings/ Expense	Yield/ Rate	Average Balances(1)	Earnings/ Expense	Yield/ Rate	Average Balances(1)	Earnings/ Expense	Yield/ Rate	Average Balances(1)	Earnings/ Expense	Yield/ Rate	Average Balances(1)	Earnings/ Expense	Yield/ Rate
Assets:
Interest Earning Assets
Loans, net of unearned discounts (2)	$339,107	$12,161	7.23%	$256,194	$10,058	7.92%	$275,095	$21,558	7.84%	$206,881	$18,207	8.80%	$171,384	$16,054	9.37%
Interest-bearing deposits	647	3	0.94%	531	4	1.52%	502	12	2.39%	885	39	4.41%	1,155	73	6.32%
Securities (3)	24,120	686	5.74%	23,049	685	5.99%	23,148	1,404	6.07%	19,509	1,247	6.39%	20,279	1,334	6.58%
Federal funds sold	18,939	120	1.28%	18,022	166	1.86%	18,029	288	1.60%	21,889	826	3.77%	16,814	1,066	6.34%
Total interest earning assets	$382,813	$12,970	6.83%	$297,796	$10,913	7.39%	$316,774	$23,262	7.34%	$249,164	$20,319	8.15%	$209,632	$18,527	8.84%
Non-Interest Earning Assets
Cash and due from banks	24,653			19,298			19,026			11,827			10,721
Bank premises and equipment	8,767			5,628			5,685			5,038			4,944
Other assets	4,274			3,658			4,736			1,763			2,695
Allowance for loan losses	(3,606)			(2,560)			(2,761)			(2,193)			(1,839)
Total assets	$416,901			$323,820			$343,460			$265,599			$226,153
Liabilities and Shareholders’ Equity:
Liabilities
Interest-bearing deposits	$316,782	$3,902	2.48%	$240,284	$3,778	3.17%	$257,699	$7,788	3.02%	$197,089	$8,662	4.39%	$167,327	$7,890	4.72%
Borrowed funds	17,406	347	4.02%	14,700	335	4.60%	15,144	680	4.49%	7,663	402	5.25%	4,754	319	6.71%
Total interest-bearing liabilities	$334,188	$4,249	2.56%	$254,984	$4,113	3.25%	$272,843	$8,468	3.10%	$204,752	$9,064	4.43%	$172,081	$8,209	4.77%
Non-Interest Bearing Liabilities:
Liabilities:
Demand deposits	$49,327			$40,283			$41,379			$34,570			$30,901
Other liabilities	2,044			1,625			1,321			1,506			953
Total liabilities	$385,559			$296,892			315,543			$240,828			$203,935
Shareholders’ equity	31,342			26,928			27,917			24,771			22,218
Total liabilities and shareholders’ equity	$416,901			$323,820			$343,460			$265,599			$226,153
Net Interest Earnings		$8,721			$6,800			$14,794			$11,255			$10,318

Net Interest Yield on Earnings Assets			4.59%			4.60%			4.67%			4.52%			4.92%
(1) Average balances are calculated using monthly balances for each category.
(2) Non-accrual loans are included in the average balance of this category.
(3) Amounts are shown on a tax equivalent basis.

The following table represents the variances of earning assets and interest-bearing liabilities for the periods indicated.  The total variance for each category is broken down between volume variance and rate variance which provides an analysis of the impact that growth and changes in interest rates have upon the balance sheet structure.

(In thousands)	Six Months Ended			Years Ended
	June 30, 2003 vs. 2002			December 31, 2002 vs. 2001			December 31, 2001 vs. 2000

	Due to	Change in		Due to	Change in		Due to	Change in
Interest Earned On:	Volume	Rate	Total	Volume	Rate	Total	Volume	Rate	Total
Loans	$3,992	$(1,889)	$2,103	$5,500	($2,149)	$3,351	$3,174	($1,021)	$2,153
Interest-bearing deposits	3	(4)	(1)	(13)	(14)	(27)	(15)	(19)	(34)
Securities	60	(59)	1	223	(66)	157	(50)	(37)	(87)
Federal Funds Sold	63	(109)	(46)	(126)	(412)	(538)	265	(505)	(240)

Total interest earned on interest-bearing assets	$4,118	($2,061)	$2,057	$5,584	($2,641)	$2,943	$3,374	($1,582)	$1,792

Interest Paid On:
Interest-bearing deposits	$1,996	$(1,872)	$124	$2,249	($3,123)	($874)	$1,332	($561)	$771
Borrowed funds	104	(92)	12	343	(65)	278	164	(80)	84

Total interest paid on interest-bearing liabilities	$2,100	($1,964)	$136	$2,592	($3,188)	($596)	$1,496	($641)	$855

Net interest income	$2,018	($97)	$1,921	$2,992	$547	$3,539	$1,878	($941)	$937

Interest Sensitivity

General.  An important element of both earnings performance and liquidity is the management of our interest-sensitive assets and our interest-sensitive liabilities maturing or repricing within specific time intervals and the risks involved with them.  Market risk is the risk of loss arising from adverse changes in the fair value of financial instruments due to changes in interest rates, exchange rates and equity prices.  Our market risk is composed primarily of interest rate risk.  The asset and liability management committee at each bank is responsible for reviewing the interest rate sensitivity position and establishing policies to monitor and limit exposure to this risk.  Our board of directors reviews the guidelines established by each committee.

Interest rate risk is monitored through the use of three complimentary modeling tools: static gap analysis, earnings simulation modeling and economic value simulation (net present value estimation).  Each of these models measures changes in a variety of interest rate scenarios.  While each of the interest rate risk measures has limitations, taken together they represent a reasonably comprehensive view of the magnitude of our interest rate risk, the distribution of risk along the yield curve, the level of risk through time, and the amount of exposure to changes in certain interest rate relationships.  Static gap, which measures aggregate repricing values, is less utilized since it does not effectively measure the earnings impact on us.  Earnings simulation and economic value models, however, which more effectively reflect the earnings impact, are utilized by management on a regular basis.

Earnings Simulation Analysis.  We use simulation analysis to measure the sensitivity of net income to changes in interest rates.  The model calculates an earnings estimate based on current and projected balances and rates.  This method is subject to the accuracy of the assumptions that underlie the process, but it provides a better analysis of the sensitivity of earnings to changes in interest rates than other analysis such as the static gap analysis.

Assumptions used in the model, including loan and deposit growth rates, are derived from seasonal trends and management’s outlook, as are the assumptions used to project the yields and rates for new loans and deposits.  All maturities, calls and prepayments in the securities portfolio are assumed to be reinvested in like instruments.  Mortgage loans and mortgage backed securities prepayment assumptions are based on industry estimates of prepayment speeds for portfolios with similar coupon ranges and seasoning.  Different interest rate scenarios and yield curves are used to measure the sensitivity of earnings to changing interest rates.  Interest rates on different asset and liability accounts move differently when the prime rate changes and are accounted for in the different rate scenarios.

The following table represents the interest rate sensitivity on our net income using different rate scenarios as of March 31, 2003.  There have been no material changes in quantitative and qualitative disclosures about market risk since this information was developed using March 31, 2003 data.

Change in Prime Rate	% Change in Net Income
+300 basis points	+8.5%
+200 basis points	+9.2%
+100 basis points	+7.5%
Most likely	0
-100 basis points	+0.5%
-200 basis points	-5.0%
-300 basis points	-18.5%

Economic Value Simulation.  We use economic value simulation to calculate the estimated fair value of assets and liabilities over different interest rate environments.  Economic values are calculated based on discounted cash flow analysis.  The economic value of equity is the economic value of all assets minus the economic value of all liabilities.  The change in economic value of equity over different rate environments is an indication of the longer term repricing risk in the balance sheet.  The same assumptions are used in the economic value simulation as in the earnings simulation.

The following chart reflects the change in net market value by using March 31, 2003 data, over different rate environments with a one-year horizon.

Change in Prime Rate	Change in Economic Value of Equity (dollars in thousands)
+300 basis points	$1,931
+200 basis points	2,316
+100 basis points	2,498
Most likely	2,535
-100 basis points	3,018
-200 basis points	1,751
-300 basis points	(1,473)

Management of the Interest Sensitivity Gap.  The interest sensitivity gap is the difference between interest-sensitive assets and interest-sensitive liabilities maturing or repricing within a specific time interval.  The gap can be managed by repricing assets or liabilities, by selling investments, by replacing an asset or liability prior to maturity, or by adjusting the interest rate during the life of an asset or liability.  Matching the amounts of assets and liabilities repricing in the same time interval helps to hedge the risk and minimize the impact on net income due to changes in market interest rates.  We evaluate interest rate risk and then formulate guidelines regarding asset generation and pricing, funding sources and pricing, and off-balance sheet commitments in order to decrease sensitivity risk.  These guidelines are based upon management’s outlook regarding future interest rate movements, the state of the regional and national economy, and other financial and business risk factors.

At June 30, 2003, we had $17.4 million more liabilities than assets that reprice within one year or less and therefore were in a liability sensitive position.  Such a negative gap can adversely affect earnings in periods of rising interest rates.  This negative position is the result of the impact of more short-term deposits from customers, as compared to longer-term loans and securities that we hold.

Our asset and liability committees review deposit pricing, changes in borrowed money, investment and trading activity, loan sale activities, liquidity levels and the overall interest sensitivity.  The actions of the committees are reported to the boards of directors regularly (monthly by Marathon and quarterly by Rockingham Heritage).  The daily monitoring of interest rate risk, investment and trading activity, along with any other significant transactions are managed by the presidents of each bank with input from other committee members.

The following table presents the amounts of our interest sensitive assets and liabilities that mature or reprice at June 30, 2003.

Rate Sensitivity
	June 30, 2003
(In thousands)		90 Days		Over
	1-90 Days	to 1 Year	1-5 Years	5 Years	Total
Earning assets
Fed funds sold	$12,043	$0	$0	$0	$12,043
Interest – bearing demand	365	0	0	0	365
Securities	2,297	2,611	5,599	14,367	24,874
Loans	85,935	50,949	186,467	30,209	353,560

Total earning assets	$100,640	$53,560	$192,066	$44,576	$390,842

Interest – bearing liabilities
Interest – bearing demand	$20,689	$0	$27,558	$0	$48,247
Savings	10,062	0	19,360	0	29,422
Money market savings	36,531	0	0	0	36,531
Certificates of deposit	37,382	90,666	73,303	10,583	211,934
Borrowed funds	7,531	1000	8,000	2,192	18,723

Total interest - bearing liabilities	$112,195	$91,666	$128,221	$12,775	$344,857

Period GAP	($11,555)	($38,106)	$63,845	$31,801

Cumulative GAP	($11,555)	($49,661)	$14,184	$45,985

Cumulative GAP/Earning assets	-2.96%	-12.71%	3.63%	11.77%

Contractual principal repayments of loans do not necessarily reflect the actual term of our loan portfolio.  The average life of mortgage loans is substantially less than their contractual terms because of loan prepayments and enforcement of due-on-sale clauses, which gives us the right to declare a loan immediately due and payable in the event, among other things, the borrower sells the real property subject to the mortgage and the loan is not repaid.  In addition, certain borrowers increase their equity in the security property by making payments in excess of those required under the terms of the mortgage.

Non-Interest Income

Our non-interest income is derived chiefly from service charges on deposit accounts, including charges for non-sufficient funds and ATM fees, and commissions and fees from bank services, such as mortgage orginations and debit and credit card processing.

Total other income for the six months ended June 30, 2003 was $1.7 million, an increase of $585,000 or 54.4% over the June 30, 2002 total of $1.1 million. This was the result of service charges and fees for overdraft charges, check fees and ATM fees from an increasing number of customer accounts, and the addition of an overdraft protection program.

Total other income for 2002 was $2.4 million, an increase of $536,000 or 28.2% over the 2001 balance of $1.9 million. This was the result of additional service charges and fees for overdraft charges, check fees and ATM fees relating to an increasing number of customer accounts.

Our total non-interest income increased from $1.3 million in 2000 to $1.9 million in 2001. The increase is due to a higher volume of deposit customers.

Non-Interest Expenses

Non-interest expense consists of salaries and employee benefits, occupancy expenses, furniture and equipment and other operating expenses.

Total other expenses for the six months ended June 30, 2003 were $6.0 million, $1.7 million or 37.7% higher than the six months ended June 30, 2002.  Salary expense increased $722,000 or 30.1%, and other expense increased by $761,000 over the same period in 2002.  The net increase in other expenses is in part a result of additional staffing to handle the growth and the costs involved in processing an increasing number of accounts and transactions. Marathon also incurred additional salary and occupancy expenses related to a new branch in Winchester, Virginia, opened in April 2003.  Our efficiency ratio was 58.26% through June 30, 2003 compared to 54.4% for the same period 2002.

Total other expenses for 2002 were $9.5 million, $2.0 million or 26.8% higher than the 2001 total. The major components of the increase in other expenses were salary expense, increasing $1.0 million or 24.5%, advertising and marketing expenses, increasing $221,000 or 143.5%, and stationery and supplies, increasing $115,000 or 54.0% over the same period in 2001.  The increase in advertising and marketing expenses was the result of the publicity for a new Marathon branch that opened in May 2002 and an overall campaign to attract new customers from community banks that had been acquired by larger regional and national banks.  We also incurred increased costs related to additional staffing to handle our growth and to processing an increasing number of accounts and transactions.  Marathon incurred additional salary and occupancy expenses related to the opening of the new branch.   In the fourth quarter of 2002, we underwent a core computer conversion that involved costs related to hardware, software, training and forms. Our efficiency ratio was 55.3% for 2002 compared to 57.1% for the same period in 2001.

During 2001, total non-interest expenses increased $388,000 or 5.4% compared to 2000.  Salaries and benefits increased $522,000, most of which was due to new hires, 401k plan additions and rising medical insurance. In addition, other operating expenses increased $82,000 from the prior period. The increase in non-interest expenses were due to increased business activity.  The expenses for 2000 included $340,000 in non-recurring expenses related to the merger of Rockingham Heritage into us.

Income Taxes

The provision for income tax expense increased $217,000 from $989,000 for the six months ended June 30, 2002 to $1.2 million for the six months ended June 30, 2003.  The provision for income tax expense increased $472,000 from $1.6 million in 2001 to $2.1 million in 2002.

Investments

We had $15.2 million in total available for sale securities at each of June 30, 2003 and December 31, 2002.  The amortized cost and fair values of the securities available for sale as of the periods indicated are as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	(Losses)	Value
	June 30, 2003
	(In thousands)

U.S. Government and federal agencies	$5,548	$200	$0	$5,748
Obligations of state and political subdivisions	6,057	366	0	6,423
Corporate Bonds	250	63	0	313
Mortgage-backed securities	1,001	35	0	1,036
Restricted Securities	1,703	0	0	1,703
	$14,559	$664	$0	$15,223

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	(Losses)	Value
	December 31, 2002
	(In thousands)
U.S. Treasury Securities	$0	$0	$0	$0
U.S. Government and federal agencies	8,865	189	(1)	9,053
Obligations of state and political subdivisions	2,880	126	0	3,006
Mortgage-backed securities	1,424	49	0	1,473
Other	1,700	44	0	1,744
	$14,869	$408	($1)	$15,276

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	(Losses)	Value
	December 31, 2001
	(In thousands)
U.S. Government and federal agencies	$7,876	$102	($5)	$7,973
Obligations of state and political subdivisions	1,186	15	(11)	1,190
Corporate bonds	250	0	0	250
Mortgage-backed securities	868	6	(4)	870
Other	1,354	0	0	1,354
	$11,534	$123	($20)	$11,637

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	(Losses)	Value
	December 31, 2000
	(In thousands)
U.S. Government and federal agencies	$11,895	$48	($53)	$11,890
Obligations of state and political subdivisions	775	6	(12)	769
Corporate bonds	250	19	0	269
Mortgage-backed securities	747	6	0	753
Other	1,353	0	0	1,353
	$15,020	$79	($65)	$15,034

The amortized cost and fair values of the securities held to maturity as of the periods indicated are as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	(Losses)	Value
	June 30, 2003
	(In thousands)
U.S. Government and federal agencies	$1,596	$34	$0	$1,630
Obligations of state and political subdivisions	5,279	266	0	5,545
Mortgage-backed securities	929	(65)	0	864
Other	2,748	17	(139)	2,626
	$10,552	$252	($139)	$10,665

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	(Losses)	Value
	December 31, 2002
	(In thousands)
U.S. Treasury Securities	$250	$2	$0	$252
U.S. Government and federal agencies	1,798	53	0	1,851
Obligations of state and political subdivisions	5,104	134	(38)	5,200
Mortgage-backed securities	47	2	0	49
Other	2,821	17	(158)	2,680
	$10,020	$208	($196)	$10,032

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	(Losses)	Value
	December 31, 2001
	(In thousands)
U.S. Government and federal agencies	$3,744	$95	($10)	$3,829
Obligations of state and political subdivisions	3,145	36	(42)	3,139
Mortgage-backed securities	93	2	0	95
Other	2,774	1	0	2,775
	$9,756	$134	($52)	$9,838

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	(Losses)	Value
	December 31, 2000
	(In thousands)
U.S. Government and federal agencies	$5,836	$23	($30)	$5,829
Obligations of state and political subdivisions	1,763	7	(4)	1,766
Corporate bonds	263	0	0	263
Mortgage-backed securities	167	2	0	169
	$8,029	$32	($34)	$8,027

As of June 30, 2003, there were no obligations by any one issuer in the investment portfolio, exclusive of obligations of the U.S. Government or U.S. Agencies and Corporations, which in the aggregate exceeded 10% of shareholders’ equity.

The following tables set forth the maturity of distribution and weighted average yields of the securities portfolio at June 30, 2003.  The weighted average yields are calculated on the book value of the portfolio and on securities interest income adjusted for amortization of premium and accretion of discount.

Held to Maturity
	June 30, 2003
			After One But
	Within One Year		Within Five Years
	Amount (000’s)	Yield (%)	Amount (000’s)	Yield (%)
U.S. Government and federal agencies	698	5.36%	400	6.00%
Obligations of state & political subdivisions	589	7.00%	658	6.63%
Mortgage-backed securities	28	6.67%	901	7.28%
Other securities	0	0.00%	0	0.00%
Total	1,315	5.98%	1,959	6.39%

	June 30, 2003
	After Five But
	Within Ten Years		After Ten Years
	Amount (000’s)	Yield (%)	Amount (000’s)	Yield (%)
U.S. Government and federal agencies	498	4.59%	0	0.00%
Obligations of state & political subdivisions	3,032	5.98%	1,000	5.55%
Mortgage-backed securities	0	0.00%	0	0.00%
Other securities	0	0.00%	2,748	7.81%
Total	3,530	5.79%	3,748	7.20%

Available for Sale
	June 30, 2003
			After One But
	Within One Year		Within Five Years
	Amount (000’s)	Yield (%)	Amount (000’s)	Yield (%)
U.S. Government and federal agencies	769	5.71%	4,979	3.82%
Obligations of state & political subdivisions	0	0.00%	537	6.67%
Mortgage-backed securities	0	0.00%	30	6.81%
Other securities	0	0.00%	0	0.00%
Total	769	5.71%	5,546	4.11%

	June 30, 2003
	After Five But
	Within Ten Years		After Ten Years
	Amount (000’s)	Yield (%)	Amount (000’s)	Yield (%)
U.S. Government and federal agencies	0	0.00%	0	0.00%
Obligations of state & political subdivisions	4,342	6.22%	1544	5.45%
Mortgage-backed securities	355	5.01%	651	5.62%
Other securities	313	3.65%	1,703	4.35%
Total	5,010	5.98%	3,898	5.00%

Loans

Net loans consist of total loans, unearned income, deferred loan fees and the allowance for loan losses and exclude loans held for sale.  Net loans were $349.8 million at June 30, 2003, an increase of 11.9% from December 31, 2002.  Net loans were $312.6 million at December 31, 2002, an increase of 36.3% over December 31, 2001.

We have significant concentrations of credit in the land acquisition and land development and construction due to the current growth and other economic development that we have been experiencing in our market area for the last several years.  At June 30, 2003, we had $117.2 million of commercial loans secured by real estate, which represented 33.1% of net loans at that date.  In addition, at June 30, 2003, we had $57.3 million of construction and land development loans secured by real estate, which represented 16.2% of net loans at that date.  We believe that these loans are all well-secured and are performing as required.

The following table summarizes the composition of the loan portfolio at the periods indicated.

(In thousands)	June 30,		December 31,
	2003	2002	2002	2001	2000	1999	1998
Loans secured by real estate:	(In 000’s)
Construction and land development	$ 57,271	$ 27,190	$ 38,063	$21,926	$14,474	$12,462	$10,216
Secured by farmland	5,106	2,615	2,774	1,677	892	957	959
Secured by 1-4 family residential	87,824	59,103	70,773	53,419	36,966	29,363	26,287
Multi-family residential	15,558	5,851	6,258	3,982	4,809	2,767	1,841
Non-farm, non-residential loans	117,176	110,642	123,478	83,624	52,982	44,384	28,062
Loans to farmers (except those secured by real estate)	264	9	42	12	477	224	223
Commercial and industrial loans (except those secured by real estate)	45,406	52,894	52,970	49,445	56,155	44,391	44,568
Loans to individuals (except those secured by real estate)	18,960	18,679	19,699	17,261	19,935	18,658	20,367
All other loans	5,995	449	1,838	425	1,224	1404	217
	$ 353,560	$ 277,432	$315,895	$231,771	$187,914	$154,610	$132,739
Less:
Unearned income	--	4	1	12	208	447	1,133
Allowance for loan losses	3,764	2,716	3,340	2,459	2,000	1,689	1,591
	$349,796	$274,712	$312,554	$229,300	$185,706	$152,474	$130,015

We had no loans outstanding to foreign countries or for highly leveraged transactions as of June 30, 2003, or any of the previous periods disclosed above.  In addition, there were no categories of loans that exceeded 10% of outstanding loans as of June 30, 2003, which were not disclosed above.

The table below presents the maturities of selected loans outstanding at December 31, 2002.

	Within One Year	After One But Within Five Years	After Five Years	Total
	(In thousands)
Commercial	$32,828	$18,760	$1,382	$52,970
Real estate-construction	30,599	5,978	1,486	38,063
	$63,427	$24,738	$2,868	$91,033

Interest sensitivity on such loans maturing after one year are as follows (in thousands):

Fixed	$24,655
Variable	2,951
Total	$27,606

Asset Quality

General

Asset quality is an important factor in the successful operation of a financial institution.  Banking regulations require institutions to classify their own assets and to establish prudent general allowances for losses for assets classified as substandard or doubtful.  For the portion of assets classified as loss, an institution is required to either establish specific allowances of 100% of the amount classified or charge such amounts off its books.

The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well–secured and in process of collection.  We place loans on “non-accrual” status at an earlier date, or we charge them off, if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on non-accrual or charged off is reversed against interest income.  The interest on these loans is accounted for on the cash-basis or cost-recovery method, until they qualify for a return to “accrual” status.  Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses

We maintain the allowance for loan losses at a sufficient level to provide for potential losses in the loan portfolio. Loan losses are charged directly to the allowance when they occur, while recoveries are credited to the allowance. Specific reserves by loan type are established based on overall historical losses, anticipated losses, and inherit risk. Additionally, specific reserves for individual loans are established depending on the severity of the potential loss. Loans are individually reserved once classified as a “watch item” by management. A higher percentage of the loan is reserved for individual loans with a more severe classification. The adequacy of the provision for loan losses is reviewed regularly by management (monthly by Marathon and quarterly by Rockingham Heritage) through consideration of several factors including changes in character and size of the loan portfolio and related loan loss experience, a review and examination of overall loan quality which includes the identification and assessment of problem loans and an analysis of anticipated economic conditions in the market area.

The allowance for loan losses, at June 30, 2003, was $3.8 million. This is an increase of $1.0 million or 38.6% from June 30, 2002.  The allowance for loan losses, as of December 31, 2002, was $3.3 million. This is an increase of $881,000 or 35.8% from December 31, 2001. The increases in our allowance for loan losses are the result of adjustments that management has made in response to the growth of our loan portfolio.

An analysis of the allowance for loan losses, including charge-off activity, is presented in the following table for the periods indicated.

	Six Months
	Ended June 30,		Year Ended December 31,
(In thousands)	2003	2002	2002	2001	2000	1999	1998

Balance, beginning of period	$3,340	$2,459	$2,459	$2,000	$1,689	$1,591	$1,296
Less Charge-off’s:
Commercial	27	20	42	71	47	205	64
Real estate-mortgage		0	1	59	0	29	0
Real estate-construction		0	0	0	0	19	0
Consumer installment loans	74	167	242	165	235	71	122
Total	$101	$187	$285	$295	$282	$324	$186

Plus Recoveries:
Commercial	3	8	12	$0	$44	$17	$20
Real estate-mortgage	0	0	0	0	0	0	20
Real estate-construction	0	0	0	0	0	2	0
Consumer installment loans	32	16	54	67	66	23	12
Total	$35	$24	$66	$67	$110	$42	$52

Additions charged to operating expense	$490	$420	$1,100	$687	$483	$380	$429

Balance, end of period	$3,764	$2,716	$3,340	$2,459	$2,000	$1,689	$1,591

Ratio of net charge-offs to
average loans outstanding during the period	0.04%	0.13%	0.08%	0.11%	0.10%	0.19%	0.11%

Allocation of the Allowance for Loan Losses

The following table reflects management’s allocation of the allowance for loan losses at the dates indicated.

	June 30,				December 31,
(In thousands)	2003		2002		2002
	Percent	Amount	Percent	Amount	Percent	Amount
Loans secured by real estate:
Construction and land development	16.2%	609	9.8%	266	12.0%	401
Secured by farmland	1.4%	54	0.9%	26	0.9%	30
Secured by 1-4 family residential	24.8%	934	21.3%	579	22.4%	748
Multi-family residential	4.4%	166	2.1%	57	2.0%	67
Non-farm, non-residential loans	33.1%	1,246	39.9%	1,083	39.1%	1,306
Loans to farmers (except those secured by real estate)	0.1%	3	0.0%	-	0.0%	-
Commercial and industrial loans (except those secured by real estate)	12.9%	487	19.1%	518	16.8%	561
Loans to individuals (except those secured by real estate)	5.4%	202	6.7%	183	6.2%	207
All other loans	1.7%	64	0.2%	4	0.6%	20
	100.0%	3,764	100.0%	2,716	100.0%	3,340

	December 31,
	2001		2000		1999		1998
	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount
Loans secured by real estate:
Construction and land development	9.5%	234	7.7%	154	8.1%	137	7.7%	123
Secured by farmland	0.7%	17	0.5%	10	0.6%	10	0.7%	11
Secured by 1-4 family residential	23.0%	566	19.7%	394	19.0%	321	19.8%	315
Multi-family residential	1.7%	42	2.6%	52	1.8%	30	1.4%	22
Non-farm, non-residential loans	36.2%	890	28.0%	560	28.7%	485	21.1%	335
Loans to farmers (except those secured by real estate)	0.0%	-	0.3%	6	0.1%	2	0.2%	3
Commercial and industrial loans (except those secured by real estate)	21.3%	524	29.9%	598	28.7%	485	33.6%	535
Loans to individuals (except those secured by real estate)	7.4%	182	10.6%	212	12.1%	204	15.3%	243
All other loans	0.2%	5	0.7%	14	0.9%	15	0.2%	3
	100.0%	2,459	100.0%	2,000	100.0%	1,689	100.0%	1,591

Non-Performing Assets

Non-accrual loans at June 30, 2003 were $618,000 compared to $631,000 at December 31, 2002.  As of June 30, 2003, we had a total of $618,000 in non-performing assets and restructured loans, compared to $698,000 at December 31, 2002.  As of June 30, 2003, we had no loans in addition to the past due and non-accrual loans mentioned above that are considered to be potential problem loans.

The following table details information concerning non-accrual, past due and restructured loans at the dates indicated:

	June 30,		December 31,
	2003	2002	2002	2001	2000	1999	1998
	(In thousands)
Non-accrual loans	$618	$34	$631	$211	$371	$40	$261
Foreclosed properties	0	67	67	67	0	183	0
Restructured loans	0	0	0	0	0	0	0
Total non-performing assets	$618	$101	$698	$278	$371	$223	$261
Loans past due 90 days or more and still accruing interest	$236	$669	$223	$1,079	$154	$146	$200

Sources of Funds

Deposits

We primarily use deposits to fund our loans and investment securities.  We offer individuals and small-to-medium-size businesses a variety of deposit accounts.  Deposit accounts, including checking, savings, money markets and certificates of deposit, are obtained primarily from the communities which we serve.  We attract both short-term and long-term deposits from the general public by offering a wide assortment of accounts and rates.  We offer statement savings accounts, various checking accounts, various money market accounts, fixed-rate certificates with varying maturities and individual retirement accounts.

At June 30, 2003, deposits were $378.2 million, an increase of 9.6% from $345.1 million at December 31, 2002 and up 28.1% from $295.2 million at June 30, 2002.  The deposit growth is a reflection of branch office growth, aggressive pricing, increased marketing and bank consolidation in our principal market.  In order to reduce the overall cost of funds and reduce our reliance on high cost time deposits and short term borrowings as a funding source, we continue to direct marketing efforts towards attracting lower cost transaction accounts.  However, there is no assurance that these efforts will be successful, or if successful, will reduce our reliance on time deposits and short term borrowings.

The following table details the average amount of, and the average rate paid on the following primary deposit categories for the periods indicated.

	Six Months Ended		Six Months Ended
(In thousands)	June 30, 2003		June 30, 2002

	Average	Average	Average	Average
	Balance	Rate	Balance	Rate
Demand deposits	$ 49,327		$ 40,283

Interest - bearing demand	77,005	1.01%	61,087	1.52%
Savings	33,299	1.08%	26,923	1.41%
Certificates of deposit	206,478	3.28%	152,274	4.19%
Total interest - bearing deposits	$316,782	2.48%	$240,284	3.17%
Borrowed money	$ 17,406	4.02%	$ 14,700	4.60%
Total interest - bearing liabilities	$334,188	2.56%	$254,984	3.25%

Total deposits & borrowed money	$383,515		$295,267

	Year Ended		Year Ended		Year Ended
(In thousands)	December 31, 2002		December 31, 2001		December 31, 2000

	Average	Average	Average	Average	Average	Average
	Balance	Rate	Balance	Rate	Balance	Rate
Demand deposits	$41,379		$34,570		$30,901

Interest - bearing demand	40,789	0.96%	32,679	1.90%	27,736	2.60%
Savings	50,983	1.84%	35,585	2.71%	29,990	3.20%
Certificates of deposit	165,927	3.89%	128,825	5.49%	109,601	5.70%
Total interest - bearing deposits	$257,699	3.02%	$197,089	4.39%	$167,327	4.72%
Borrowed money	$ 15,144	4.49%	$ 7,663	5.25%	$ 4,754	6.71%
Total interest - bearing liabilities	$272,843	3.10%	$204,752	4.43%	$172,081	4.77%

Total deposits & borrowed money	$314,222		$239,322		$202,982

The following is a summary of the maturity distribution of certificates of deposit and other time deposits in amounts of $100,000 or more as of June 30, 2003.

(In thousands)	Amount	Percent

Three months or less	$10,650	18.68%
Over three-six months	23,413	41.07%
Over six-twelve months	11,736	20.59%
Over twelve months	11,203	19.66%
	57,002	100.00%

Certificates of deposit in the amounts of $100,000 or more were $57.0 million at June 30, 2003.  This amount represents 27.6% of the total certificates of deposit balance of $206.5 million at June 30, 2003.  We do not solicit such deposits.  Further, we do bid for selected public funds deposits in large denominations, and such deposits may require a pledging of investment securities.

We compete with the major regional financial institutions for money market accounts and certificates of deposits less than $100,000.  While we are competitive with our interest rates, using a tiered rate system to increase individual account balances, we have found that we can continue to maintain a higher interest margin than our peers by matching loan maturities with certificate maturities and setting loan rates based on our cost of funds.

Borrowings

We had no short-term borrowings with an average balance outstanding of more than 30% of shareholders’ equity for the years ended December 31, 2002, 2001 and 2000.

Liquidity and Capital Resources

Liquidity is a measure of our ability to generate sufficient cash to meet present and future obligations in a timely manner.  Our liquidity requirements are measured by the need to meet deposit withdrawals, fund loans, meet reserve requirements and maintain cash levels necessary for daily operations. To meet liquidity requirements, we maintain cash reserves and have an adequate flow of funds from maturing loans, securities, and short-term investments. In addition, our banks have the ability to borrow additional funds from various sources.  Short-term borrowings are available from federal funds facilities at correspondent banks and from the discount window of the Federal Reserve Bank.  Borrowings are available from the Federal Home Loan Bank.  We consider our sources of liquidity to be ample to meet our estimated needs.

Our ability to fund these daily commitments at June 30, 2003 and at December 31, 2002, 2001 and 2000 is illustrated in the table below:

	June 30,	December 31,
	2003	2002	2001	2000
	(In thousands)
Liquid Assets:
Cash and due from banks	$31,147	$24,768	$17,680	$12,765
Federal funds sold	12,043	19,017	22,185	16,996
Liquid securities	252	5,494	12,396	16,048
Loans maturing in one year or less	121,100	118,794	90,764	72,898
Total liquid assets	$164,542	$168,073	$143,025	$118,707

Total deposits and other liabilities	$398,849	$363,931	$274,120	$223,008

Ratio of liquid assets to deposits and other liabilities	41.25%	46.18%	52.18%	53.23%

The net loan to deposit ratio (92.50%) as of June 30, 2003 has provided the opportunity for us to achieve a high return on assets.  For the quarter ended June 30, 2003, we experienced a return on assets of  1.25% and a net interest margin of 4.59%.

The net loan to deposit ratio (90.58%) as of December 31, 2002 has provided the opportunity for us to achieve a high return on assets.  For the year ended December 31, 2002, we experienced a return on assets of  1.27% and a net interest margin of 4.67%.

We recognize that our loan to deposit ratio is high, as our industry is experiencing high loan demand due to record low lending rates.  One step that we have taken to assure adequate liquidity is a recent issuance of subordinated debt.  On September 25, 2003, we issued $6.2 million in subordinated debt in connection with a trust preferred pool transaction.  This additional capital improves our liquidity position and insures our ability to fund our ever-increasing loan demand.

The source of new funds is strong for both long-term and short-term duration.  The growth in deposits was $87.4 million or 33.9% during 2002.  We also have access to overnight federal funds from correspondent banks totaling up to $16.9 million.  In addition, we have established borrowing limits through the Federal Reserve Bank’s discount window for $1.6 million. Also, we have $85.4 million of funds available through the Federal Home Loan Bank of Atlanta of which $11.0 million has been utilized.  Management believes that the opportunity for the sale of loans on the market is good.

The following table summarizes historical trends in our significant cash flow items for the periods indicated:

	Six Months Ended June 30,	Year Ended December 31,
	2003	2002	2001	2000
		(In thousands)
CASH FLOWS PROVIDED:
Operations	3,967	5,617	3,364	2,840
Investing
Maturity, call and purchase of securities	4,801	10,578	13,206	2,151

Financing
Growth in deposits	33,110	87,425	45,484	31,001

CASH FLOWS USED:
Investing
Growth in loans	37,732	84,353	44,586	33,715
Purchase of property, plant and equipment	1,953	2,763	858	537
Purchase of securities	4,147	14,209	11,465	5,865

The following table summarizes ratios considered to be significant indicators of our profitability and financial condition for the periods indicated.

	Six Months Ended June 30,		Year Ended December 31,
	2003	2002	2002	2001	2000
Return on average assets (Net income/average total assets)	1.23%	1.26%	1.27%	1.22%	1.12%

Return on average equity (Net income/average equity)	16.41%	15.17%	15.63%	13.12%	11.45%

Dividends payment ratio (Dividends declared/Net income)	0.00%	0.00%	15.65%	16.65%	18.00%

Average equity to average asset ratio	7.55%	8.40%	8.13%	8.59%	9.46%

Our risk-based capital position at June 30, 2002 was $39.2 million, or 11.29% of risk-weighted assets, for Tier I capital and $42.9 million, or 12.38% for total risk based capital. Tier I capital consists primarily of common shareholders’ equity and Trust Preferred Capital Notes. Total risk-based capital includes the allowance for loan losses in addition to Tier 1 Capital. Risk-weighted assets are determined by assigning various levels of risk to different categories of assets and off-balance sheet items. Under current risk-based capital standards, all banks are required to have Tier I capital of at least 4% and a total capital ratio of 8%.  Our issuance of $7.0 million in Trust Preferred Capital Notes in the fourth quarter of 2001 is included in the Tier 1 capital base, and will serve as a long-term source of funding.

In the normal course of business, we make various commitments and incur certain contingent liabilities, which are disclosed but not reflected in the accompanying financial statements. At June 30, 2003, commitments for standby letters of credit totaled $4.4 million and commitments to extend credit totaled $87.7 million. At December 31, 2002, commitments for standby letters of credit totaled $3.5 million and commitments to extend credit totaled $59.9 million.  At December 31, 2001, commitments for standby letters of credit totaled $1.7 million and commitments to extend credit totaled $45.9 million.

Recent Accounting Pronouncements

In April 2003, the Financial Accounting Standards Board issued Statement No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities.  This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities.  This statement is effective for contracts entered into or modified after June 30, 2003 and is not expected to have an impact on our consolidated financial statements.

In May 2003, the Financial Accounting Standards Board issued Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.  This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity.  It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances).  Many of those instruments were previously classified as equity.  This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatory redeemable financial instruments of nonpublic entities.  Adoption of this statement did not result in an impact on the our consolidated financial statements.

BUSINESS

General

Premier Community Bankshares, Inc. is a bank holding company that was incorporated in June 1989.  We own all of the outstanding stock of The Marathon Bank, which was incorporated in August 1987, and Rockingham Heritage Bank, which was incorporated in June 1989.  Our headquarters are in Frederick County, Virginia.

Premier is a holding company for Marathon and Rockingham Heritage and is not directly engaged in the operation of any other business.  All of our business is conducted through Marathon and Rockingham Heritage.  Our subsidiary banks operate autonomously, with separate local identities, management teams and decision-making processes, and without strict operating control from the holding company.  Each bank has full responsibility for day-to-day operations, with minimal support from the holding company level.  As a result, each bank can tailor its services and products to the needs of its community.  The board of directors of the holding company does monitor the financial and operational performance of both banks.

Marathon and Rockingham Heritage, which are chartered under Virginia law, conduct a general banking business.  Both banks’ deposits are insured by the Federal Deposit Insurance Corporation and both are members of the Federal Reserve System.

We offer checking accounts, savings and time deposits, and commercial, real estate, personal, home improvement, automobile and other installment and term loans.  We also offer travelers checks, safe deposit, collection, notary public, discount brokerage service, and other customary bank services (other than trust services).  The three principal types of loans that we make are commercial and industrial loans, real estate loans and loans to individuals for household, family, and other consumer costs.  Our banking offices include drive-up facilities.  There are automated teller machines located at each of Marathon’s offices and an additional four off-premise ATMs operated by Marathon.  Rockingham Heritage has 18 ATMs throughout its market area.

Principal Market Areas

Our business in the area served by Marathon (the counties of Frederick, Clarke, Shenandoah, Warren and the city of Winchester, Virginia) and Rockingham Heritage (Rockingham and Augusta counties, and the cities of Harrisonburg, Waynesboro, and Staunton, Virginia) is highly competitive with respect to both loans and deposits.  In our primary service area, there are numerous commercial banks (including large, multi-state banks with multiple offices) offering services ranging from deposits and real estate loans to full service banking.  Certain of the commercial banks in this service area have higher lending limits than us and may provide various services for their customers that we do not offer.

According to a market share report prepared by the FDIC, Marathon’s deposits as a percentage of total deposits in financial institutions in its market areas was 8.0% as of June 30, 2002, the most recent date for which market share information is available.  Rockingham Heritage’s deposits as a percentage of total deposits in financial institutions in its market areas was 5.9% as of June 30, 2002

Expansion into West Virginia

We intend to organize a third bank in West Virginia, which will be named Premier Bank.  We plan to locate Premier Bank’s headquarters in Martinsburg and its initial branch office in Shepherdstown in West Virginia.  We expect that Premier Bank will open in the third quarter of 2004, after it receives a banking charter from West Virginia and insurance of accounts from the FDIC.  Premier Bank will offer a wide variety of deposits and loans, including residential loans, commercial loans and commercial construction and development loans.

On October 6, 2003, West Virginia’s Division of Banking approved Marathon’s opening of a new lending office in Martinsburg, West Virginia.  This office is staffed by the individuals who will operate Premier Bank after it receives the necessary state and federal regulatory approvals and opens for business.  At that time, we will transfer this office from Marathon to Premier Bank.  This office will not accept deposits until Premier Bank opens for business.

Martinsburg and Shepherdstown are located in Berkeley County and Jefferson County, respectively, in West Virginia’s eastern panhandle.  Martinsburg and Shepherdstown are approximately 80 and 60 miles, respectively, from both Washington, D.C. and Baltimore, Maryland.  Many commuters to Washington and Baltimore and their populous suburbs in northern Virginia and Maryland live in Berkeley County and Jefferson County.  There is commuter train service from Martinsburg to Washington and Baltimore.

Since 1990, the projected market area for our new bank has experienced rapid growth.  Berkeley County’s population grew from 59,300 to 75,900 between 1990 and 2000.  In 2000, its average unemployment rate was 3.0% and its per capita income was $23,000.  Major employers in Berkeley County include Berkeley County Schools, General Motors and Quad Graphics, and a number of other companies maintain distribution centers there.  The federal government also has a strong presence in the county, including an Internal Revenue Service center, the VA Medical Center and the West Virginia Air National Guard.  As of June 30, 2002, the most recent date for which market share information is available, Berkeley County had $672 million of total bank deposits.

From 1990 to 2000, Jefferson County’s population grew from 36,000 to 42,000.  In 2002, its per capita income was $26,900 and its unemployment rate was 3.1%.  Major employers in Jefferson County include Penn National Gaming in Charles Town, Jefferson Memorial Hospital and the Jefferson County Board of Education.  As of June 30, 2002, Jefferson County had $513 million of total bank deposits.

Credit Policies

The principal risk associated with each of the categories of loans in our portfolio is the creditworthiness of our borrowers.  Within each category, such risk is increased or decreased, depending on prevailing economic conditions.  In an effort to manage the risk, our policy gives loan amount approval limits to individual loan officers based on their position and experience.  The risk associated with real estate mortgage loans and consumer loans varies, based on employment levels, consumer confidence, fluctuations in the value of real estate and other conditions that affect the ability of borrowers to repay indebtedness.  The risk associated with real estate construction loans varies, based on the supply and demand for the type of real estate under construction.

We have written policies and procedures to help manage credit risk.   Our loan review process includes formulation of portfolio management strategy, guidelines for underwriting standards and risk assessment, procedures for ongoing identification and management of credit deterioration, and regular portfolio reviews to establish loss exposure and to ascertain compliance with our policies.

Marathon uses an in-house management loan committee and a directors’ loan committee to approve loans. The in-house loan committee, which consists of the president or senior vice president and two vice presidents, meets weekly to review most applications for loans that are intended to be held in the portfolio.  This committee, approves unsecured loans up to $400,000, secured loans with non-negotiable collateral up to $500,000 and secured loans with negotiable collateral up to $1,000,000.  The directors’ loan committee, which is made up of six directors, approves loans up to the legal lending limit.   The directors’ loan committee also reviews lending policies proposed by management.

Rockingham’s loan approval structure is similar to Marathon’s.  Rockingham’s officer loan committee, which consists of the president or senior lending officer and 2 additional senior lending officers, approves loans in excess of individual loan officers lending authorities.  These individual authorities vary up to $150,000.  Loans in excess of $500,000 and up to the bank’s legal lending limit are approved by a directors’ loan committee, which consists of the president and three outside directors.  The directors’ loan committee also reviews loan policies and procedures, delinquent loans and other potential problem loans.

Residential loan originations come primarily from walk-in customers, real estate brokers and builders.  Commercial real estate loan originations are obtained through broker referrals, direct solicitation of developers and continued business from customers.  All completed loan applications are reviewed by our salaried loan officers.  As part of the application process, information is obtained concerning the income, financial condition, employment and credit history of the applicant.  If commercial real estate is involved, information is also obtained concerning cash flow after debt service.  Loan quality is analyzed based on each subsidiary bank’s experience and guidelines with respect to credit underwriting, as well as the guidelines issued by the Federal Home Loan Mortgage Corporation, Federal National Mortgage Association and other purchasers of loans, depending on the type of loan involved.  The non-conforming one-to-four-family adjustable-rate mortgage loans that we originate, however, are not readily salable in the secondary market because they do not meet all of the secondary marketing guidelines. Real estate is appraised by independent fee appraisers who have been pre-approved by the board of directors.

In the normal course of business, we make various commitments and incur certain contingent liabilities that are disclosed but not reflected in our annual financial statements, including commitments to extend credit.  At June 30, 2003, commitments to extend credit totaled $92.3 million.

Commercial Real Estate Lending

Commercial real estate loans are secured by various types of commercial real estate in our market area, including multi-family residential buildings, commercial buildings and offices, small shopping centers and churches.  At June 30, 2003, commercial real estate loans aggregated $132.7 million or 37.5% of our gross loans.

In our underwriting of commercial real estate, we may lend up to 100% of the secured property’s appraised value, although our loan to original appraised value ratio on such properties is 80% or less in most cases.  Commercial real estate lending entails significant additional risk, compared with residential mortgage lending.  Commercial real estate loans typically involve larger loan balances concentrated with single borrowers or groups of related borrowers.  Additionally, the payment experience on loans secured by income producing properties is typically dependent on the successful operation of a business or a real estate project and thus may be subject, to a greater extent, to adverse conditions in the real estate market or in the economy generally.  Our commercial real estate loan underwriting criteria require an examination of debt service coverage ratios, the borrower’s creditworthiness and prior credit history and reputation, and we generally require personal guarantees or endorsements of borrowers.  We also carefully consider the location of the security property.

One-to-Four-Family Residential Real Estate Lending

We make loans secured by one-to-four-family residences, all of which are located in our market area.  We evaluate both the borrower’s ability to make principal and interest payments and the value of the property that will secure the loan. We make loans in amounts of up to 100% of the appraised value of the underlying real estate.  Loans are made with a loan to value up to 95% for conventional mortgage loans and up to 100% for loans guaranteed by either the Federal Housing Authority or the Veterans Administration.  For conventional loans in excess of 80% loan to value, private mortgage insurance is secured insuring the mortgage loans to 75% loan to value.  Generally if the loans are not made to credit standards of FHLMC, additional fees and rate are charged.

Although, due to competitive market pressures, we do originate long-term, fixed-rate mortgage loans, we currently underwrite and document all such loans to permit their sale in the secondary mortgage market. Certain loans that may not qualify for sale into the secondary market are structured as balloon notes payable in full within a five-year period and are held in our portfolio.

All one-to-four-family real estate mortgage loans being originated by us contain a “due-on-sale” clause providing that we may declare the unpaid principal balance due and payable upon the sale of the mortgage property.  It is our policy to enforce these due-on-sale clauses concerning fixed-rate loans.

We require, in connection with the origination of residential real estate loans, title opinions and fire and casualty insurance coverage, as well as flood insurance where appropriate, to protect our interest.  The cost of this insurance coverage is paid by the borrower.

We expect that Premier Bank, once it is organized, will make adjustable rate mortgages, in addition to fixed rate mortgage loans.  One-to-four-family residential adjustable-rate mortgage loans will have interest rates that adjust every one or three years, generally in accordance with the rates on one-year  and three-year U.S. Treasury bills.  We expect that these loans will generally limit interest rate increases for each rate adjustment period and have an established ceiling rate at the time the loans are made.  To compete with other lenders in our market area, we may make one-year loans at interest rates that, for the first year, are below the index rate that would otherwise apply to these loans.  There are unquantifiable risks resulting from potential increased costs to the borrower as a result of repricing.  It is possible, therefore, that during periods of rising interest rates, the risk of defaults on these loans may increase due to the upward adjustment of interest costs to borrowers.

Construction Lending

We make local construction loans, both residential and commercial, and land development loans.  At June 30, 2003, construction and land development loans outstanding were $57.3 million, or 16.2%, of gross loans.  All of these loans are concentrated in our local market area.  The average life of a construction loan is approximately nine months and they reprice monthly to meet the market, based on the prime rate.  Because the interest charged on these loans floats with the market, they help us in managing our interest rate risk.  Construction lending entails significant additional risks, compared with residential mortgage lending.  Construction loans often involve larger loan balances concentrated with single borrowers or groups of related borrowers.  Construction loans involve additional risks attributable to the fact that loan funds are advanced upon the security of the home or land under construction, which is of uncertain value prior to the completion of construction.  Thus, it is more difficult to evaluate accurately the total loan funds required to complete a project and related loan-to-value ratios.  To minimize the risks associated with construction lending, we limit most of our loan amounts to 80.0% of appraised value, in addition to our usual credit analysis of our borrowers.  We also obtain a first lien on the property as security for our construction loans and personal guarantees from the borrower’s principal owners.

Consumer Lending

We offer various secured and unsecured consumer loans, including unsecured personal loans and lines of credit, automobile loans, deposit account loans, installment and demand loans, letters of credit, and home equity loans.  At June 30, 2003, we had consumer loans of $19.0 million or 5.4% of gross loans.  Such loans are generally made to customers with which we had a pre-existing relationship.  We originate all of our consumer loans in our market area and intend to continue our consumer lending in this geographic area.

Consumer loans may entail greater risk than do residential mortgage loans, particularly in the case of consumer loans which are unsecured, such as lines of credit, or secured by rapidly depreciable assets such as automobiles.  In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation.  The remaining deficiency often does not warrant further substantial collection efforts against the borrower.  In addition, consumer loan collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy.  Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans.  Such loans may also give rise to claims and defenses by a consumer loan borrower against an assignee of such loan such as us, and a borrower may be able to assert against such assignee claims and defenses which it has against the seller of the underlying collateral.  We add general provisions to our loan loss allowance at the time that the loans are originated.  Consumer loan delinquencies often increase over time as the loans age.  We have very few unsecured consumer loans.

The underwriting standards that we employ for consumer loans include a determination of the applicant’s payment history on other debts and an assessment of ability to meet existing obligations and payments on the proposed loan.  The stability of the applicant’s monthly income may be determined by verification of gross monthly income for primary employment, and additionally from any verifiable secondary income.  Although creditworthiness of the applicant is of primary consideration, the underwriting process also includes an analysis of the value of the security in relation to the proposed loan amount.

Commercial Loans

Commercial business loans generally have a higher degree of risk than residential mortgage loans, but have commensurately higher yields.  To manage these risks, we generally secure appropriate collateral and monitor the financial condition of our business borrowers.  Residential mortgage loans generally are made on the basis of the borrower’s ability to make repayment from his employment and other income and are secured by real estate whose value tends to be easily ascertainable.  In contrast, commercial business loans typically are made on the basis of the borrower’s ability to make repayment from cash flow from its business and are secured by business assets, such as commercial real estate, accounts receivable, equipment and inventory.  As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself.  Further, the collateral for commercial business loans may depreciate over time and cannot be appraised with as much precision as residential real estate.  Our standard operating procedure includes a credit review and monitoring process to review the cash flow of commercial borrowers.  At June 30, 2003, commercial loans totaled $45.8 million, or 13.0% of the total loan portfolio.

Employees

As of June 30, 2003, we had 180 total employees, 149 of which were full-time employees. None of our employees is covered by any collective bargaining agreement, and relations with employees are considered excellent.

Legal Proceedings

In the course of our operations, we may become a party to legal proceedings.  We are not aware of any material pending or threatened legal proceedings.

Description of Property

The following table provides certain information with respect to our properties:

Location	Date Facility Opened	Ownership and Leasing Arrangements
Marathon:
Main Office 4095 Valley Pike Winchester, Virginia	1988	Owned by Marathon.
Front Royal Branch 300 Warren Avenue Post Office Plaza Front Royal, Virginia	1993	Lease expires in 2016, subject to Marathon’s option to renew for two additional five-year terms.
Winchester Branch 1041 Berryville Avenue Winchester, Virginia	1995	Lease expires in 2004, subject to Marathon’s option to renew for one additional five-year term.
Sunnyside Branch 1447 North Frederick Pike Winchester, Virginia	1997	Lease expires in 2006, subject to Marathon’s option to renew for two additional five-year terms.
Woodstock Branch 1014 South Main Street Woodstock, Virginia	1997	Lease on real estate expires in 2007, subject to Marathon’s option to renew for three additional five-year terms. Marathon owns the building.
Old Town Branch 139 North Cameron Street Winchester, Virginia	2002	Owned by Marathon.
522 South Branch 199 Front Royal Pike Winchester, Virginia	2003	Owned by Marathon.

Rockingham Heritage:
Main Office 110 University Boulevard Harrisonburg, Virginia	1991	Owned by Rockingham.
South Main Branch 1980 South Main Street Harrisonburg, Virginia	1996	Owned by Rockingham.
Elkton Branch 410 West Spotswood Trail Elkton, Virginia	1998	Owned by Rockingham.
Red Front Supermarket Branch 677 Chicago Avenue Harrisonburg, Virginia	1993	Lease expires in 2007, with automatic renewal for one additional five-year term.
Weyers Cave Branch 54 Franklin Street Weyers Cave, Virginia	2000	Lease expires in 2005, subject to Rockingham Heritage’s option to renew for four additional five-year terms.
Waynesboro Branch 2556 Jefferson Highway Waynesboro, Virginia	2000	Lease expires in 2004, subject to Rockingham Heritage’s option to renew for four additional five-year terms.
Staunton Branch 49 Lee-Jackson Highway Staunton, Virginia	2001	Lease expires in 2006, subject to Rockingham Heritage’s option to renew for four additional five-year terms.

Marathon expects to open an eighth office at 1729 Shenandoah Avenue, Front Royal, Virginia in November 2003.  Marathon owns the land and the improvements for that office.  Rockingham also expects to open an eighth office at 309 N. Main Street, Bridgewater, Virginia in December 2003.  Rockingham owns the land and the improvements for that office.

Each of Marathon and Rockingham leases its operations center.  Marathon’s operation center is located at 175 Front Royal Pike, Winchester, Virginia, and the lease expires in 2012, subject to its option to renew for four additional five-year terms.  Rockingham Heritage’s operation center is located at 370 Neff Avenue, Suite P, Harrisonburg, Virginia, and the lease expires in 2004.  In addition, each bank owns a vacant lot next to its main office for future use.

On October 6, 2003, West Virginia’s Division of Banking approved Marathon’s opening of a new lending office in Martinsburg, West Virginia.  This office is staffed by the individuals who will operate Premier Bank after it receives the necessary state and federal regulatory approvals and opens for business.  At that time, we will transfer this office from Marathon to Premier Bank.  At that time, we will transfer this office from Marathon to Premier Bank.  Marathon currently leases the space for this office, which is located at 397-3 Mid-Atlantic Parkway in Martinsburg, and the lease expires in August 2004, subject to its option to renew on a month-to-month basis.

We believe that all of our properties are maintained in good operating condition and are suitable and adequate for our operational needs.

MANAGEMENT

The Board of Directors

Our board of directors currently consists of nine members.  The board of directors is divided into three classes, each of which consists of three members.  These directors serve for the terms of their respective classes, which expire in 2004, 2005 and 2006.  The following table sets forth the composition of the board of directors.

Class II (Term Expiring in 2004)	Class III (Term Expiring in 2005)	Class I (Term Expiring in 2006)
Walter H. Aikens Meryl G. Kiser Paul R. Yoder, Jr.	Clifton L. Good Joseph W. Hollis Wayne B. Ruck	Stephen T. Heitz John K. Stephens Donald L. Unger

The following information sets forth as of September 22, 2003 the names, ages, principal occupations and business experience for all nine directors.  Unless otherwise indicated, the business experience and principal occupations shown for each nominee or incumbent director has extended five or more years.

Walter H. Aikens, 53, has served as a director since 1998.  He has also served as a director of Marathon since 1998.  Mr. Aikens is President of H & W Construction Co., Inc. and President of Aikens Corporation, both in Winchester, Virginia, and develops real estate for rental property.

Clifton L. Good, 65, has served as a director since 1989.  He has also served as a director of Marathon since 1987.  Mr. Good is President of Clifton L. Good Realty, Incorporated, in Front Royal, Virginia.

Stephen T. Heitz, 49, has served as a director and our Assistant Secretary/Treasurer since 2000.  He has also served as a director of Rockingham Heritage since 1989.  Mr. Heitz is an attorney and partner in the firm of Litten and Sipe, L.L.P. in Harrisonburg, Virginia.

Joseph W. Hollis, 49, has served as a director since 1989 and Secretary since 2000.  He has also served as a director of Marathon since 1987.  Mr. Hollis is President of B. J. Sager (beer distributor) in Winchester, Virginia.

Meryl G. Kiser, 56, has served as a director since September 2003.  He has been President – West Virginia Operations for Marathon since August 1, 2003.  Mr. Kiser was Chief Executive Officer of Jefferson Security Bank in Martinsburg, West Virginia from 1994 to June 2003.

Wayne B. Ruck, 63, has served as a director since 2000.  He has also served as a director of Rockingham Heritage since 1996.  From 1970 to 2000, Mr. Ruck was a co-founder and co-owner of Packaging Services, Inc. of Weyers Cave, Virginia, and seven other packaging-related companies in the Mid-Atlantic region.  Since 2000, he has served as co-founder and co-owner of The Warehouse Company, a public logistics company in Harrisonburg, Virginia, and Shen-Valley LLC, a real estate development company in Harrisonburg, Virginia, and has retained an ownership position in four other packaging-related companies.

John K. Stephens, 60, has been our Chairman and a director since 2000.  He has been President and Chief Executive Officer of Rockingham Heritage since 1994 and was elected Chairman of the Board of Rockingham Heritage in 1998.  From 1990 to 1998, he served as Vice Chairman of the Board of Rockingham.

Donald L. Unger, 61, has been our President and Chief Executive Officer since 1992 and a director since 1993.  He has also been President and Chief Executive Officer of Marathon since 1992 and a director of Marathon since 1993.  Mr. Unger was elected Chairman of Marathon in May 2000.

Paul R. Yoder, Jr., 61, has served as a director since 2000.  He has also served as a director of Rockingham Heritage since 1989.  Mr. Yoder is a physician and surgeon and is a partner in the professional firm of Rockingham Eye Physicians, P.C.

Executive Officers

John K. Stephens serves as our Chairman and Donald L. Unger serves as our President and Chief Executive Officer.  Additional information with respect to these individuals is set forth above.

Security Ownership of Management

The following table sets forth, as of September 30, 2003, certain information with respect to the beneficial ownership of shares of common stock by each of the members of the board of directors, by each of the executive officers named in the “Summary Compensation Table” below and by all directors and executive officers as a group.  Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of a director living in such person’s home, as well as shares, if any, held in the name of another person under an arrangement whereby the director or executive officer can vest title in himself at once or at some future time.

The address for each of the following individuals is Premier Community Bankshares, Inc., 4095 Valley Pike, Winchester, Virginia  22602.

	Number of Shares (1)	Percent of Class (%)
Walter H. Aikens	22,535.49
Clifton L. Good	71,943	1.56
Stephen T. Heitz	16,936.37
Joseph W. Hollis	72,701	1.58
Meryl G. Kiser	2,500.05
Wayne B. Ruck	162,463	3.54
John K. Stephens	90,038	1.96
Donald L. Unger	37,833.82
Paul R. Yoder, Jr., M.D.	66,947	1.46

All directors and executive officers as a group (9 persons)	543,896	11.85

(1)

Amounts disclosed include shares of common stock that certain directors have the right to acquire upon the exercise of stock options exercisable within 60 days, as follows: Mr. Aikens, 2,000 shares; Mr. Good, 11,000; Mr. Heitz, 4,000 shares; Mr. Kiser, 2,500; Mr. Ruck, 4,000; Mr. Stephens, 7,500 shares; Mr. Unger, 30,000; and Mr. Yoder, 4,000 shares.

Security Ownership of Certain Beneficial Owners

The following table sets forth information as of September 30, 2003, regarding the number of shares of common stock beneficially owned by all persons known to us who own five percent or more of the outstanding shares of common stock.

Common Stock

Name and Address

Beneficially Owned

Percentage of Class

Banc Fund IV L.P. (1)

352,127

7.7%

Banc Fund V L.P.

Banc Fund VI L.P.

208 S. LaSalle Street

Chicago, Illinois

(1)

In a Schedule 13G filed with the SEC on February 14, 2003, Banc Fund IV L.P. reported beneficial ownership of, including sole voting and dispositive power with respect to, 118,700 shares of common stock, Bank Fund V L.P. reported similar beneficial ownership of 226,127 shares of common stock and Banc Fund VI L.P. reported similar beneficial ownership of 7,300 shares of common stock, as of December 31, 2002.  Banc Fund IV L.P., Banc Fund V L.P. and Banc Fund VI L.P. are under common control, according to the Schedule 13G.

Director Compensation

Each of our directors is paid an annual retainer fee of $6,000 and directors’ fees for meetings attended as follows:

Board of Directors Meetings

$    500

Audit and Compensation Committee Meetings

$    200

The chairman of our audit committee receives $400 for each meeting.

In addition, on October 9, 2001, we granted each outside director an option to purchase 8,000 shares of common stock at $7.30 per share.  Each option was exercisable immediately with respect to 2,000 shares and will become exercisable with respect to an additional 2,000 shares on each of October 9, 2002, 2003 and 2004.

Executive Officer Compensation

The following table presents information concerning the compensation of Messrs. Unger and Stephens.  This table presents compensation for services rendered in all capacities to us and our subsidiaries by Mr. Stephens and by Mr. Unger in 2002, 2001 and 2000.

Summary Compensation Table

		Annual Compensation			Long Term Compensation
Name	Year	Salary	Bonus	Other Annual Compen- sation ($)	Securities Underlying Options (#)	All Other Compensation (1)
John K. Stephens Chairman	2002 2001 2000	$141,900 137,800 135,555	$26,250 25,000 30,750	* * *	-- -- --	$27,176 14,096 18,192
Donald L. Unger President and Chief Executive Officer	2002 2001 2000	$136,500 130,000 130,000	$26,250 25,000 8,050	* * *	-- -- --	$31,603 26,022 20,301

*

All benefits that might be considered of a personal nature did not exceed the lesser of $50,000 or 10% of total annual salary and bonus for all officers named in the table.

(1)

For Mr. Unger, amounts represent (i) contributions to Marathon’s 401(k) Plan and to Marathon’s Excess Benefit Plan on behalf of Mr. Unger pursuant to Mr. Unger’s employment agreement and (ii) the payment of directors’ fees by us.  For Mr. Stephens, amounts represent (i) contributions to the Rockingham Heritage Bank Employee Retirement Plan and the Rockingham Heritage Bank Money Purchase Plan on behalf of Mr. Stephens and (ii) the payment of directors’ fees by us.

Stock Options

We have two stock option plans, the 1996 Long Term Incentive Plan and the 2002 Long Term Incentive Plan, both of which were approved by shareholders. We are no longer issuing any grants or awards under the 1996 Long Term Incentive Plan. Any unissued shares under that plan, and any shares that were issued but were forfeited, expired, canceled or settled without the issuance of shares of common stock, are now being issued under the 2002 Long Term Incentive Plan, which authorizes the issuance of up to 650,125 shares of common stock.

The 2002 Long Term Incentive Plan authorizes the award of incentive stock options and non-qualified stock options to directors, eligible officers and key employees of us and our subsidiaries. The terms of all options are at the discretion of the board of directors, but the aggregate number of outstanding option grants at any one time may not exceed 10% of the issued and outstanding shares of our common stock.

The 2002 Long Term Incentive Plan, terminates on May 7, 2012, but options granted before May 7, 2012, remain valid in accordance with their terms. As of September 30, 2003, there were vested and unvested options outstanding to purchase 304,275 shares of common stock under both of our stock option plans. All outstanding options are exercisable at a weighted average price of $7.68.

We did not grant any stock options to Messrs. Stephens and Unger during 2002.  The following table sets forth information with respect to stock options held by Messrs. Stephens and Unger as of December 31, 2002.

Fiscal Year End Option Values

	Number of Securities Underlying Unexercised Options at December 31, 2002 (#)		Value of Unexercised In-The-Money Options at December 31, 2002 ($)(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
John K. Stephens	7,500	7,500	21,975	21,975
Donald L. Unger	30,000	7,500	139,650	21,975

(1)

The value of unexercised in-the-money options at fiscal year end was calculated by determining the difference between (i) the fair market value of common stock underlying the options at December 31, 2002 ($10.23) and (ii) the exercise price of the options.

Equity Compensation Plan Information

The following table summarizes information concerning our equity compensation plans at December 31, 2002:

Number of Shares
Remaining Available
for Future Issuance
	Number of Shares to		Under Equity
	be Issued upon	Weighted Average	Compensation Plans
	Exercise of	Exercise Price of	(Excluding Shares
	Outstanding Options	Outstanding Options	Reflected in First
Plan Category	and Warrants	and Warrants	Column)

Equity compensation plans approved by shareholders – 2002 Long-Term Incentive Plan	331,375	$7.40	318,750
Equity compensation plans not approved by shareholders	N/A	N/A	N/A

Total	331,375	$7.40	318,750

Employment Agreements

We and Mr. Unger entered into an employment agreement on April 1, 1998.  The agreement was automatically renewed on March 31, 2002 for a one year period and automatically renews for successive one year periods thereafter unless expressly terminated by us.

As compensation under the agreement, Mr. Unger currently receives a base salary of $136,500.  As additional compensation under the agreement and at the election and in the discretion of the board of directors, Mr. Unger may receive a bonus in the form of cash or options to purchase shares of common stock.  The agreement permits Mr. Unger to participate in any benefit plans adopted by us under the same terms and conditions as our other employees.

In the event of a change in control of us, the agreement provides that Mr. Unger shall receive a cash payment equal to the greater of (i) the amount of salary due to Mr. Unger for the remainder of the term of the agreement or (ii) the product of his annual salary and the multiple of the book value per share of common stock received by our shareholders in connection with such change of control, provided such multiple does not exceed three.

Certain Relationships and Related Transactions

Some of our directors and officers and their families are at present, as in the past, customers of Marathon or Rockingham Heritage, and have had and expect to have transactions with one or both of the subsidiary banks in the ordinary course of business.  In addition, some of our directors and officers are at present, as in the past, also directors and officers of corporations that are customers of the subsidiary banks and that have had or expect to have transactions with the subsidiary banks in the ordinary course of business.  Such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risk of collectibility or present other unfavorable features.

As of December 31, 2002, the aggregate amount of loans, direct and indirect, from Marathon and Rockingham Heritage to the directors and executive officers of us, Marathon and Rockingham Heritage, and entities in which they own significant interest, was $7,633,000.

Rockingham Heritage has a lease agreement with Village Square Plaza, LLC, of which Wayne B. Ruck, one of our directors, owns 16.7%.  The lease relates to Rockingham Heritage’s branch at 54 Franklin Street, Suite 102, Weyers Cave, Virginia.  The lease became effective in December 2000 and terminates in December 2026.  The rent paid on the lease totaled $34,604 for the year 2002.

Marathon also had a lease with Post Office Plaza, L.C., of which Donald L. Unger, our President and  Chief Executive Officer and a director, owned 25% until he sold it in December 2002.  The lease arrangement related to Marathon’s branch at 300 Warren Avenue, Front Royal, Virginia.  The land lease became effective in July 1993 and converted into a lease for both the land and building thereon in June 1996.  The lease expires on June 30, 2016.  The rent paid on the lease totaled $51,600 for the year 2002.

The firm of Litten and Sipe, L.L.P. of which Stephen T. Heitz, one of our directors, is a partner, rendered legal services to Rockingham Heritage in 2002.

We expect that all future transactions with our directors and officers, and any other affiliates, will be on terms no less favorable to us than the terms that we could obtain from independent third parties.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 20,000,000 shares of common stock, par value $1.00 per share, and 1,000,000 shares of preferred stock, no par value.  We have 4,590,584 issued and outstanding shares of common stock held by 1,432 shareholders of record.  We have 304,275 stock options presently issued and outstanding.   All outstanding shares of common stock are fully paid and nonassessable.  No shares of preferred stock are currently outstanding, and our board of directors has not authorized the issuance of any class or series of preferred stock.

Common Stock

Voting Rights.   Each share of our common stock entitles the holder thereof to one vote on all matters voted on by shareholders.  The shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the shares of our common stock voting for the election of directors can elect all of the directors, in which event the holders of the remaining shares of our common stock will not be able to elect any of the directors.  The holders of our common stock shall, to the exclusion of the holders of any other class of stock, have the sole and full power to vote for the election of directors and for all other purposes without limitation except only (a) as otherwise provided in the articles of amendment for a particular class or series of preferred stock, and (b) as otherwise expressly provided by the then existing statutes of the Commonwealth of Virginia.

Dividend Rights.  Subject to the preferences of any preferred stock then outstanding, the holders of our common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available for the payment of dividends.

Liquidation Rights.  Upon any liquidation, dissolution or winding up of our affairs, the holders of our common stock are entitled to receive pro rata all of our assets for distribution to shareholders remaining after payment of all liquidation preferences, if any, applicable to any outstanding preferred stock.  There are no redemption or sinking fund provisions applicable to the common stock.

Assessment and Redemption.  Shares of our common stock presently outstanding are validly issued, fully paid and nonassessable.  There is no provision for any voluntary redemption of our common stock.

Preferred Stock

The board of directors is granted the authority to issue, without shareholder approval, the preferred stock in one or more classes or series.  Prior to the issuance of any shares of a class or series of preferred stock, the board of directors will fix by resolution the number of shares of the class or series and the preferences, limitations and relative rights of such series or class.   Such class or series will be established when the Virginia State Corporation Commission issues a certificate of amendment of our articles of incorporation setting forth the designation and number of shares of the class or series and its relative rights and preferences.  Shareholder approval is not required to amend our articles of incorporation for this purpose.  The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock, adversely affect the rights and powers, including voting rights, of holders of common stock, and have the effect of delaying, deterring or preventing a change in control of us.

Preemptive Rights

No holder of any share of our capital stock has any preemptive right to subscribe to an additional issue of our capital stock or to any security convertible into such stock.

Certain Provisions of Our Articles of Incorporation, Bylaws and Virginia Law

General

Our articles of incorporation and bylaws contain provisions that could make more difficult an acquisition of us by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage specific types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control to first negotiate with us. Although these provisions may have the effect of delaying, deferring or preventing a change in control, we believe that the benefits of increased protection through the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the company outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

Restrictions on Transfer of Common Stock

Our articles of incorporation prohibit the transfer of our common stock to any person who is or who, immediately following such transfer, would be an Interested Shareholder, unless such transfer has been approved in advance in a resolution adopted by a majority of the board of directors.  For purposes of our articles of incorporation, an “Interested Shareholder” is defined as any person who or which is the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of our common stock; provided, however, that the term “Interested Shareholder” does not include our subsidiaries, or any of our subsidiaries’ savings, employee stock ownership or other employee benefit plans.

Affiliated Transactions

The Virginia Stock Corporation Act contains provisions governing “Affiliated Transactions.”  Affiliated Transactions include certain mergers and share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of an Interested Shareholder (as defined below), or reclassifications, including reverse stock splits, recapitalizations or mergers of the corporation with its subsidiaries which have the effect of increasing the percentage of voting shares beneficially owned by an Interested Shareholder by more than 5%.  For purposes of the Virginia Act, an “Interested Shareholder” is defined as any beneficial owner of more than 10% of any class of the voting securities of a Virginia corporation.

Subject to certain exceptions discussed below, the provisions governing Affiliated Transactions require that, for three years following the date upon which any shareholder becomes an Interested Shareholder, a Virginia corporation cannot engage in an Affiliated Transaction with such Interested Shareholder unless approved by the affirmative vote of the holders of two-thirds of the voting shares of the corporation, other than the shares beneficially owned by the Interested Shareholder, and by a majority (but not less than two) of the “Disinterested Directors.” A Disinterested Director means, with respect to a particular Interested Shareholder, a member of a corporation’s board of directors who (i) was a member before the later of January 1, 1988 and the date on which an Interested Shareholder became an Interested Shareholder and (ii) was recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the board.  At the expiration of the three-year period, these provisions require approval of Affiliated Transactions by the affirmative vote of the holders of two-thirds of the voting shares of the corporation, other than those beneficially owned by the Interested Shareholder.

The principal exceptions to the special voting requirement apply to Affiliated Transactions occurring after the three-year period has expired and require either that the transaction be approved by a majority of the Disinterested Directors or that the transaction satisfy certain fair price requirements of the statute.  In general, the fair price requirements provide that the shareholders must receive the highest per share price for their shares as was paid by the Interested Shareholder for his shares or the fair market value of their shares, whichever is higher.  They also require that, during the three years preceding the announcement of the proposed Affiliated Transaction, all required dividends have been paid and no special financial accommodations have been accorded the Interested Shareholder unless approved by a majority of the Disinterested Directors.

None of the foregoing limitations and special voting requirements applies to an Affiliated Transaction with an Interested Shareholder whose acquisition of shares making such person an Interested Shareholder was approved by a majority of the corporation’s Disinterested Directors.

These provisions were designed to deter certain takeovers of Virginia corporations.  In addition, the statute provides that, by affirmative vote of a majority of the voting shares other than shares owned by any Interested Shareholder, a corporation may adopt, by meeting certain voting requirements, an amendment to its articles of incorporation or bylaws providing that the Affiliated Transactions provisions shall not apply to the corporation.  We have not adopted such an amendment.

Control Share Acquisitions

The Virginia Act also contains provisions regulating certain “control share acquisitions,” which are transactions causing the voting strength of any person acquiring beneficial ownership of shares of a public corporation in Virginia to meet or exceed certain threshold percentages (20%, 33/1/3% or 50%) of the total votes entitled to be cast for the election of directors.  Shares acquired in a control share acquisition have no voting rights unless: (i) the voting rights are granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee director of the corporation, or (ii) the articles of incorporation or bylaws of the corporation provide that these Virginia law provisions do not apply to acquisitions of its shares.  The acquiring person may require that a special meeting of the shareholders be held to consider the grant of voting rights to the shares acquired in the control share acquisition.  These provisions were designed to deter certain takeovers of Virginia public corporations.  However, our bylaws contain a provision that makes these provisions inapplicable to acquisitions of our common stock.

Board of Directors

According to our bylaws, the board of directors must be composed of nine directors.  However, the board of directors may, according to our articles of incorporation, amend our bylaws from time to time to increase or decrease the number of directors by up to 30% of the number of directors last elected by the shareholders.   Our board consists of three classes, with the term of office of one class expiring each year.  Directorships are apportioned among the classes so as to make all classes as nearly equal in number as possible.  According to the articles of incorporation, a director may be removed only for cause by the affirmative vote of more than 66 2/3% of the outstanding voting shares.

Directors’ Duties

The standards of conduct for directors of Virginia corporations are listed in the Virginia Stock Corporation Act. Directors must discharge their duties in accordance with their good faith business judgement of the best interests of the corporation. Directors may rely on the advice or acts of others, including officers, employees, attorneys, accountants and board committees if they have a good faith belief in their competence. Directors’ actions are not subject to a reasonableness or prudent person standard. Virginia’s federal and state courts have focused on the process involved with directors’ decision-making and are generally supportive of directors if they have based their decision on an informed process. These elements of Virginia law could make it more difficult to take over a Virginia corporation than corporations in other states.

Indemnification and Limitations on Liability of Officers and Directors

As permitted by the Virginia Stock Corporation Act, our articles of incorporation contain provisions that indemnify our directors and officers to the full extent permitted by Virginia law and eliminate the personal liability of our directors and officers for monetary damages to us or our shareholders for breach of their fiduciary duties, except to the extent that the Virginia Act prohibits indemnification or elimination of liability.  These provisions do not limit or eliminate the rights of us or any shareholder to seek an injunction or any other non-monetary relief in the event of a breach of a director’s or officer’s fiduciary duty.  In addition, these provisions apply only to claims against a director or officer arising out of his role as a director or officer and do not relieve a director or officer from liability if he engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

In addition, our articles of incorporation provide for the indemnification of both directors and officers for expenses that they incur in connection with the defense or settlement of claims asserted against them in their capacities as directors and officers.  This right of indemnification extends to judgments or penalties assessed against them.  We have limited our exposure to liability for indemnification of directors and officers by purchasing directors and officers liability insurance coverage.

The rights of indemnification provided in our articles of incorporation are not exclusive of any other rights that may be available under any insurance or other agreement, by vote of shareholders or disinterested directors or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission this type of indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Shares Eligible for Future Sale

All of the shares that we will have issued in the offering will be freely tradeable without restriction or registration under the Securities Act, unless owned by our affiliates, subject to the lock-up agreements described below.  All shares that we have issued prior to the offering, as well as any other shares that our “affiliates” hold are subject to resale restrictions under the Securities Act.

Rule 144 under the Securities Act defines an affiliate of an issuer as a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the issuer.  Rule 405 under the Securities Act defines the term “control” to mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the person whether through the ownership of voting securities, by contract, or otherwise.  All of our directors and executive officers will likely be deemed to be affiliates of us.  Our directors and executive officers hold 478,896 shares of common stock.

Shares that our affiliates hold and shares that we issued prior to the offering may be eligible for sale in the open market without registration in accordance with the provisions of Rule 144.  After the closing of the offering, the shares of our common stock that we issued prior to the offering will be “restricted securities,” within the meaning of Rule 144.

In general, under Rule 144, any person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year, including affiliates, and any affiliate who holds shares sold in a public offering, may sell, within any three-month period, a number of such shares that does not exceed the greater of 1% of the then outstanding shares of the common stock or the average weekly trading volume of the common stock during the four calendar weeks preceding the sale.  Rule 144 also requires that the securities must be sold in “brokers’ transactions,” as defined in the Securities Act, and the person selling the securities may not solicit orders or make any payment in connection with the offer or sale of securities to any person other than the broker who executes the order to sell the securities.  After restricted securities are held for two years, a person who is not deemed an affiliate of us may sell shares under Rule 144 without regard to the volume and manner of sale limitations described above.  Sales of shares by our affiliates will continue to be subject to the volume and manner of sale limitations.

We cannot predict the effect, if any, that future sales of shares of our common stock, or the availability of shares for future sales, will have on the market price prevailing from time to time.  Sales of substantial amounts of shares of our common stock, or the perception that such sales could occur, could adversely affect the prevailing market price of the shares.

GOVERNMENT SUPERVISION AND REGULATION

General

As a bank holding company, we are subject to regulation under the Bank Holding Company Act, and the examination and reporting requirements of the Federal Reserve.  Under the Bank Holding Company Act, a bank holding company may not directly or indirectly acquire ownership or control of more than 5% of the voting shares or substantially all of the assets of any bank or merge or consolidate with another bank holding company without the prior approval of the Federal Reserve.  The Bank Holding Company Act also generally limits the activities of a bank holding company to that of banking, managing or controlling banks, or any other activity which is determined to be so closely related to banking or to managing or controlling banks that an exception is allowed for those activities.  The Gramm-Leach-Bliley Act, which we discuss below, has reduced some of these limitations.

As state-chartered commercial banks, each of Marathon and Rockingham Heritage is subject to regulation, supervision and examination by the Virginia State Corporation Commission’s Bureau of Financial Institutions.  Each bank also is subject to regulation, supervision and examination by the Federal Reserve.  State and federal law also governs the activities in which each bank engages, the investments that it makes and the aggregate amount of loans that may be granted to one borrower.  Various consumer and compliance laws and regulations also affect each bank’s operations.

Premier Bank, which we are currently organizing in West Virginia, will also be a state-chartered bank, but it will not be a member of the Federal Reserve. As a result, Premier Bank will be subject to regulation, supervision and examination by West Virginia’s Division of Banking and the Federal Deposit Insurance Corporation.

The earnings of our subsidiaries, and therefore our earnings, are affected by general economic conditions, management policies, changes in state and federal legislation and actions of various regulatory authorities, including those referred to above.  The following description summarizes the significant federal and state laws to which we are, and each bank is, subject.  To the extent that statutory or regulatory provisions or proposals are described, the description is qualified in its entirety by reference to the particular statutory or regulatory provisions or proposals.

Payment of Dividends

We are a legal entity separate and distinct from our banking and other subsidiaries.  The majority of our revenues result from dividends paid to us by each bank.  Each bank is subject to laws and regulations that limit the amount of dividends that it can pay.  In addition, we are, and each bank is, subject to various regulatory restrictions relating to the payment of dividends, including requirements to maintain capital at or above regulatory minimums.  Banking regulators have indicated that banking organizations should generally pay dividends only if the organization’s net income available to common shareholders over the past year has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears consistent with the organization’s capital needs, asset quality and overall financial condition.  We do not expect that any of these laws, regulations or policies will materially affect the ability of either bank to pay dividends.

Insurance of Accounts, Assessments and Regulation by the FDIC

The deposits of each bank are insured by the FDIC up to the limits set forth under applicable law. The deposits of each bank are subject to the deposit insurance assessments of the Bank Insurance Fund of the FDIC.

The FDIC has implemented a risk-based deposit insurance assessment system under which the assessment rate for an insured institution may vary according to regulatory capital levels of the institution and other factors (including supervisory evaluations).  Depository institutions insured by the Bank Insurance Fund that are “well capitalized” and that present few or no supervisory concerns are required to pay only the statutory minimum assessment of $2,000 annually for deposit insurance, while all other banks are required to pay premiums ranging from .03% to .27% of domestic deposits.  These rate schedules are subject to future adjustments by the FDIC.  In addition, the FDIC has authority to impose special assessments from time to time.  However, because the legislation enacted in 1996 requires that both Savings Association Insurance Fund-insured and Bank Insurance Fund-insured deposits pay a pro rata portion of the interest due on the obligations issued by the Financing Corporation, the FDIC is assessing Bank Insurance Fund-insured deposits an additional 1.30 basis points per $100 of deposits to cover those obligations.

The FDIC is authorized to prohibit any Bank Insurance Fund-insured institution from engaging in any activity that the FDIC determines by regulation or order to pose a serious threat to the respective insurance fund.  Also, the FDIC may initiate enforcement actions against banks, after first giving the institution’s primary regulatory authority an opportunity to take such action.  The FDIC may terminate the deposit insurance of any depository institution if it determines, after a hearing, that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed in writing by the FDIC.  It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital.  If deposit insurance is terminated, the deposits at the institution at the time of termination, less subsequent withdrawals, shall continue to be insured for a period from six months to two years, as determined by the FDIC.  We are not aware of any existing circumstances that could result in the termination of either bank’s deposit insurance.

Capital

The Federal Reserve has issued risk-based and leverage capital guidelines applicable to banking organizations that it supervises.  Under the risk-based capital requirements, we are, and each bank is, generally required to maintain a minimum ratio of total capital to risk-weighted assets (including certain off-balance sheet activities, such as standby letters of credit) of 8%.  In addition, at least half of the total capital must be Tier 1 capital, which consists of common equity, retained earnings and qualifying perpetual preferred stock, less certain intangibles.  Total capital consists of Tier 1 capital plus certain subordinated debt, certain hybrid capital instruments and other qualifying preferred stock and a limited amount of the loan loss allowance.

In addition, each of the federal banking regulatory agencies has established minimum leverage capital requirements for banking organizations.  Under these requirements, banking organizations must maintain a minimum ratio of Tier 1 capital to adjusted average quarterly assets equal to 3% to 5%, subject to federal bank regulatory evaluation of an organization’s overall safety and soundness.

The risk-based capital standards of the Federal Reserve explicitly identify concentrations of credit risk and the risk arising from non-traditional activities, as well as an institution’s ability to manage these risks, as important factors to be taken into account by the agency in assessing an institution’s overall capital adequacy.  The capital guidelines also provide that a factor in evaluating a banking organization’s capital adequacy is an institution’s exposure to a decline in the economic value of its capital due to changes in interest rates.

Premier Bank will be subject to similar guidelines that the FDIC has issued.

Other Safety and Soundness Regulations

There are a number of obligations and restrictions imposed on bank holding companies and their depository institution subsidiaries by federal law and regulatory policy that are designed to reduce potential loss exposure to the depositors of such depository institutions and to the FDIC insurance funds in the event that the depository institution is insolvent or is in danger of becoming insolvent.  For example, under the requirements of the Federal Reserve with respect to bank holding company operations, a bank holding company is required to serve as a source of financial strength to its subsidiary depository institutions and to commit resources to support such institutions in circumstances where it might not do so otherwise.  In addition, the “cross-guarantee” provisions of federal law require insured depository institutions under common control to reimburse the FDIC for any loss suffered or reasonably anticipated by the FDIC as a result of the insolvency of commonly controlled insured depository institutions or for any assistance provided by the FDIC to commonly controlled insured depository institutions in danger of failure.  The FDIC may decline to enforce the cross-guarantee provision if it determines that a waiver is in the best interests of the deposit insurance funds.  The FDIC’s claim for reimbursement under the cross guarantee provisions is superior to claims of shareholders of the insured depository institution or its holding company but is subordinate to claims of depositors, secured creditors and nonaffiliated holders of subordinated debt of the commonly controlled insured depository institutions.

The federal banking agencies also have broad powers under current federal law to take prompt corrective action to resolve problems of insured depository institutions.  The extent of these powers depends upon whether the institution in question is well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized or critically undercapitalized, as defined by the law.  As of December 31, 2002, each of Marathon and Rockingham Heritage was classified as well capitalized.

State banking regulators also have broad enforcement powers over each bank, including the power to impose fines and other civil and criminal penalties, and to appoint a conservator.

Community Reinvestment

The requirements of the Community Reinvestment Act are also applicable to each bank.  The act imposes on financial institutions an affirmative and ongoing obligation to meet the credit needs of their local communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of those institutions.  A financial institution’s efforts in meeting community needs currently are evaluated as part of the examination process pursuant to twelve assessment factors.  These factors are also considered in evaluating mergers, acquisitions and applications to open a branch or facility.  Marathon received an outstanding rating in its most recent CRA examination, and Rockingham Heritage received an outstanding rating in its most recent CRA examination.

Interstate Banking and Branching

Current federal law authorizes interstate acquisitions of banks and bank holding companies without geographic limitation.  Effective June 1, 1997, a bank headquartered in one state was authorized to merge with a bank headquartered in another state, as long as neither of the states had opted out of such interstate merger authority prior to such date.  After a bank has established branches in a state through an interstate merger transaction, the bank may establish and acquire additional branches at any location in the state where a bank headquartered in that state could have established or acquired branches under applicable federal or state law.

Gramm-Leach-Bliley Act

The Gramm-Leach-Bliley Act was signed into law on November 12, 1999.  The act covers a broad range of issues, including a repeal of most of the restrictions on affiliations among depository institutions, securities firms and insurance companies.  Most of the act’s provisions require the federal bank regulatory agencies and other regulatory bodies to adopt regulations to implement the act, and for that reason an assessment of the full impact of the act on us and each bank must await completion of that regulatory process.

The act repeals sections 20 and 32 of the Glass-Stegall Act, thus permitting unrestricted affiliations between banks and securities firms.  The act also permits bank holding companies to elect to become financial holding companies.  A financial holding company may engage in or acquire companies that engage in a broad range of financial services, including securities activities such as underwriting, dealing, brokerage, investment and merchant banking; and insurance underwriting, sales and brokerage activities.  In order to become a financial holding company, the bank holding company and all of its affiliated depository institutions must be well-capitalized, well-managed, and have at least a satisfactory Community Reinvestment Act rating.

The act provides that the states continue to have the authority to regulate insurance activities, but prohibits the states in most instances from preventing or significantly interfering with the ability of a bank, directly or through an affiliate, to engage insurance sales, solicitations or cross-marketing activities.  Although the states generally must regulate bank insurance activities in a nondiscriminatory manner, the states may continue to adopt and enforce rules that specifically regulate bank insurance activities in certain areas identified in the act.  The act directs the federal bank regulatory agencies to adopt insurance consumer protection regulations that apply to sales practices, solicitations, advertising and disclosures.

The act adopts a system of functional regulation under which the Federal Reserve is confirmed as the umbrella regulator for financial holding companies, but financial holding company affiliates are to be principally regulated by functional regulators such as the FDIC for state nonmember bank affiliates, the Securities and Exchange Commission for securities affiliates and state insurance regulators for insurance affiliates. The act repeals the broad exemption of banks from the definitions of “broker” and “dealer” for purposes of the Securities and Exchange Act of 1934, as amended, but identifies a set of specific activities, including traditional bank trust and fiduciary activities, in which a bank may engage without being deemed a “broker,” and a set of activities in which a bank may engage without being deemed a “dealer.”  The act also makes conforming changes in the definitions of “broker” and “dealer” for purposes of the Investment Company Act of 1940, as amended, and the Investment Advisers Act of 1940, as amended.

The act contains extensive customer privacy protection provisions.  Under these provisions, a financial institution must provide to its customers, at the inception of the customer relationship and annually thereafter, the institution’s policies and procedures regarding the handling of customers’ nonpublic personal financial information.  The act provides that, except for certain limited exceptions, an institution may not provide such personal information to unaffiliated third parties unless the institution discloses to the customer that such information may be so provided and the customer is given the opportunity to opt out of such disclosure.  An institution may not disclose to a non-affiliated third party, other than to a consumer reporting agency, customer account numbers or other similar account identifiers for marketing purposes.  The act also provides that the states may adopt customer privacy protections that are more strict than those contained in the act.  The act also makes a criminal offense, except in limited circumstances, obtaining or attempting to obtain customer information of a financial nature by fraudulent or deceptive means.

UNDERWRITING

The underwriter, McKinnon & Company, Inc., 555 Main Street, Norfolk, Virginia, has agreed, subject to the terms and conditions contained in an underwriting agreement with us, to sell, as selling agent, on a best efforts basis, up to 287,500 shares of common stock.  Because the offering is on a best efforts basis and there is no minimum number of shares to be sold, the underwriter is not obligated to purchase any shares if they are not sold to the public.

The underwriter has informed us that it proposes to sell the common stock as selling agent for us, subject to prior sale, when, as and if issued by us, in part to the public at the public offering price set forth on the cover page of this prospectus and, in part, through certain selected dealers, who are members of the National Association of Securities Dealers, Inc., to customers of such selected dealers at the public offering price.  Each selected dealer will receive a commission of $0.378 for each share that it sells.  The underwriter reserves the right to reject any order for the purchase of common stock through it in whole or in part.

The public offering is not contingent upon the occurrence of any event or the sale of a minimum or maximum number of shares of common stock.  Funds received by the underwriter from investors in the public offering will be deposited with and held by the escrow agent in a non-interest bearing account until the closing of the public offering.  Closing is expected to occur on or about November 25, 2003.

The public offering price will be determined through negotiations between us and the underwriter. A variety of factors will be considered in determining the price, including the trading history of our common stock (including the frequency and volume of trades and actual trading prices), our history and prospects, our past and present earnings and our prospects for future earnings, the current performance and prospects of the banking industry in general and the banking market in which we compete, and the general condition of the securities market and the prices of equity securities of comparable companies.

We will pay our own expenses of the offering, including our legal, accounting, printing and other expenses and expenses associated with qualifying our shares for sale in various states. We will also reimburse the underwriter for the fees of its legal counsel. We expect that the total amount of offering expenses that we pay, including our reimbursement to the underwriter, will amount to approximately $100,000.

The underwriting agreement also provides that we will indemnify the underwriter against certain liabilities, including liabilities under the Securities Act or contribute to payments the underwriter may be required to make in respect thereof.

The underwriter has advised us that it may make a market in the common stock.  The underwriter, however, is not obligated to make a market in the common stock.  It also may discontinue any market making at any time without notice.

The underwriter provides investment banking services to us from time to time in the ordinary course of business.

LEGAL MATTERS

The validity of the shares of our common stock offered and certain other legal matters will be passed upon by the law firm of Williams Mullen, Richmond, Virginia.

EXPERTS

The consolidated financial statements included in this prospectus and the registration statement have been audited by Yount, Hyde & Barbour, P.C., independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

CAUTION ABOUT FORWARD LOOKING STATEMENTS

We make forward looking statements in this prospectus that are subject to risks and uncertainties.  These forward looking statements include statements regarding profitability, liquidity, allowance for loan losses, interest rate sensitivity, market risk, and financial and other goals.  The words “believes,” “expects,” “may,” “will,” “should,” “projects,” “contemplates,” “anticipates,” “forecasts,” “intends” or other similar words or terms are intended to identify forward looking statements.

These forward looking statements are subject to significant uncertainties because they are based upon or are affected by factors including:

•

changes in general economic and business conditions;

•

interest rate fluctuations;

•

competition within and from outside the banking industry;

•

new products and services in the banking industry

•

risk inherent in making loans such as repayment risks and fluctuating collateral values;

•

problems with technology that we utilized;

•

changing trends in customer profiles and changes in laws and regulations applicable to us; and

•

other factors, including those matters discussed in the “Risk Factors” section and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus.

Because of these uncertainties, our actual future results may be materially different from the results indicated by these forward looking statements.  In addition, our past results of operations do not necessarily indicate our future results.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, and we file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission.  You may read and copy any document that we file at the SEC’s public reference room facility located at 450 Fifth Street, NW, Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  The SEC also maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, including us, that file documents with the SEC electronically through the SEC’s electronic data gathering, analysis and retrieval system known as EDGAR.

This prospectus is part of a registration statement filed by us with the SEC.  Because the rules and regulations of the SEC allow us to omit certain portions of the registration statement from this prospectus, this prospectus does not contain all the information set forth in the registration statement.  You may review the registration statement and the exhibits filed with such registration statement for further information regarding us and the shares of our common stock being sold by this prospectus.  The registration statement and its exhibits may be inspected at the public reference facility of the SEC at the locations described above.

INDEX TO FINANCIAL STATEMENTS

Page

Independent Auditor’s Report

Consolidated Balance Sheets as of December 31, 2002 and 2001

Consolidated Statements of Income for the Years Ended

December 31, 2002, 2001 and 2000

Consolidated Statements of Changes in Shareholders’ Equity

for the Years Ended December 31, 2002, 2001, and 2000

Consolidated Statements of Cash Flows for the Years Ended

December 31, 2002, 2001 and 2000

Notes to Consolidated Financial Statements

Consolidated Balance Sheets as of June 30, 2003

and December 31, 2002 (unaudited)

F-34

Consolidated Statements of Income for the Six Months Ended

June 30, 2003 and 2002 (unaudited)

F-35

Consolidated Statements of Changes in Shareholders’ Equity

for the Six Months Ended June 30, 2003 and 2002 (unaudited)

F-36

Consolidated Statements of Cash Flows for the Six Months Ended

June 30, 2003 and 2002 (unaudited)

F-37

Notes to Consolidated Financial Statements (unaudited)

F-38

INDEPENDENT AUDITOR'S REPORT

To the Board of Directors

Premier Community Bankshares, Inc.

We have audited the accompanying consolidated balance sheets of Premier Community Bankshares, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years ended December 31, 2002, 2001 and 2000.  These financial statements are the responsibility of the Corporation's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Premier Community Bankshares, Inc. and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for the years ended December 31, 2002, 2001 and 2000, in conformity with accounting principles generally accepted in the United States of America.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia

January 10, 2003

                       PREMIER COMMUNITY BANKSHARES, INC.

                           Consolidated Balance Sheets
                           December 31, 2002 and 2001
                      (In Thousands, Except for Share Data)

         Assets                                                                2002              2001
                                                                             --------          --------

Cash and due from banks                                                      $ 22,719          $ 17,494
Interest-bearing deposits in other banks                                        2,049               186
Federal funds sold                                                             19,017            22,185
Securities available for sale, at fair value                                   15,276            11,637
Securities held to maturity (fair value approximates $10,033 and $9,838
   at December 31, 2002 and 2001, respectively)                                10,020             9,756
Loans held for sale                                                                --               471
Loans, net of allowance for loan losses of $3,340 in 2002
   and $2,459 in 2001                                                         312,554           229,300
Bank premises and equipment, net                                                7,660             5,376
Accrued interest receivable                                                     1,645             1,398
Other real estate                                                                  67                67
Other assets                                                                    2,748             1,995
                                                                             --------          --------
                                                                             $393,755          $299,865
                                                                             ========          ========
         Liabilities and Shareholders' Equity

Liabilities
   Deposits:
      Noninterest-bearing demand deposits                                    $ 48,536          $ 36,760
      Savings and interest-bearing demand deposits                            100,969            77,919
      Time deposits                                                           195,557           142,958
                                                                             --------          --------
         Total deposits                                                      $345,062          $257,637
   Federal Home Loan Bank advances                                              9,000             7,000
   Short-term borrowings                                                          535               559
   Accounts payable and accrued expenses                                        2,138             1,720
   Capital lease payable                                                          196               204
   Trust Preferred Capital Notes                                                7,000             7,000
   Commitments and contingent liabilities                                          --                --
                                                                             --------          --------
         Total liabilities                                                   $363,931          $274,120
                                                                             --------          --------

Shareholders' Equity
   Preferred stock, Series A, 5% noncumulative, no par
      value; 1,000,000 shares authorized and unissued                        $     --          $     --
   Common stock, $1 par value; 20,000,000 shares authorized; 2002,
      4,555,484 shares issued and outstanding; 2001, 4,527,484 shares
      issued and outstanding                                                    4,555             4,527
   Capital surplus                                                             14,977            14,808
   Retained earnings                                                           10,023             6,342
   Accumulated other comprehensive income                                         269                68
                                                                             --------          --------
         Total shareholders' equity                                          $ 29,824          $ 25,745
                                                                             --------          --------
                                                                             $393,755          $299,865
                                                                             ========          ========

See Notes to Consolidated Financial Statements.

                                      F-3

                       PREMIER COMMUNITY BANKSHARES, INC.

                        Consolidated Statements of Income
                  Years Ended December 31, 2002, 2001 and 2000
                    (In Thousands, Except for Per Share Data)

                                                                                    2002               2001                2000
                                                                                -----------         -----------         -----------
Interest and dividend income:
   Interest and fees on loans                                                   $    21,558         $    18,207         $    16,054
   Interest on investment securities:
     Nontaxable                                                                         188                 119                  48
     Taxable                                                                            402                 276                 425
   Interest and dividends on securities available for sale:
     Nontaxable                                                                          98                  48                  30
     Taxable                                                                            485                 645                 708
     Dividends                                                                           83                  75                  83
   Interest on deposits in banks                                                         12                  39                  73
   Interest on federal funds sold                                                       228                 826               1,066
                                                                                -----------         -----------         -----------
           Total interest and dividend income                                   $    23,114         $    20,235         $    18,487
                                                                                -----------         -----------         -----------

Interest expense:
   Interest on deposits                                                         $     7,788         $     8,662         $     7,890
   Interest on capital lease obligations                                                 16                  16                  17
   Interest on borrowings                                                               664                 386                 302
                                                                                -----------         -----------         -----------
           Total interest expense                                               $     8,468         $     9,064         $     8,209
                                                                                -----------         -----------         -----------
           Net interest income                                                  $    14,646         $    11,171         $    10,278
Provision for loan losses                                                             1,100                 687                 483
                                                                                -----------         -----------         -----------
              Net interest income after provision for loan losses               $    13,546         $    10,484         $     9,795
                                                                                -----------         -----------         -----------

Noninterest income:
   Service charges on deposit accounts                                          $     1,517         $     1,492         $     1,088
   Commissions and fees                                                                 711                 246                 150
   Other                                                                                212                 166                  94
                                                                                -----------         -----------         -----------
           Total noninterest income                                             $     2,440         $     1,904         $     1,332
                                                                                -----------         -----------         -----------

Other expenses:
   Salaries and employee benefits                                               $     5,133         $     4,123         $     3,601
   Net occupancy expense of premises                                                    555                 451                 401
   Furniture and equipment                                                              608                 581                 534
   Merger expenses                                                                       --                  27                 340
   Other                                                                              3,231               2,332               2,250
                                                                                -----------         -----------         -----------
           Total other expenses                                                       9,527               7,514               7,126
                                                                                -----------         -----------         -----------

           Income before income taxes                                           $     6,459         $     4,874         $     4,001
Provision for income tax                                                              2,095               1,624               1,457
                                                                                -----------         -----------         -----------
           Net income                                                           $     4,364         $     3,250         $     2,544
                                                                                ===========         ===========         ===========

Earnings per share, basic                                                       $      0.96         $      0.72         $      0.56
                                                                                ===========         ===========         ===========
Earnings per share, assuming dilution                                           $      0.94         $      0.71         $      0.55
                                                                                ===========         ===========         ===========

See Notes to Consolidated Financial Statements.

                                      F-4

                       PREMIER COMMUNITY BANKSHARES, INC.

           Consolidated Statements of Changes in Shareholders' Equity
                  Years Ended December 31, 2002, 2001 and 2000
                        (In Thousands, except Share Data)

                                                                                           Accumulated
                                                                                             Other
                                                                                             Compre-       Compre-         Total
                                                     Common       Capital      Retained      hensive       hensive     Shareholders'
                                                      Stock       Surplus      Earnings   Income (Loss)    Income         Equity
                                                     -------      --------     --------   -------------  ----------    -------------

Balance, December 31, 1999                           $  4,559     $ 15,162     $  1,547   $       (195)                  $   21,073
 Comprehensive income:
  Net income                                               --           --        2,544             --          2,544         2,544
  Other comprehensive income, unrealized
   gain on securities available for sale
   (net of tax, $105)                                      --           --           --            204            204           204
                                                                                                           ----------
  Total comprehensive income                               --           --           --             --     $    2,748            --
                                                                                                           ==========
 Dividends declared ($0.10 per share)                      --           --         (458)            --                         (458)
 Issuance of common stock - exercise of
  stock options (5,000 shares)                              5           20           --             --                           25
 Repurchase of common stock -
  (16,500 shares)                                         (17)         (64)          --             --                          (81)
                                                     --------     --------     --------   ------------                   ----------
Balance, December 31, 2000                           $  4,547     $ 15,118     $  3,633   $          9                   $   23,307
 Comprehensive income:
  Net income                                               --           --        3,250             --     $    3,250         3,250
  Other comprehensive income, unrealized
   gain on securities available for sale
   (net of tax, $30)                                       --           --           --             59             59            59
                                                                                                           ----------
  Total comprehensive income                               --           --           --             --     $    3,309            --
                                                                                                           ==========
 Dividends declared ($0.12 per share)                      --           --         (541)            --                         (541)
 Issuance of common stock - exercise of
  stock options (95,458 shares)                            95          368           --             --                          463
 Repurchase of common stock -
  (114,669 shares)                                       (115)        (678)          --             --                         (793)
                                                     --------     --------     --------   ------------                   ----------
Balance, December 31, 2001                           $  4,527     $ 14,808     $  6,342   $         68                   $   25,745
 Comprehensive income:
  Net income                                               --           --        4,364             --     $    4,364         4,364
  Other comprehensive income, unrealized
   gain on securities available for sale
   (net of tax, $104)                                      --           --           --            201            201           201
                                                                                                           ----------
  Total comprehensive income                               --           --           --             --     $    4,565            --
                                                                                                           ==========
 Dividends declared ($0.15 per share)                      --           --         (683)            --                         (683)
 Issuance of common stock - exercise of
  stock options (28,000 shares)                            28          169           --             --                          197
                                                     --------     --------     --------   ------------                   ----------
Balance, December 31, 2002
                                                     $  4,555     $ 14,977     $ 10,023   $        269                   $   29,824
                                                     ========     ========     ========   ============                   ==========

See Notes to Consolidated Financial Statements.

                                      F-5

                       PREMIER COMMUNITY BANKSHARES, INC.

                      Consoliated Statements of Cash Flows
                  Years Ended December 31, 2002, 2001 and 2000
                             (Dollars in Thousands)

                                                                                              2002          2001            2000
                                                                                          -----------    ----------      ----------

Cash Flows from Operating Activities
   Net income                                                                             $   4 ,364     $   3,250       $   2,544
   Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization                                                               498           460             509
     Provision for loan losses                                                                 1,100           687             483
     Deferred tax (benefit)                                                                     (179)         (175)           (172)
     Loss on sale of other real estate                                                            --            --               3
     Loss on sale of equipment                                                                    14            --              --
     Net amortization on securities                                                               22            17              48
     Origination of loans held for sale                                                       (4,624)       (6,291)         (3,778)
     Proceeds from sale of loans held for sale                                                 5,095         5,975           3,623
     Changes in asset and liabilities:
       Increase in other assets                                                                 (598)         (422)           (354)
       Increase in accrued interest receivable                                                  (187)          (21)           (309)
       Increase (decrease) in accounts payable and accrued expenses                               74           (81)            134
       Increase (decrease) in interest expense payable                                            38           (35)            109
                                                                                          ----------     ---------       ---------
         Net cash provided by operating activities                                        $    5,617     $   3,364       $   2,840
                                                                                          ----------     ---------       ---------

Cash Flows from Investing Activities
   Proceeds from maturities, calls and principal payments of investment securities        $    2,590     $   3,691       $   1,534
   Proceeds from maturities, calls and principal payments of securities
     available for sale                                                                        7,988         9,515             617
   Purchase of investment securities                                                          (2,873)       (5,416)         (1,980)
   Purchase of securities available for sale                                                 (11,336)       (6,049)         (3,885)
   Net increase in loans                                                                     (84,353)      (44,586)        (33,715)
   Purchase of bank premises and equipment                                                    (2,763)         (858)           (537)
   Improvements to other real estate                                                              --            --              (3)
   Proceeds from sale of other real estate                                                        --           238             183
                                                                                          ----------     ---------       ---------
         Net cash (used in) investing activities                                          $  (90,747)      (43,465)        (37,786)
                                                                                          ----------     ---------       ---------

Cash Flows from Financing Activities
   Net increase in demand deposits, NOW accounts and savings accounts                     $   34,826     $  18,307       $  18,423
   Net increase in certificates of deposit                                                    52,599        27,177          12,578
   Increase (decrease) in Federal Home Loan Bank advances                                      2,000        (1,500)          7,500
   Increase (decrease) in short-term borrowings                                                  (24)           13             243
   Proceeds from trust preferred capital notes                                                    --         7,000              --
   Net proceeds from issuance of common stock                                                    197           463              25
   Acquisition of common stock                                                                    --          (793)            (81)
   Principal payments on capital lease obligations                                                (8)           (7)             (7)
   Payment of dividends                                                                         (541)         (455)           (185)
                                                                                          ----------     ---------       ---------
         Net cash provided by financing activities                                        $   89,049     $  50,205          38,496
                                                                                          ----------     ---------       ---------

         Increase in cash and cash equivalents                                            $    3,919     $  10,104       $   3,550

Cash and Cash Equivalents
   Beginning                                                                                  39,865        29,761          26,211
                                                                                          ----------     ---------       ---------
   Ending                                                                                 $   43,784     $  39,865       $  29,761
                                                                                          ==========     =========       =========

Supplemental Disclosures of Cash Flow Information
   Cash payments for:
   Interest                                                                               $   8 ,442     $   9,099       $   8,099
                                                                                          ==========     =========       =========
   Income taxes                                                                           $   2 ,574     $   1,867       $   1,598
                                                                                          ==========     =========       =========

Supplemental Schedule of Noncash Investing and Financing Activities
   Other real estate acquired in settlement of loans                                      $       --     $     305       $      --
                                                                                          ==========     =========       =========
   Unrealized gain on securities available for sale                                       $      305     $      89       $     309
                                                                                          ==========     =========       =========

See Notes to Consolidated Financial Statements.

                                      F-6

                       PREMIER COMMUNITY BANKSHARES, INC.

                   Notes to Consolidated Financial Statements

Note 1.   Nature of Banking Activities and Significant Accounting Policies

          Premier Community Bankshares, Inc. (the "Corporation") is a Virginia
          multi-bank holding company headquartered in Winchester, Virginia. The
          Corporation owns The Marathon Bank, Rockingham Heritage Bank and its subsidiary, RHB Services, Inc. and Premier Statutory Trust I.

          The accounting and reporting policies of the Corporation and its subsidiaries conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. The following is a summary of the more significant policies.

            Principles of Consolidation

               The consolidated financial statements of the Premier Community
               Bankshares, Inc. and its subsidiaries, include the accounts of all companies. All material intercompany balances and
               transactions have been eliminated.

             Securities

               Debt securities that management has the positive intent and ability to hold to maturity are classified as "held to maturity"
               and recorded at amortized cost. Securities not classified as held to maturity, including equity securities with readily
               determinable fair values, are classified as "available for sale"
               and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

               Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities.
               Declines in the fair value of held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

             Loans

               The Corporation's banking subsidiaries grant mortgage, commercial and consumer loans to customers. These loans are expected to be repaid from cash flows or proceeds from the sale of selected assets of the borrowers. A substantial portion of the loan portfolio is represented by mortgage loans throughout the
               Augusta, Frederick, Rockingham, Shenandoah and Warren County
               areas of Virginia. The ability of the debtors to honor their contracts is dependent upon the real estate and general economic conditions in these areas.

                                      F-7

                   Notes to Consolidated Financial Statements

          Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances less the allowance for loan losses. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using a method that approximates the interest method.

          The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Loans are placed on nonaccrual at an earlier date or charged off if collection of principal or interest is considered doubtful.

          All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

     Loans Held for Sale

          Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate.
          Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

     Allowance for Loan Losses

          The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

          The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. Management uses three steps in calculating the balance of the reserve. The first step is the specific classification which examines problem loans and applies a weight factor to each category. The weight factor is based upon historical data and the loans within each category are reviewed on a monthly basis to determine changes in their status. The second step applies a predetermined rate against total loans with unspecified reserves. Again, this rate is based upon experience and can change over time. The third step is an unallocated allowance which is determined by economic events and conditions that may have a real, but as yet undetermined, impact upon the portfolio. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

                                      F-8

                   Notes to Consolidated Financial Statements

          The impairment of loans that have been separately identified for evaluation is measured based on the present value of expected future cash flows or, alternatively, the observable market price of the loans or the fair value of the collateral. However, for those loans that are collateral dependent (that is, if repayment of those loans is expected to be provided solely by the underlying collateral) and for which management has determined foreclosure is probable, the measure of impairment of those loans is to be based on the fair value of the collateral. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Corporation does not separately identify individual consumer and residential loans for impairment disclosures.

     Classifications of Amortization on Assets Acquired Under Capital Leases

          The amortization expense on assets acquired under capital leases is included with the depreciation expense.

     Earnings Per Share

          Basic earnings per share represents income available to common shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Corporation relate solely to outstanding stock options, and are determined using the treasury stock method.

     Income Taxes

          Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

     Cash and Cash Equivalents

          For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold.
          Generally, federal funds are purchased and sold for one-day periods.

                                      F-9

                   Notes to Consolidated Financial Statements

     Bank Premises and Equipment

          Land is carried at cost. Buildings and equipment are carried at cost, less accumulated depreciation computed on the straight-line method over the estimated useful lives of the assets.

     Other Real Estate Owned

          Foreclosed properties are recorded at the lower of the outstanding loan balance at the time of foreclosure or the estimated fair value less estimated costs to sell. At foreclosure any excess of the loan balance over the fair value of the property is charged to the allowance for loan losses. Such carrying value is periodically reevaluated and written down if there is an indicated decline in fair value. Costs to bring a property to salable condition are capitalized up to the fair value of the property while costs to maintain a property in salable condition are expensed as incurred.

     Advertising Costs

          The Corporation and subsidiaries follow the policy of charging the production costs of advertising to expense as incurred.

     Use of Estimates

          In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of
          America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate and deferred tax assets.

     Stock Compensation Plan

          The Corporation accounts for the plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock
          Issued to Employees, and related Interpretations. No stock-based compensation cost is reflected in net income, as all options granted under the plan has an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the
          Corporation had applied the fair value recognition provisions of FASB
          Statement No. 123, Accounting for Stock-Based Compensation, to
          stock-based compensation (dollars in thousands except per share amounts):

                                      F-10

                   Notes to Consolidated Financial Statements

                                                                2002         2001         2000
                                                              --------     --------     ---------

         Net income, as reported                              $  4,364     $  3,250     $   2,544
            Total stock-based compensation expense
               determined under fair value based method
               for all rewards                                    (177)         (10)          (17)
                                                              --------     --------     ---------
         Pro forma net income                                 $  4,187     $  3,240     $   2,527
                                                              ========     ========     =========

         Basic earnings per share
           As reported                                        $   0.96     $   0.72     $    0.56
                                                              ========     ========     =========
           Pro forma                                          $   0.92     $   0.72     $    0.55
                                                              ========     ========     =========

         Diluted earnings per share
           As reported                                        $   0.94     $   0.71     $    0.55
                                                              ========     ========     =========
           Pro forma                                          $   0.91     $   0.71     $    0.55
                                                              ========     ========     =========

            See Note 16 for additional information relating to this plan.

         Reclassifications

            Certain reclassifications have been made to prior period balances to conform to the current year provisions.

Note 2.  Securities

         The amortized cost and fair value of the securities available for sale as of December 31, 2002 and 2001 are as follows:

                                                             Gross        Gross
                                            Amortized     Unrealized    Unrealized       Fair
                                              Cost           Gains       (Losses)        Value
                                            ---------     ----------    ----------     ---------
                                                                    2002
                                            ----------------------------------------------------
                                                                (In Thousands)

         U.S. Treasury Notes                $   2,000     $      --     $       --     $   2,000
         U.S. Government and
           federal agencies                     6,865           189             --         7,054
         Obligations of state and
           political subdivisions               2,880           126             --         3,006
         Mortgage-backed securities             1,424            49             --         1,473
         Equity securities                        250            44             --           294
         Restricted securities                  1,449            --             --         1,449
                                            ---------     ---------     ----------     ---------
                                            $  14,868     $     408     $       --     $  15,276
                                            =========     =========     ==========     =========

                                      F-11

                   Notes to Consolidated Financial Statements

                                                            Gross          Gross
                                            Amortized     Unrealized     Unrealized       Fair
                                               Cost         Gains        (Losses)         Value
                                            ---------     ----------     ----------     ---------
                                                                    2001
                                            -----------------------------------------------------
                                                               (In Thousands)

          U.S. Treasury Notes               $     250     $        2     $      --      $     252
          U.S. Government and
            federal agencies                    7,626            100            (5)         7,721
          Obligations of state and
            political subdivisions              1,186             15           (11)         1,190
          Corporate bonds                         250             --            --            250
          Mortgage-backed securities              868              6            (4)           870
          Restricted securities                 1,354             --            --          1,354
                                            ---------     ----------     ----------     ---------
                                            $  11,534     $      123     $     (20)     $  11,637
                                            =========     ==========     ==========     =========

          The amortized cost and fair value of the securities available for sale as of December 31, 2002, by contractual maturity, are shown below.
          Expected maturities may differ from contractual maturities because mortgages underlying the mortgage-backed securities may be called or prepaid without any penalties. Therefore, these securities are not included in the maturity categories in the maturity summary.

                                                                 Amortized      Fair
                                                                    Cost        Value
                                                                 ---------    ---------
                                                                     (In Thousands)

          Due in one year or less                                $  3,252     $   3,257
          Due after one year through five years                     6,119         6,333
          Due after five years through ten years                    2,374         2,470
          Mortgage-backed securities                                1,424         1,473
          Equity securities                                           250           294
          Restricted securities                                     1,449         1,449
                                                                 --------     ---------
                                                                 $ 14,868     $  15,276
                                                                 ========     =========

                                      F-12

                   Notes to Consolidated Financial Statements

          The amortized cost and fair value of securities being held to maturity as of December 31, 2002 and 2001, are as follows:

                                                                    Gross          Gross
                                                    Amortized     Unrealized     Unrealized       Fair
                                                       Cost         Gains         (Losses)        Value
                                                    ---------     ----------     ----------     ---------
                                                                             2002
                                                    -----------------------------------------------------
                                                                       (In Thousands)

          U.S. Treasury securities                  $     250     $        2      $      --     $     252
          U.S. Government and
            federal agencies                            1,798             53             --         1,851
          Obligations of state and
            political subdivisions                      5,173            134           (112)        5,195
          Mortgage-backed securities                       48              1             --            49
          Trust preferred securities                    2,751             17            (82)        2,686
                                                    ---------     ----------      ---------     ---------
                                                    $  10,020     $      207      $    (194)    $ 10,033
                                                    =========     ==========      =========     =========

                                                                    Gross          Gross
                                                    Amortized     Unrealized     Unrealized       Fair
                                                       Cost         Gains         (Losses)        Value
                                                    ---------     ----------     ----------     ---------
                                                                             2001
                                                    -----------------------------------------------------
                                                                       (In Thousands)

          U.S. Treasury securities                  $     250     $       11      $      --     $     261
          U.S. Government and
            federal agencies                            3,494             84            (10)        3,568
          Obligations of state and
            political subdivisions                      3,145             36            (42)        3,139
          Mortgage-backed securities                       93              2             --            95
          Trust preferred securities                    2,774              1             --         2,775
                                                    ---------     ----------      ---------     ---------
                                                    $   9,756     $      134      $     (52)    $   9,838
                                                    =========     ==========      =========     =========

                                      F-13

                   Notes to Consolidated Financial Statements

          The amortized cost and fair value of the securities being held to maturity as of December 31, 2002, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because mortgages underlying the mortgage-backed securities may be called or prepaid without any penalties. Therefore, these securities are not included in the maturity categories in the maturity summary.

                                                              Amortized       Fair
                                                                 Cost         Value
                                                              ---------     ---------
                                                                   (In Thousands)

          Due in one year or less                             $   2,189     $   2,232
          Due after one year through five years                   1,209         1,270
          Due after five years through ten years                  2,478         2,543
          Due over ten years                                      4,096         3,939
          Mortgage-backed securities                                 48            49
                                                              ---------     ---------
                                                              $  10,020     $  10,033
                                                              =========     =========

          For the years ended December 31, 2002, 2001, and 2000, there were no sales of securities available for sale.

          Securities having a book value of $5,590,000 and $5,318,000 at
          December 31, 2002 and 2001 were pledged to secure public deposits and for other purposes required by law.

                                      F-14

                   Notes to Consolidated Financial Statements

Note 3.   Loans and Related Party Transactions

          The composition of the net loans is as follows:

                                                                                             December 31,
                                                                                       ------------------------
                                                                                          2002          2001
                                                                                       ------------------------
                                                                                           (In Thousands)

          Mortgage loans on real estate:
             Construction                                                              $  38,063     $   21,926
             Secured by farmland                                                           2,774          1,677
             Secured by 1-4 family residential                                            70,773         53,419
             Multi-family residential                                                      6,258          3,982
             Nonfarm, nonresidential loans                                               123,478         83,624
          Loans to farmers (except those secured by real estate)                              42             12
          Commercial loans (except those secured by real estate)                          52,970         49,445
          Consumer installment loans (except those secured by real estate)                19,699         17,261
          Overdrafts reclassified from deposits                                              962            203
          All other loans                                                                    876            222
                                                                                       ---------     ----------
                                                                                       $ 315,895     $  231,771
          Less:
             Unearned income                                                                   1             12
             Allowance for loan losses                                                     3,340          2,459
                                                                                       ---------     ----------
                                                                                       $ 312,554     $  229,300
                                                                                       =========     ==========

          The Corporation, through its banking subsidiaries, has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, executive officers, their immediate families and affiliated companies in which they are principal shareholders (commonly referred to as related parties), on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. These persons and firms were indebted to the Banks for loans totaling $7,633,000 and
          $5,488,000 at December 31, 2002 and 2001, respectively. During 2002, total principal additions were $4,129,000 and total principal payments were $1,984,000.

                                      F-15

                   Notes to Consolidated Financial Statements

Note 4.   Allowance for Loan Losses

          Changes in the allowance for loan losses are as follows:

                                                                   December 31,
                                                       -------------------------------------
                                                          2002         2001           2000
                                                       ----------   ----------    ----------
                                                                  (In Thousands)

            Balance, beginning                         $   2,459    $   2,000     $   1,689
              Provision for loan losses                    1,100          687           483
              Recoveries                                      66           67           110
              Loan losses charged to
                the allowance                               (285)        (295)         (282)
                                                       ----------   ----------    ----------
            Balance, ending                            $   3,340    $   2,459     $   2,000
                                                       ==========   ==========    ==========

          The following is a summary of information pertaining to impaired loans for the years ended December 31, 2002 and 2001:

                                                                            December 31,
                                                                    -------------------------
                                                                        2002           2001
                                                                    -------------------------
                                                                           (In Thousands)

          Impaired loans with a valuation allowance                 $    1,111      $      190
          Impaired loans without a valuation allowance                      --              --
                                                                    ----------      ----------
               Total impaired loans                                 $    1,111      $      190
                                                                    ==========      ==========

          Valuation allowance related to impaired loans             $      318      $      151
                                                                    ==========      ==========

          Average investment in impaired loans                      $      411      $      128
                                                                    ==========      ==========

          Interest income recognized on impaired loans              $       19      $       17
                                                                    ==========      ==========

          Interest income recognized on a cash basis
             on impaired loans                                      $       --      $       --
                                                                    ==========      ==========

                                      F-16

                   Notes to Consolidated Financial Statements

          No additional funds are committed to be advanced in connection with impaired loans.

          Nonaccrual loans excluded from impaired loan disclosure under FASB 114 amounted to $114,458 and $21,000 at December 31, 2002 and 2001,
          respectively. If interest on these loans had been accrued, such income would have approximated $2,000, $1,000 and $14,000 for 2002, 2001 and
          2000, respectively.

Note 5.   Bank Premises and Equipment, Net

          Bank premises and equipment as of December 31, 2002 and 2001 consists of the following:

                                                           2002         2001
                                                         --------     --------
                                                            (In Thousands)

          Bank premises                                  $  5,415     $  4,785
          Furniture and equipment                           4,368        2,945
          Capital leases - property and equipment             257          257
          Bank premises and equipment in process              686          635
                                                         --------     --------
          Less accumulated depreciation                  $ 10,726     $  8,622
                                                            3,066        3,246
                                                         --------     --------
                                                         $  7,660     $  5,376
                                                         ========     ========

          Depreciation and amortization, related to Bank premises and equipment, included in operating expense for 2002, 2001 and 2000 was $498,000,
          $460,000, and $509,000, respectively.

Note 6.   Deposits

          The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2002 and 2001 was $48,568,000 and $31,278,000,
          respectively.

          At December 31, 2002, the scheduled maturities of time deposits are as follows (dollars in thousands):

                    Years Ending December 31:

                            2003                     $ 129,810
                            2004                        21,875
                            2005                        22,306
                            2006                         7,538
                            2007                        14,028
                                                     ---------
                                                     $ 195,557
                                                     =========

                                      F-17

                   Notes to Consolidated Financial Statements

Note 7.  Income Taxes

         Net deferred tax assets consist of the following components as of
         December 31, 2002 and 2001:

                                                   2002              2001
                                             ----------------  ----------------
                                                      (In Thousands)
              Deferred tax assets:
                Allowance for loan losses        $ 1,028         $    749
                Deferred loan fees                   112               58
                Deferred benefit plans               116               81
                Other                                 10                2
                                                 -------         --------
                                                 $ 1,266         $    890
                                                 -------         --------
              Deferred tax liabilities:
                Depreciation                     $   247         $     49
                Other                                 --                1
                Securities available for sale        138               35
                                                 -------         --------
                                                 $   385         $     85
                                                 -------         --------
                Net deferred tax assets
                 included in other assets        $   881         $    805
                                                 =======         ========

         The provision for income taxes charged to operations for the years ended December 31, 2002, 2001 and 2000, consists of the following:

                                                      2002             2001          2000
                                                 -------------    -------------  -----------
                                                                  (In Thousands)

              Current tax expense                $       2,274    $      1,799    $    1,629
              Deferred tax (benefit)                      (179)           (175)         (172)
                                                 -------------    ------------    ----------
                                                 $       2,095    $      1,624    $    1,457
                                                 -------------    ------------    ----------

         The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income for the years ended December 31, 2002, 2001 and 2000, due to the following:

                                                      2002              2001         2000
                                                 -------------    -------------- -----------
                                                                  (In Thousands)

              Computed "expected" tax expense    $     2,196      $       1,657  $     1,360
              Increase (decrease) in income
               taxes resulting from:
                Nondeductible merger expenses             --                  9          116
                Tax-exempt interest income              (102)               (49)         (26)
                Other                                      1                  7            7
                                                 -----------      ------------- ------------
                                                       2,095      $       1,624  $     1,457
                                                 ===========      =============  ===========

                                      F-18

                   Notes to Consolidated Financial Statements

Note 8.   Leases

          Capital Leases

            The Marathon Bank has a lease agreement on a branch facility. The liability is payable in monthly installments of $1,991 through May
            31, 2016 at an interest rate of 8%. The capital lease payable at
            December 31, 2002 in the amount of $196,000 represents the present value of the balance due in future years for lease rentals discounted at the respective interest rates. Since the term of the lease is approximately the same as the estimated useful life of the assets, and the present value of the future minimum lease payments at the beginning of the lease approximated the fair value of the leased assets at that date, the lease is considered to be a capital lease and has been so recorded.

            The following is a schedule by years of the future minimum lease payments under the capital lease together with the present value of the net minimum lease payments as of December 31, 2002:

               Years ending December 31 (dollars in thousands):

                2003                                         $        24
                2004                                                  24
                2005                                                  24
                2006                                                  24
                2007                                                  24
                Later years                                          200
                                                             -----------
                   Total minimum lease payments              $       320
                Less the amount representing interest                124
                                                             -----------
                   Present value of net minimum
                    lease payments                           $       196
                                                             ===========

          Operating Leases

            Rockingham Heritage Bank has entered into a five-year operating lease with an entity of which a director of the Corporation is a shareholder. The lease expires on November 30, 2005 and has four five-year renewal options. The lease provides for an annual rental of $28,980 for the initial lease beginning December 1, 2000. The total minimum lease commitment at December 31, 2002 under this lease is $84,525.

            The Banks were obligated under a number of other noncancelable leases for various banking premises, which including renewal options, expire through 2006. Total rental expense on premises and equipment for 2002, 2001 and 2000, was $226,000, $191,000, and
            $151,000, respectively.

                                      F-19

                   Notes to Consolidated Financial Statements

            Minimum rental commitments under noncancelable operating leases with terms in excess of one year as of December 31, 2002 were as follows
            (dollars in thousands):

             2003                                             $     203
             2004                                                   176
             2005                                                   138
             2006                                                    93
             2007                                                    36
             Later years                                            176
                                                              ---------
                                                              $     822
                                                              =========

Note 9.   Commitments and Contingent Liabilities

          In the normal course of business, there are other outstanding commitments and contingent liabilities which are not reflected in the accompanying financial statements. See Note 13 with respect to financial instruments with off-balance-sheet risk.

          As members of the Federal Reserve System, the banking subsidiaries are required to maintain certain average reserve balances. For the final weekly reporting period in the years ended December 31, 2002 and 2001, the aggregate amounts of daily average required balances were approximately $1,823,000 and $1,530,000, respectively.

          The Banks are required to maintain certain required reserve balances with its correspondent bank. Those required balances were $7,900,000 and $3,800,000 for 2002 and 2001, respectively.

Note 10.  Dividend Restrictions

          Federal and state banking regulations place certain restrictions on dividends paid and loans or advances made by the Banks to the
          Corporation. The total amount of dividends which may be paid at any date is generally limited to the current year earnings and earnings retained for the two proceeding years.

          At December 31, 2002, the Banks' retained earnings available for the payment of dividends was $7,781,000. Accordingly, $24,093,000 of the
          Corporation's equity in the net assets of the Banks was restricted at
          December 31, 2002.

          In addition, dividends paid by the Banks to the Corporation would be prohibited if the effect thereof would cause the Banks' capital to be reduced below applicable minimum capital requirements.

                                      F-20

                   Notes to Consolidated Financial Statements

Note 11.    Financial Instruments With Off-Balance-Sheet Risk

            The Banks are party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit and commercial lines of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

            The Banks' exposure to credit loss is represented by the contractual amount of these commitments. The Banks follow the same credit policies in making commitments as it does for on-balance-sheet instruments.

            At December 31, 2002 and 2001, the following financial instruments were outstanding whose contract amounts represent credit risk:

                                                                         Contract Amount
                                                              -------------------------------
                                                                    2002            2001
                                                              --------------   --------------
                                                                       (In Thousands)

                     Commitments to grant loans                $   19,791      $    15,693
                     Standby letters of credit                      3,541            1,679
                     Unfunded commitments under
                       lines of credit                             40,127           30,250

            Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Banks evaluate each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Banks, is based on management's credit evaluation of the counterparty.

            Unfunded commitments under commercial lines of credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines of credit generally are uncollateralized and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Banks are committed.

            Commercial and standby letters of credit are conditional commitments issued by the Banks to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The
            Banks generally hold collateral supporting those commitments for which collateral is deemed necessary.

                                      F-21

                   Notes to Consolidated Financial Statements

            The Banks have cash accounts in other commercial banks. The amount on deposit at these banks at December 31, 2002 exceeded the insurance limits of the Federal Deposit Insurance Corporation by approximately $11,500,000.

Note 12.    Employee Benefit Plans

            The Marathon Bank and Rockingham Heritage Bank each have a 401(k)
            Profit Sharing Plan covering employees who have completed 90 days of service and are at least 18 years of age. Employees may contribute compensation subject to certain limits based on federal tax laws.
            The Bank makes discretionary matching contributions equal to 100 percent of an employee's compensation contributed to the Plan up to
            5 percent of the employee's compensation. Additional amounts may be contributed, at the option of the Bank's Board of Directors. These additional contributions generally amount to 4.5 percent of eligible employee's compensation. Employer contributions vest to the employee over a six-year period.

            For the years ended December 31, 2002, 2001 and 2000, expense attributable to these retirement plans amounted to $183,000,
            $168,000 and $166,000, respectively.

Note 13.    Fair Value of Financial Instruments and Interest Rate Risk

            The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

              Cash and Short-Term Investments

                For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

              Securities

                For securities, fair values are based on quoted market prices or dealer quotes.

              Loans Held for Sale

                Fair values are based on quoted market prices of similar loans sold on the secondary market.

                                      F-22

                   Notes to Consolidated Financial Statements

         Loan Receivables

         For certain  homogeneous  categories of loans, such as some residential mortgages,  and other consumer loans, fair value is estimated using the quoted market prices for securities  backed by similar loans,  adjusted for differences in loan characteristics.  The fair value of other types of loans is  estimated by  discounting  the future cash flows using the current rates at which  similar  loans would be made to borrowers  with similar credit ratings and for the same remaining maturities.

         Deposits and Borrowings

         The fair value of demand deposits,  savings accounts, and certain money market  deposits is the amount payable on demand at the reporting date.
         The fair value of  fixed-maturity  certificates of deposit is estimated using the rates  currently  offered for  deposits of similar  remaining maturities.  The fair value of all other  deposits  and  borrowings  is determined using the discounted cash flow method. The discount rate was equal to the rate currently offered on similar products.

         Accrued Interest

         The carrying amounts of accrued interest approximate fair value.

         Off-Balance-Sheet Financial Instruments

         The fair value of commitments  to extend credit is estimated  using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference  between  current levels of interest rates and the committed  rates.  The fair value of stand-by  letters of credit is based  on fees  currently  charged  for  similar  agreements  or on the estimated  cost to terminate them or otherwise  settle the  obligations with the counterparties at the reporting date.

         At December 31, 2002 and 2001, the carrying amounts of loan commitments and stand-by letters of credit approximated fair values.

                                      F-23

                                                     2002                                  2001
                                     ------------------------------------  -------------------------------------
                                         Carrying             Fair              Carrying            Fair
                                          Amount              Value              Amount             Value
                                     -----------------  -----------------  -------------------  ----------------
                                                 (Thousands)                            (Thousands)

 Financial assets:
    Cash and short-term
     investments                     $       43,784     $       43,784     $       39,865       $       39,865
    Securities                               25,296             25,272             21,393               21,475
    Loans held for sale                          --                 --                471                  471
    Loans                                   312,554            315,184            229,300              237,883
    Accrued interest receivable               1,645              1,645              1,398                1,398

 Financial liabilities:
    Deposits                         $      345,062     $      348,888     $      257,637       $      267,769
    Federal Home Loan Bank
        advances                              9,000              9,049              7,000                6,829
    Short-term borrowings                       535                535                559                  559
    Capital lease payable                       196                205                204                  234
    Trust preferred capital notes             7,000              7,000              7,000                7,000
    Accrued interest payable                    401                401                422                  422

         The  Corporation,  through its banking  subsidiaries,  assumes interest rate risk (the risk that general interest rate levels will change) as a result of its normal operations.  As a result, the fair values of their financial  instruments will change when interest rate levels change and that change may be either favorable or unfavorable. Management attempts to match  maturities of assets and  liabilities to the extent  believed necessary to minimize interest rate risk. However, borrowers with fixed rate obligations are less likely to prepay in a rising rate environment and more likely to prepay in a falling  rate  environment.  Conversely, depositors  who are  receiving  fixed rates are more likely to withdraw funds before  maturity in a rising rate  environment and less likely to do so in a falling  rate  environment.  Management  monitors  rates and maturities of assets and liabilities and attempts to minimize  interest rate risk by adjusting terms of new loans and deposits and by investing in  securities  with  terms that  mitigate  the  Corporation's  overall interest rate risk.

                                      F-24

                   Notes to Consolidated Financial Statements

Note 14. Minimum Regulatory Capital Requirements

         The Corporation (on a consolidated  basis) and the Banks are subject to various  regulatory  capital  requirements  administered by the federal banking  agencies.  Failure to meet minimum  capital  requirements  can
         initiate  certain  mandatory  and  possibly  additional   discretionary
         actions by regulators that, if undertaken, could have a direct material effect on the  Corporation's  and Banks'  financial  statements.  Under capital  adequacy  guidelines and the  regulatory  framework for prompt corrective  action,  the  Corporation  and the Banks must meet specific capital guidelines that involve quantitative  measures of their assets, liabilities  and certain  off-balance-sheet  items as calculated  under regulatory accounting practices. The capital amounts and classification are also  subject to  qualitative  judgments  by the  regulators  about components,  risk  weightings,  and other  factors.  Prompt  correction action provisions are not applicable to bank holding companies.

         Quantitative  measures  established  by  regulation  to ensure  capital adequacy  require the  Corporation  and the Banks to  maintain  minimum amounts and ratios  (set forth in the table  below) of total and Tier 1 capital (as defined in the  regulations)  to  risk-weighted  assets (as defined)  and of Tier 1 capital  (as  defined)  to  average  assets (as defined).  Management believes,  as of December 31, 2002 and 2001, that the Corporation and the Banks met all capital adequacy  requirements to which they are subject.

         As of December 31, 2002, the most recent  notification from the Federal
         Reserve  Bank  categorized  the  Banks as well  capitalized  under  the regulatory framework for prompt corrective action. To be categorized as
         well   capitalized,   an  institution   must  maintain   minimum  total
         risk-based,  Tier 1 risk-based and Tier 1 leverage  ratios as set forth in the table below.

         There  are  no  conditions  or  events  since  the  notification   that
         management believes have changed the Banks' category. The Corporation's and the Banks'  capital  amounts and ratios as of December 31, 2002 and
         2001 are also presented in the table.

                                      F-25

                   Notes to Consolidated Financial Statements

                                                                                                            Minimum
                                                                                                           To Be Well
                                                                                                       Capitalized Under
                                                                          Minimum Capital              Prompt Corrective
                                                  Actual                    Requirement                Action Provisions
                                       ---------------------------- ---------------------------- ------------------------------
                                           Amount        Ratio          Amount        Ratio            Amount         Ratio
                                       -------------- ------------- -------------- ------------- ------------------------------
                                                                           (Amount in Thousands)

As of December 31, 2002:
  Total Capital to Risk
    Weighted Assets:
      Consolidated                     $   39,895        12.56%     $   25,418        8.00%                 N/A          N/A
      The Marathon Bank                $   18,272        10.55%     $   13,861        8.00%      $       17,326        10.00%
      Rockingham Heritage Bank         $   16,693        11.68%     $   11,430        8.00%      $       14,288        10.00%
  Tier 1 Capital to Risk
    Weighted Assets:
      Consolidated                     $   36,555        11.51%     $   12,709        4.00%                 N/A          N/A
      The Marathon Bank                $   16,444         9.49%     $    6,930        4.00%      $       10,395         6.00%
      Rockingham Heritage Bank         $   15,182        10.63%     $    5,715        4.00%      $        8,573         6.00%
  Tier 1 Capital to
    Average Assets:
      Consolidated                     $   36,555         9.61%     $   15,211        4.00%                 N/A          N/A
      The Marathon Bank                $   16,444         7.68%     $    8,565        4.00%      $       10,706         5.00%
      Rockingham Heritage Bank         $   15,182         9.14%     $    6,646        4.00%      $        8,308         5.00%

As of December 31, 2001:
  Total Capital to Risk
    Weighted Assets:
      Consolidated                     $   35,137        15.10%     $   18,615        8.00%                 N/A          N/A
      The Marathon Bank                $   13,324        11.28%     $    9,452        8.00%      $       11,814        10.00%
      Rockingham Heritage Bank         $   13,096        11.50%     $    9,114        8.00%      $       11,392        10.00%
  Tier 1 Capital to Risk
    Weighted Assets:
      Consolidated                     $   32,678        14.04%     $    9,308        4.00%                 N/A          N/A
      The Marathon Bank                $   12,015        10.17%     $    4,726        4.00%      $        7,089         6.00%
      Rockingham Heritage Bank         $   11,946        10.49%     $    4,557        4.00%      $        6,835         6.00%
  Tier 1 Capital to
    Average Assets:
      Consolidated                     $   32,678        11.41%     $   11,458        4.00%                 N/A          N/A
      The Marathon Bank                $   12,015         7.69%     $    6,246        4.00%      $        7,808         5.00%
      Rockingham Heritage Bank         $   11,946         9.17%     $    5,212        4.00%      $        6,515         5.00%

                                      F-26

                   Notes to Consolidated Financial Statements

Note 15. Stock Compensation Plans

         The Corporation's  Long-Term  Incentive Plan allows for incentive stock options  and  nonqualified  stock  options to be granted to certain key employees and directors with an exercise price to be not less than 100%
         of the Fair  Market  Value of the Stock on the day the stock  option is
         granted.   440,000  shares  of  the  Corporation's  common  stock  plus
         sufficient   shares  to  cover  the  options   outstanding   under  the
         Corporation's  previous  plan have been  reserved  for the  issuance of stock  options  under the Plan.  All options  expire ten years from the grant  date and vest 25% at the date of grant and 25% each year for the three years following the grant year.

         A summary of the activity in the stock option plans follows:

                                                    2002                            2001                             2000
                                       ------------------------------- ------------------------------- -----------------------------
                                                          Weighted                        Weighted                         Weighted
                                           Number         Average           Number         Average          Number         Average
                                             of           Exercise            of          Exercise            of           Exercise
                                           Shares          Price            Shares          Price           Shares          Price
                                       -------------  ---------------- --------------  --------------- --------------  -------------

 Outstanding at beginning of year          126,375    $       5.11         222,622     $       4.31         229,143    $       4.81
 Granted                                   245,000            8.13           1,000             7.75              --              --
 Exercised                                 (28,000)           5.33         (95,471)            3.25          (5,000)           5.00
 Forfeited                                 (12,000)           7.30          (1,776)            6.83          (1,521)           5.91
                                       -----------                     -----------                     ------------
 Outstanding at end of year                331,375    $       7.25         126,375     $       5.11         222,622    $       4.31
                                       ===========                     ===========                     ============

 Options exercisable at year-end           199,625    $       6.46         111,625     $       5.11         179,099    $       3.98
 Weighted-average fair value of
    options granted during the year    $      2.29                     $      2.20                     $         --

         The fair value of each grant is  estimated  at the grant date using the
         Black-Scholes option-pricing model. The estimates were calculated using the following weighted-average assumptions for grants in 2002 and 2001, respectively:  Dividend  rate of .08% and  .07%,  price  volatility  of
         22.26% and  21.12%,  risk-free  interest  rate of 4.01% and 4.53%,  and expected lives of 5 years. There were no options granted in 2000.

         Information  pertaining to options  outstanding at December 31, 2002 is as follows:

                                      Options Outstanding           Options Exercisable
                               ---------------------------------   ----------------------
                                                    Weighted
                                                    Average
                                                   Remaining
                 Exercise           Number        Contractual              Number
                  Price           Outstanding         Life              Exercisable
               --------------  ---------------  ----------------   ----------------------

               $      5.00            96,375           3.75                 96,375
                      7.25             5,000           3.75                  5,000
                      7.75             1,000           3.75                    500
                      7.30           166,000           8.75                 81,000
                     10.53            63,000           9.75                 16,750
                                ------------                         -------------
               Outstanding at
                end of year          331,375           7.40                199,625
                               =============                         =============

                                      F-27

                   Notes to Consolidated Financial Statements

Note 16. Earnings Per Share

         The  following  shows the  weighted  average  number of shares  used in computing  earnings per share and the effect on weighted average number of shares of diluted potential common stock.  Potential dilutive common stock had no effect on income available to common shareholders.

                                            2002                             2001                            2000
                               -----------------------------    ---------------------------     --------------------------
                                                     Per                              Per                            Per
                                                    Share                            Share                          Share
                                    Shares         Amount            Shares         Amount           Shares         Amount
                               ------------    -------------    -------------    ----------     -------------   ----------

         Basic earnings
           per share             4,537,185      $       0.96        4,514,377     $    0.72         4,561,439    $    0.56
                                               =============                     ==========                     ==========
         Effect of dilutive
           securities:
              Stock options         83,903                             77,357                          53,584
                               ------------                     -------------                   -------------
         Diluted earnings
           per share             4,621,088      $       0.94        4,591,734     $    0.71         4,615,023    $    0.55
                               ============    =============    =============    ==========     =============   ==========

         In 2002, stock options  representing 63,000 shares were not included in computing diluted EPS because their effects were antidilutive. In 2000, stock options representing 19,523 shares were not included in computing diluted EPS because their effects were antidilutive.

Note 17. Borrowings

         The  Corporation's  banking  subsidiaries has a line of credit with the
         Federal  Home  Loan  Bank  (FHLB)  of  Atlanta  for   $49,700,000   and
         $46,200,000  as of December 31, 2002 and 2001,  respectively.  Advances bear  interest at a fixed or floating  rate  depending on the terms and maturity of each advance and numerous  renewal  options are  available.
         These  advances are secured by 1-4 family  residential  mortgages.  The unused line of credit totaled  $40,700,000  and $39,200,000 at December
         31, 2002 and 2001,  respectively.  On some fixed rate advances the FHLB may convert the advance to an indexed  floating  interest  rate at some set  point  in time  for the  remainder  of the  term.  If the  advance converts  to a floating  interest  rate,  the Banks may pay back all or part  of the  advance  without  a  prepayment  penalty.  Floating  rate advances may be paid back at any time without penalty.

         As  of  December  31,  2002,  the  fixed-rate  long-term  debt  totaled
         $7,000,000 and matures through April 6, 2011. The interest rates on the fixed-rate note payable ranges from 2.31% to 7.07%.

         As of December  31,  2002,  the  floating-rate  long-term  debt totaled
         $2,000,000  and matures  through May 15, 2003. The interest rate on the floating-rate long-term debt ranges from 1.30% to 1.53% during 2002.

                                      F-28

                   Notes to Consolidated Financial Statements

         The contractual maturities of FHLB advances as of December 31, 2002 are as follows (dollars in thousands):

                                         Fixed Rate       Floating Rate         Total
                                      ---------------    ---------------      ----------
            Due in 2003                  $    1,000      $       2,000        $   3,000
            Due in 2004                       3,000                 --            3,000
            Due in 2005                       1,000                 --            1,000
            Due in 2011                       2,000                 --            2,000
                                      -------------      -------------        ---------
                                      $       7,000      $       2,000        $   9,000
                                      =============      =============        =========

         On  November  7,  2001,  Premier  Statutory  Trust  I,  a  wholly-owned subsidiary  of the  Corporation,  was formed for the purpose of issuing redeemable  Capital  Securities.  On December 18,  2001,  $7 million of trust preferred  securities  were issued through a pooled  underwriting
         totaling   approximately   $300   million.   The   securities   have  a
         LIBOR-indexed  floating  rate  of  interest.  The  interest  rate as of
         December  31,  2002  was  1.41%.   Interest  is  payable  monthly.  The
         securities  have a mandatory  redemption date of December 18, 2031, and are subject to varying call provisions beginning December 18, 2006. The principal asset of the Trust is $7 million of the Corporation's  junior subordinated debt securities with the like maturities and like interest rates to the Capital Securities.

         The Trust  Preferred  Securities  may be included in Tier 1 capital for regulatory capital adequacy  determination purposes up to 25% of Tier I capital  after its  inclusion.  The portion of the Trust  Preferred not considered as Tier I capital may be included in Tier II capital.

         The obligations of the Corporation  with respect to the issuance of the
         Capital Securities constitute a full and unconditional guarantee by the
         Corporation  of the  Trust's  obligations  with  respect to the Capital
         Securities.

         Subject to certain  exceptions and  limitations,  the  Corporation  may elect  from  time to time to  defer  interest  payments  on the  junior subordinated  debt  securities,  which  would  result in a deferral  of distribution payments on the related Capital Securities.

                                      F-29

                   Notes to Consolidated Financial Statements

Note 18. Other Expenses

         The Corporation and its subsidiaries  had the following  expenses as of
         December 2002, 2001 and 2000 as follows:

                                               2002             2001            2000
                                         ---------------- --------------- ------------
         Advertising                      $          375  $          154  $        130
         ATM Expense                                 257             210           208
         Directors' fees                             275             208           191
         Postage expense                             262             208           180
         Stationary and supplies                     328             213           213
         Other (no item** 1% of revenue)           1,734           1,339         1,328
                                         ---------------  --------------  ------------
                                          $        3,231  $        2,332  $      2,250
                                         ===============  ==============  ============

        (** Denotes Greater than)

                                      F-30

                   Notes to Consolidated Financial Statements

Note 19.  Parent Corporation Only Financial Statements

                       PREMIER COMMUNITY BANKSHARES, INC.
                            (Parent Corporation Only)

                                 Balance Sheets
                           December 31, 2002 and 2001

                                                                   2002          2001
                                                               ------------   ----------
                                                                     (In Thousands)
         Assets
            Cash                                               $        315   $      319
            Interest bearing deposits with subsidiary banks           3,582        7,000
            Federal funds sold                                          295        1,542
            Accrued interest receivable                                   2            5
            Investment in subsidiaries                               31,874       24,040
            Equipment, net                                              900           --
            Other assets                                                724          431
                                                               ------------   ----------
                  Total assets                                 $     37,692   $   33,337
                                                               ============   ==========

        Liabilities
            Accrued expenses                                   $        185   $       49
            Dividends payable                                           683          543
            Trust preferred capital notes                             7,000        7,000
                                                               ------------   ----------
                                                               $      7,868   $    7,592
                                                               ============   ==========

         Shareholders' Equity
            Preferred stock                                    $         --   $       --
            Common stock                                              4,555        4,527
            Capital surplus                                          14,977       14,808
            Retained earnings                                        10,023        6,342
            Accumulated other comprehensive income                      269           68
                                                               ------------   ----------
                 Total shareholders' equity                    $     29,824   $   25,745
                                                               ------------   ----------
                 Total liabilities and shareholders' equity    $     37,692   $   33,337
                                                               ============   ==========

                                      F-31

                   Notes to Consolidated Financial Statements

                       PREMIER COMMUNITY BANKSHARES, INC.
                            (Parent Corporation Only)

                              Statements of Income
                  Years Ended December 31, 2002, 2001 and 2000

                                                                     2002           2001           2000
                                                                ------------    ------------    ----------
                                                                               (In Thousands)

         Income
            Dividends from subsidiaries                         $         --    $        --     $    2,684
            Interest on securities available for sale, taxable            --              9             32
            Interest on federal funds sold                                11             78             --
            Interest on deposits in other banks                          155              5             --
            Management fee income                                         31             --             --
                                                                ------------    -----------     ----------
                       Total income                             $        197    $        92     $    2,716
                                                                ------------    -----------     ----------

         Expenses
            Interest expense on trust preferred capital notes   $        392    $        14     $       --
            Other expenses                                               221            149             20
                                                                ------------    -----------     ----------
                       Total expense                            $        613    $       163     $       20
                                                                ------------    -----------     ----------

                    Income (loss) before income taxes and
                         undistributed income of subsidiaries   $       (416)   $       (71)    $    2,696
         Provision for income tax expense (benefit)                     (148)           (24)             4
                                                                ------------    -----------     ----------
                   Income (loss) before undistributed
                       income of subsidiaries                   $       (268)   $       (47)    $    2,692
        Undistributed income (excess distribution of income)
            of subsidiaries                                            4,632          3,297           (148)
                                                                ------------    -----------     ----------
                    Net income                                  $      4,364    $     3,250     $    2,544
                                                                ============    ===========     ==========

                                      F-32

                   Notes to Consolidated Financial Statements

                       PREMIER COMMUNITY BANKSHARES, INC.
                            (Parent Corporation Only)

                            Statements of Cash Flows
                  Years Ended December 31, 2002, 2001 and 2000

                                                                                 2002            2001            2000
                                                                             ------------    ------------    ------------
                                                                                            (In Thousands)

        Cash Flows from Operating Activities
          Net income                                                         $      4,364    $      3,250    $      2,544
          Adjustments to reconcile net income to net cash
           provided by (used in) operating activities:
          Depreciation expense                                                         31              --              --
          Amortization of securities discounts, net                                    --              --               1
          (Undistributed income) excess distribution of
           income of subsidiary                                                    (4,632)         (3,297)            148
          (Increase) in other assets                                                 (290)           (278)             --
          Increase (decrease) in accrued expenses                                     133            (101)             (8)
                                                                             ------------    ------------    ------------
                 Net cash provided by (used in) operating activities         $       (394)   $       (426)   $      2,685
                                                                             ------------    ------------    ------------

        Cash Flows from Investing Activities
          Increase in investment in subsidiaries                             $     (3,000)   $         --    $         --
          Purchase of equipment                                                      (931)             --              --
          Proceeds from maturity of securities available for sale                      --             501              --
          (Increase) decrease in investment in certificates
            of deposit with subsidiaries                                            3,418          (7,000)             --
                                                                             ------------    ------------    ------------
                 Net cash (used in) investing activities                     $       (513)   $     (6,499)   $         --
                                                                             ------------    ------------    ------------

        Cash Flows from Financing Activities
          Net proceeds from issuance of common stock                         $        197    $        463    $         25
          Proceeds from trust preferred capital notes                                  --           7,000              --
          Acquisition of common stock                                                  --            (793)            (81)
          Payment of dividends                                                       (541)           (455)           (185)
                                                                             ------------    ------------    ------------
                 Net cash provided by (used in) financing activities         $       (344)   $      6,215    $       (241)
                                                                             ------------    ------------    ------------

                 Increase (decrease) in cash
                   and cash equivalents                                      $     (1,251)   $       (710)   $      2,444

        Cash and Cash Equivalents
          Beginning                                                                 1,861           2,571             127
                                                                             ------------    ------------    ------------

          Ending                                                             $        610    $      1,861    $      2,571
                                                                             ============    ============    ============

                                      F-33

PREMIER COMMUNITY BANKSHARES, INC.

Consolidated Balance Sheets

(In Thousands, Except for Share Data)

Assets:	(Unaudited) June 30, 2003	December 31, 2002
Cash and due from banks	$30,783	$22,719
Interest-bearing deposits in other banks	364	2,049
Federal funds sold	12,043	19,017
Securities available for sale, at fair value	15,223	15,276
Securities held to maturity (fair value: June 30, 2003, $9,829 December 31, 2002 $10,033)	9,651	10,020
Loans, net of allowance for loan losses of $3,764 June 30, 2003, $3,340 December 31, 2002	349,796	312,554
Bank premises and equipment, net	9,215	7,660
Accrued interest receivable	1,662	1,645
Other real estate	0	67
Other assets	2,704	2,748

	$431,441	$393,755

Liabilities and Shareholders’ Equity:
Liabilities:
Deposits:
Non-interest bearing demand deposits	$52,038	$48,536
Savings and interest-bearing demand deposits	114,200	100,969
Time deposits	211,934	195,557

Total deposits	378,172	345,062
Federal Home Loan Bank advances	11,000	9,000
Short-term borrowings	531	535
Accounts payable and accrued expenses	1,953	2,138
Capital lease payable	192	196
Trust Preferred Capital Notes	7,000	7,000

	$398,848	$363,931

Shareholders’ Equity:
Preferred stock, Series A, 5% noncumulative, no par value; 1,000,000 shares authorized and unissued	$0	$0
Common stock, $1 par value, 20,000,000 shares authorized June 30, 2003, 4,562,584 shares issued and outstanding; December 31, 2002, 4,555,484 shares issued and outstanding	4,562	4,555
Capital surplus	15,020	14,977
Retained earnings	12,573	10,023
Accumulated other comprehensive income	438	269

Total shareholders’ equity	32,593	29,824

	$431,441	$393,755

See Accompanying Notes to Consolidated Financial Statements

PREMIER COMMUNITY BANKSHARES, INC.

Consolidated Statements of Income

(In Thousands, Except for Share Data)

	(Unaudited)
	For the Six Months Ended June 30,
	2003	2002
Interest and dividend income:
Interest and fees on loans	$12,161	$10,058
Interest on investment securities
Nontaxable	111	83
Taxable	166	213
Interest and dividends on securities available for sale:
Nontaxable	99	40
Taxable	165	241
Dividends	37	45
Interest on deposits in banks	3	4
Interest on federal funds sold	120	166

Total interest and dividend income	$12,862	$10,850

Interest expense:
Interest on deposits	$3,902	$3,778
Interest on capital lease obligations	8	8
Interest on borrowings	339	327

Total interest expense	$4,249	$4,113

Net interest income	$8,613	$6,737
Provision for loan losses	490	420

Net interest income after prov. for loan losses	$8,123	$6,317

Noninterest income
Service charges on deposit accounts	$1,093	$672
Commissions and fees	445	310
Other	123	94

Total noninterest income	$1,661	$1,076

Noninterest expense
Salaries and employee benefits	$3,124	$2,402
Net occupancy expense of premises	304	257
Furniture and equipment	381	261
Other	2,219	1,458

Total noninterest expenses	$6,028	$4,378

Income before income taxes	$3,756	$3,015

Provision for income taxes	1,206	989

Net income	$2,550	$2,026

Average shares:
Basic	4,561,692	4,533,600
Assuming dilution	4,687,603	4,593,145

Earnings per common share:
Basic	$0.56	$0.45
Assuming dilution	0.54	0.44

See Accompanying Notes to Consolidated Financial Statements

PREMIER COMMUNITY BANKSHARES, INC.

Consolidated Statements of Changes in Shareholders’ Equity

For the Six Months Ended June 30, 2003 and 2002

(In Thousands)

(Unaudited)

	Common Stock	Capital Surplus	Retained Earnings	Accumulated Other Comprehensive Income	Comprehensive Income	Total Shareholders’ Equity

Balance December 31, 2001	$4,527	$14,808	$6,342	$68		$25,745
Comprehensive Income
Net income			2,026		2,026	2,026
Other Comprehensive Income, unrealized gain on available for sale securities (net of tax $38)				74	74	74

Total comprehensive income					$2,100

Issuance of common stock- exercise of stock options (9,000 shares)	9	36				45

Balances-June 30, 2002	$4,536	$14,844	$8,368	$142		$27,890

	Common Stock	Capital Surplus	Retained Earnings	Accumulated Other Comprehensive Income	Comprehensive Income	Total Shareholders’ Equity

Balance December 31, 2002	$4,555	$14,977	$10,023	$269		$29,824
Comprehensive Income
Net income			2,550		$2,550	2,550
Other Comprehensive Income, unrealized gain on available for sale securities (net of tax $86)				169	169	169

Total comprehensive income					$2,719

Issuance of common stock- exercise of stock options (7,100 shares)	7	43				50

Balances - June 30, 2003	$4,562	$15,020	$12,573	$438		$32,593

See Accompanying Notes to Consolidated Financial Statements

PREMIER COMMUNITY BANKSHARES

Consolidated Statements of Cash Flows

For the Six Months Ended June 30, 2003 and 2002

(In Thousands)

(Unaudited)

	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$2,550	$2,026
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization	7	28
Depreciation	409	180
Net amortization and (accretion) on securities	7	27
Provision for loan losses	490	420
Origination of loans available for sale	-	(3,411)
Proceeds from sale of loans available for sale	-	3,871
Changes in assets and liabilities:
(Increase) in other assets	(55)	(415)
(Increase) in accrued interest receivable	(17)	(229)
Increase (Decrease) in accounts payable and accrued expenses	585	(41)
Increase (Decrease) in interest expense payable	(9)	83

Net cash provided by operating activities	$3,967	$2,539

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from maturities, calls and principal payments on securities held to maturity	$1,069	$488
Proceeds from maturities, calls and principal payments on securities available for sale	3,732	4,715
Purchase of securities available for sale	(2,341)	(6,572)
Purchase of securities held to maturity	(1,806)	(1,450)
Net (increase) in loans	(37,732)	(45,832)
Purchase of bank premises and equipment	(1,953)	(910)

Net cash used in investing activities	$(39,031)	$(49,561)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in interest bearing deposits	$29,608	$38,408
Net increase (decrease) in non interest bearing deposits	3,502	(857)
Net increase in borrowings	1,996	2,033
Principal payments on capital lease obligation	(4)	(4)
Cash dividends paid	(683)	(543)
Proceeds from issuance of common stock	50	45

Net cash provided by financing activities	$34,469	$39,082

Decrease in cash and cash equivalents	$(595)	$(7,940)
Beginning	43,785	39,865

Ending	$43,190	$31,925

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

Cash payments for:
Interest	$4,264	$4,343

Income taxes	$1,206	$1,165

Unrealized gain on securities available for sale	$255	$112

See Accompanying Notes to Consolidated Financial Statements

PREMIER COMMUNITY BANKSHARES, INC.

Notes to Consolidated Financial Statements

(Unaudited)

Note 1. General

In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position of Premier Community Bankshares, Inc. (“Premier” or the “Corporation”) for the periods ending June 30, 2003 and December 31, 2002, and the results of operations and cash flows for the six months ended June 30, 2003 and 2002. The statements should be read in conjunction with the Notes to Financial Statements included in Premier’s Annual Report on Form 10-KSB for the year ended December 31, 2002.

The results of operations for the three-month and six-month periods ended June 30, 2003 and 2002 are not necessarily indicative of the results to be expected for the full year.

Note 2. Stock Compensation Plan

The Corporation accounts for the plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued toEmployees, and related Interpretations. No stock-based compensation cost is reflected in net income, as all options granted under the plan have an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Corporation had applied the fair value recognition provision of FASB Statement No. 123, Accounting for Stock-BasedCompensation, to stock-based compensation (dollars in thousands except per share amounts):

	Six Months Ended June 30,
	2003	2002
	In Thousands

Net Income, as reported	$2,550	$2,026
Total stock-based compensation expense determined under fair value based method for all rewards	(58)	(88)

Pro forma net income	$2,492	$1,938

Basic earnings per share
As reported	$0.56	$0.45

Pro forma	$0.55	$0.43

Diluted earnings per share
As reported	$0.54	$0.44

Pro forma	$0.53	$0.42

Note 3. Securities

The amortized cost and fair values of the securities held to maturity as of June 30, 2003, are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
	June 30, 2003
	(In Thousands)
U.S. Government and federal agencies	$1,596	$34	$0	$1,630
Obligations of state and political subdivisions	$5,279	$266	$0	5,545
Mortgage-backed securities	$929	($65)	$0	864
Other	$2,748	$17	($139)	2,626

	$10,552	$252	($139)	$10,665

Securities available for sale as of June 30, 2003 are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
	June 30, 2003
	(In Thousands)
U.S. Government and federal agencies	$5,548	$200	$0	$5,748
Obligations of state and political subdivisions	6,057	$366	0	6,423
Corporate Bonds	250	$63	0	313
Mortgage-backed securities	1,001	$35	0	1,036
Restricted Securities	1,703	$0	0	1,703

	$14,559	$664	$0	$15,223

Note 4. Loans.

The consolidated loan portfolio is composed of the following:

	June 30, 2003	December 31, 2002
	(In Thousands)
Loans secured by real estate:
Construction and land development	57,271	38,063
Secured by farmland	5,106	2,774
Secured by 1-4 family residential	87,824	70,773
Multi-family residential	15,558	6,258
Nonfarm, nonresidential	117,176	123,478
Loans to farmers (except those secured by real estate)	264	42
Commercial loans (except those secured by real estate)	45,784	52,970
Loans to individuals (except those secured by real estate)	18,960	19,699
All other loans	5,995	1,838

Total loans	$353,938	$315,895

Less: Unearned income	378	1
Allowance for loan losses	3,764	3,340
Loans, net	$349,796	$312,554

Impaired loans totaled $575 thousand and $1.1 million at June 30, 2003 and December 31, 2002, respectively. Non-accrual loans excluded from impaired loans disclosure under FASB 114 amounted to $43 thousand and $114 thousand at June 30, 2003 and December 31, 2002, respectively.

Note 5. Reserve for Loan Losses.

The Corporation maintains the allowance for loan losses at a sufficient level to provide for potential losses in the loan portfolio. Loan losses are charged directly to the allowance when they occur, while recoveries are credited to the allowance. The adequacy of the provision for loan losses is reviewed periodically by management through consideration of several factors including changes in the character and size of the loan portfolio and related loan experience, a review and examination of overall loan quality which includes the assessment of problem loans and an analysis of anticipated economic condition in the market area. An analysis of the allowance for loan loss, including charge-off activity, is presented below for the six months ended June 30, 2003 and 2002.

	June 30,
(In thousands)	2003	2002

Balance, beginning of period	$3,340	$2,459
Less Charge-off’s:
Commercial	27	20
Real estate-mortgage	0	0
Real estate-construction	0	0
Credit Cards	10	0
Consumer installment loans	64	167

Total	$101	$187

Plus Recoveries:
Commercial	$3	$8
Real estate-mortgage	0	0
Real estate-construction	0	0
Credit Cards	1	0
Consumer installment loans	31	16

Total	$35	$24

Additions charged to operating expense	$490	$420

Balance, end of period	$3,764	$2,716

The following is a summary of information pertaining to risk elements and impaired loans for the periods ended June 30, 2003 and December 31, 2002.

	June 30,	December 31,
	2003	2002
	(In Thousands)
Non-accrual loans	$618	$631
Loans past due 90 days or more and still accruing interest	236	223
Restructured loans	0	0

	$854	$854

The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Loans are placed on non-accrual at an earlier date or charged off if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on non-accrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Note 6. Earnings Per Share

	For the Six Months Ended:
	June 30, 2003		June 30, 2002
	Shares	Amount	Shares	Amount
Basic earnings per share	4,561,692	$0.56	4,533,600	$0.45

Effect of dilutive securities:
Stock options	125,911		59,545

Diluted earnings per share	4,687,603	$0.54	4,593,145	$0.44

November 19, 2003 Premier Community Bankshares, Inc. 287,500 Shares of Common Stock _________________ PROSPECTUS _________________ McKinnon & Company, Inc.

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus.  You must not rely on unauthorized information.  This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal.  Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of the company have not changed since the date of this prospectus.